EXECUTION COPY
Exhibit 10.14
PACKAGED GAS BUSINESS
EQUITY PURCHASE
AGREEMENT
BY AND AMONG
LINDE GAS INC.,
LINDE AG
AND
AIRGAS, INC.

DATED AS OF MARCH 29, 2007

TABLE OF CONTENTS

SECTION 1 DEFINITIONS	1

1.1 Definitions	1
1.2 Construction	28

SECTION 2 PURCHASE AND SALE OF PURCHASED EQUITY INTERESTS	29

2.1 Purchase and Sale of Purchased Equity Interests	29
2.2 Purchase Price	29
2.3 Post-Closing Payment	29
2.4 Allocation	31

SECTION 3 CLOSING	31

3.1 Closing	31
3.2 Certain Closing Deliveries by the Seller	32
3.3 Certain Closing Deliveries by the Purchaser	32

SECTION 4 REPRESENTATIONS AND WARRANTIES OF THE SELLER	33

4.1 Corporate Organization of the Seller and the Guarantor	33
4.2 Organization of the Operating Company	33
4.3 Corporate Authority and Binding Obligation	34
4.4 Capitalization and Ownership	34
4.5 Ownership of Purchased Equity Interests	36
4.6 No Violation	36
4.7 Governmental Approvals	36
4.8 Financial Statements	36
4.9 No Undisclosed Liabilities	37
4.10 No Business Material Adverse Effect	37
4.11 Packaged Assets	38
4.12 Litigation and Proceedings	39
4.13 Accounts Receivable	40
4.14 Inventory	40
4.15 Intellectual Property	40
4.16 Real Property	41
4.17 Permits	43
4.18 Agreements	43
4.19 Customers	44
4.20 Employees	45
4.21 Compliance with Laws	47
4.22 Environmental	47
4.23 Taxes	48
4.24 Transactions with Affiliates and Related Parties	50
4.25 No Other Representations and Warranties	50

i

SECTION 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	50

5.1 Corporate Organization	51
5.2 Corporate Authority	51
5.3 No Violation	51
5.4 Governmental Approvals	51
5.5 Availability of Funds	52
5.6 Employee Benefits	52
5.7 Independent Investigation; Seller’s Representations	52

SECTION 6 FURTHER COVENANTS	53

6.1 Access to Information and Documents; Pre-Closing Cooperation	53
6.2 Assistance Relating to Warranty Rights	55
6.3 Confidentiality Agreements	55
6.4 Non-Competition	58
6.5 Non-Solicitation	61
6.6 Consents and Approvals, etc.	62
6.7 Rebates and Discounts; Containers	64
6.8 Conduct of the Packaged Gas Business Prior to the Closing Date	64
6.9 Exclusivity	66
6.10 Agreements	67
6.11 Intellectual Property Licenses	67
6.12 Financing	72
6.13 Access and Cooperation	72
6.14 Tax Matters	73
6.15 Litigation	74
6.16 Acquisition Agreements	74
6.17 Closing Conditions	74
6.18 Auditor’s Consents; Audit Expenses	74
6.19 PG Restructuring	75

SECTION 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER	77

7.1 Representations and Warranties	77
7.2 Covenants and Agreements	78
7.3 No Business Material Adverse Effect	78
7.4 Officer’s Certificate	78
7.5 Litigation	78
7.6 Regulatory Consents	78
7.7 PG Restructuring	79

SECTION 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER	79

8.1 Representations and Warranties	79
8.2 Covenants and Agreements	79

8.3 Officer’s Certificate	79
8.4 Regulatory Consents	79
8.5 PG Restructuring	80

SECTION 9 EMPLOYEES	80

9.1 Employees at Closing; Notice	80
9.2 Treatment of Annual Bonuses	80
9.3 Stay Bonus Arrangements	81
9.4 Other Employee Matters	81

SECTION 10 BROKERAGE	86

SECTION 11 EXPENSES	87

SECTION 12 TRANSFER TAXES AND RECORDING EXPENSES	87

12.1 Transfer and Recording Taxes	87
12.2 Real and Personal Property Taxes	87

SECTION 13 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION	87

13.1 Survival of Representations and Warranties	87
13.2 Indemnification of the Purchaser	88
13.3 Duration of Indemnification of the Purchaser	88
13.4 Limitations on Indemnification of the Purchaser	89
13.5 Indemnification of the Seller	93
13.6 Duration of Indemnification of the Seller	94
13.7 Limitation on Indemnification of the Seller	95
13.8 Procedure for Indemnification	95
13.9 Payment Limitation	98
13.10 Tax Matters	98
13.11 Exceptions	101
13.12 Exclusive Remedy	102
13.13 Mitigation	102
13.14 Additional Limitations on Indemnification	102

SECTION 14 TERMINATION OF AGREEMENT	103

14.1 Events of Termination	103
14.2 Consequences of Termination	104
14.3 Special Termination Fee and Rights upon Termination	104

SECTION 15 CONSENT TO JURISDICTION; SERVICE OF PROCESS; DISPUTE RESOLUTION; WAIVER OF JURY TRIAL	105

15.1 General Disputes	105

SECTION 16 ENFORCEMENT OF CERTAIN PROVISIONS AND SPECIFIC PERFORMANCE	106

16.1 Enforcement of Certain Provisions	106
16.2 Specific Performance	106

SECTION 17 GUARANTY	107

17.1 Guaranty	107
17.2 No Impairment	107
17.3 Waiver	107

SECTION 18 BULK SALES LAW	107

SECTION 19 PUBLIC ANNOUNCEMENTS	107

SECTION 20 NOTICES	108

SECTION 21 EXTENSIONS AND WAIVERS	109

SECTION 22 ENTIRE AGREEMENT	109

SECTION 23 GOVERNING LAW; SERVICE OF PROCESS ON GUARANTOR	109

SECTION 24 TRANSFERABILITY; NO THIRD PARTY BENEFICIARIES	110

SECTION 25 SEVERABILITY	110

SECTION 26 COUNTERPARTS	110

LIST OF SCHEDULES

Schedule	Description
DEF-A	[Intentionally Omitted]
DEF-B	Divested Tangible Property
DEF-C	Excluded Assets — Intellectual Property
DEF-D	Excluded Assets — Contracts
DEF-E	Packaged CBAs
DEF-F	Knowledge of the Seller
DEF-G	Leased Real Property
DEF-H	Owned Real Property
DEF-I	Packaged Equipment — Leased Vehicles Used by Business Employees
DEF-J	[Intentionally Omitted]
DEF-K	Packaged Intellectual Property (Delivered Applications)
DEF-L	[Intentionally Omitted]
DEF-M	Retained Real Property
DEF-N	Container Methodology
DEF-O	Excluded Assets — Equipment
DEF-P	Retained Employees
4.2(a)	Qualification Exceptions
4.4(a)	Capitalization and Ownership — Membership Interests
4.4(b)	Capitalization and Ownership — No Other Rights
4.5	Ownership of Purchased Equity Interests
4.6(c)	No Violation — Liens
4.6(d)	No Violation — Material Permits
4.6(e)	No Violation — Material Contracts
4.7	Governmental Approvals — Seller
4.9	No Undisclosed Liabilities
4.10	No Business Material Adverse Effect
4.11(a)(i)	Good Title Exceptions
4.11(a)(ii)	Operating Condition Exceptions
4.11(b)	Vehicles and Equipment
4.12	Litigation and Proceedings
4.15(a)	Primary Domestic Patents & Patent Applications
4.15(b)	Third-Party IP Licenses
4.15(h)	IP Exceptions

v

Schedule	Description
4.16(a)	Excluded Property (Owned and Leased)
4.16(b)	Leased Real Property Exceptions
4.16(d)	No Options
4.17	Material Permits
4.18(a)	Material Contracts
4.18(a)(vi)	Packaged IP Licenses
4.18(b)	Notices of Termination or Default
4.19(a)	Material Customers
4.20(a)	Employee Benefit & Compensation Plans
4.20(b)	Employee Benefit & Compensation Plan Compliance
4.20(c)	No Violation — Liens
4.20(d)	Employee Benefit & Compensation Plan — No Liabilities
4.20(e)	Collective Bargaining Agreements — Covered Claims
4.20(f)-1	Business Employees Rendering Services for the Packaged Gas Business
4.20(f)-2	Business Employees — Salary or Wage Rate Increases or Promotions
4.21	Compliance with Laws
4.22	Environmental
4.23	Taxes
4.24	Transactions with Affiliates and Other Related Parties
5.4	Governmental Approvals — Purchaser
6.1	Pre-Closing Cooperation and Access to Information and Documents
6.5(c)	Transferred Employees — Number of Fillers
6.8	Conduct of PGB Prior to Closing Date
6.8(i)	CBAs — Individual Empowered to Make Decisions
6.8(n)	Capex Summary
6.11(b)(i)	Primary Linde AG-Owned Licensed U.S. Patents
6.11(b)(ii)	Specific Patent/Patent Application for Limited License
6.11(d)(iii)	Trademarks Included in 18 Month Transitional Trademark License
6.11(d)(iv)	Trademarks Included in Perpetual Trademark License
6.11(e)	Trademarks Included in 180 Day Transitional Trademark License
6.11(h)	Proprietary Software
9.2	Transferred Employees — 2007 Bonuses
13.2(c)	Indemnification of Purchaser — Conditions
13.4(a)	Large Production Sites

LIST OF EXHIBITS

Exhibit A	Carve-Out Principles
Exhibit B	PG Restructuring Terms
Exhibit C	Master Site License Agreements
Exhibit D	Transition Services Agreement
Exhibit E	Working Capital Statement Principles
Exhibit F	Product Supply Agreement
Exhibit G	Financial Statements
Exhibit H	Amended Purchaser Severance Plan

EQUITY PURCHASE AGREEMENT
     EQUITY PURCHASE AGREEMENT, dated as of March 29, 2007 (this “Agreement”), by and among LINDE GAS INC., a Delaware corporation (the “Seller”), LINDE AKTIENGESELLSCHAFT, a German corporation (the “Guarantor”), and AIRGAS, INC., a Delaware corporation (the “Purchaser”).
     WHEREAS, the Seller and Linde Gas USA LLC, a Delaware limited liability company (the “Operating Company”) and wholly owned Subsidiary of the Seller, own, lease or otherwise have rights in the Packaged Assets (as hereinafter defined);
     WHEREAS, the Seller owns one hundred percent (100%) of the outstanding equity interests of the Operating Company (the “Purchased Equity Interests”) and, following the PG Restructuring (as hereinafter defined), the Operating Company will own all of the Packaged Assets and no other material operating assets;
     WHEREAS, the Seller is an indirect wholly owned Subsidiary of the Guarantor;
     WHEREAS, prior to the closing of the transactions contemplated by this Agreement, the Guarantor and the Seller shall use their reasonable best efforts to cause the transactions contemplated by the PG Restructuring to occur; and
     WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of the Purchased Equity Interests, upon the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the respective agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:
SECTION 1
DEFINITIONS
     1.1 Definitions. The terms defined in this Section 1.1 shall have the following meanings for the purposes of this Agreement:
     “2007 Bonus” has the meaning set forth in Section 9.2 hereof.
     “Accounts Receivable” has the meaning set forth in the definition of “Packaged Assets” contained in this Section 1.1.
     “Acquired Competitor” has the meaning set forth in Section 6.4(d) hereof.
     “Acquiring Competitor” means a Third Party who, directly or indirectly, engages in Competitive Activities.
     “Acquisition Proposal” has the meaning set forth in Section 6.9(a) hereof.

     “Action” means any action, claim, suit, demand, complaint, investigation or other proceeding (at law, in equity or admiralty or otherwise), including any action, suit or demand for personal injury or property damage.
     “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Affiliate Arrangements” has the meaning set forth in Section 4.24 hereof.
     “Agreement” has the meaning set forth in the preamble hereto.
     “Amended Purchaser Severance Plan” has the meaning set forth in Section 9.4(e)(ii) hereof.
     “Auditor’s Consent” has the meaning set forth in Section 6.18(b) hereof.
     “Basket Amount” has the meaning set forth in Section 13.4(a)(i) hereof.
     “Benefiting Party” has the meaning set forth in Section 6.19(d) hereof.
     “BOC” means The BOC Group, Inc., a Delaware corporation.
     “BOC/Linde Arrangement” means the cash offer by the Guarantor to acquire the entire issued and to be issued share capital of BOC Parent, which acquisition closed on September 5, 2006.
     “BOC Business” means the businesses owned, operated, or conducted by BOC Parent or its subsidiaries as of the closing of the BOC/Linde Arrangement.
     “BOC Parent” means The BOC Group plc, a public limited company existing under and by virtue of the laws of the United Kingdom.
     “Books and Records” means all books, records and other documents (whether on paper, computer diskette, tape, electronic or other storage media) of the Seller, the Operating Company and, if applicable, any of their respective Affiliates, to the extent relating to the Packaged Gas Business or the Packaged Assets wherever located, including property records, production records, inventory information and records, purchase and sales records, credit data, labor relations records, personnel records, accounting records, financial reports, tax returns, maintenance and production records, environmental records and reports, fixed asset lists, customer lists, customer databases, customer records and information, supplier and vendor lists, parts lists, manuals, technical and repair data, correspondence, files, blueprints, specifications, maps, surveys, building and machinery diagrams, sale promotion literature and advertising materials, and any items that are similar to any of the foregoing; provided, that the Seller shall be entitled to redact from the Books and Records any information that does not relate in any manner to the Packaged Gas Business or the organization, ownership and subsistence of the Operating Company; and provided further that the Books and Records need not include any information (a) that relates to the Excluded Businesses (including financial information and tax returns) or the Operating Company’s operations (i) from which information relating to the Packaged Gas Business only is not separable (after good faith efforts to do so) and (ii) that is not necessary for the conduct of the Packaged Gas Business substantially as conducted as of the date hereof (it being understood that any determination as to whether the circumstances described in clauses (i) or (ii) of this definition of “Books and Records” applies to certain information shall be made by the Seller in good faith) or (b) that relates to the Industrial Gas Suppliers Alliance or any of the other members thereof.
     “Bulk Business” means the businesses of the Seller and its Affiliates of producing, refining, distributing, marketing, selling and/or supplying, manufacturing, purchasing, preparing, purifying, transfilling, storing and packaging all gases and chemicals in vessels other than Containers and other related applications or equipment. For the avoidance of doubt, “Bulk Business” shall not mean the “Bulk Gas Business” (as defined in the Bulk Gas Agreement) acquired by the Purchaser in accordance with the terms of the Bulk Gas Agreement.
     “Bulk Closing” means the closing of the transactions contemplated by the Bulk Gas Agreement, which occurred on March 9, 2007.
     “Bulk Gas Agreement” means the Bulk Gas Business Equity Purchase Agreement, dated as of November 22, 2006, by and among the Purchaser, the Guarantor and the other parties thereto.
     “Business Day” means any day other than Saturday, Sunday, or a day on which banks in the State of New York are authorized or obligated by Law or executive Order to be closed.
     “Business Employees” means all employees of the Seller, the Operating Company or any of their respective Affiliates (i) who render services with respect to the Packaged Gas Business and are set forth on Schedule 4.20(f)-1 (except those employees who are Retained Employees), which Schedule 4.20(f)-1 shall be updated by the Seller, subject to the Purchaser’s approval (other than employees hired to fill an open position in the Ordinary Course of Business) of any additions, at least ten (10) days prior to the Closing and periodically as the Purchaser may reasonably request through the Closing to include deletion of any employee whose employment terminates prior to the Closing Date (or otherwise ceases to render services with respect to or perform functions for the Packaged Gas Business) for any reason and to add, as applicable, new hires, transferees and other persons designated as Business Employees in accordance with this Agreement or as otherwise reasonably agreed between the Seller and the Purchaser or (ii) who are determined to be Business Employees in accordance with Section 9.4(b)(i).
     “Business Material Adverse Effect” means any event, circumstance, fact, development, change or effect that is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), properties, liabilities or results of operations of the Packaged Gas Business and the Operating Company, taken as a whole, or that would materially impair or delay the Seller’s obligation under this Agreement or the other Transaction Documents or the consummation of the transactions contemplated by this Agreement or the PG Restructuring and the other Transaction Documents; provided, however, that none of the following shall be taken into account in determining whether there has been a Business Material Adverse Effect: (i) a decline in the market price of any of the products of the Packaged Gas Business, (ii) an increase in the price of raw materials used in the Packaged Gas Business, (iii) general economic conditions, (iv) conditions generally affecting the industries in which the Packaged Gas Business operates, and not affecting the Packaged Gas Business in a disproportionate manner, (v) effects resulting from or related to the announcement, pendency or completion of the transactions contemplated by, or the compliance of the Seller with the terms of this Agreement or the Bulk Gas Agreement, including any related loss of customers or employees (except for (x) any loss of customers or employees resulting from the failure of the Seller or any of its Affiliates to use commercially reasonable efforts to prevent such loss of customers or employees and (y) any effects resulting from a breach of Sections 4.3, 4.6 or 4.7 of this Agreement), or (vi) any natural disaster or acts of war, sabotage, terrorism, hostilities, military action or escalation or worsening thereof, except in the case of this sub-clause (vi), to the extent that the Packaged Gas Business or the Operating Company is disproportionately affected thereby.
     “Carbon Dioxide Dry Cleaning Business” means the Seller’s and its Affiliates’ businesses of supplying carbon dioxide and other products to dry cleaning customers.
     “Caribbean Business” means the Seller’s and its Affiliates’ businesses of supplying industrial, medical, and specialty gases in Containers and in bulk form, and welding supplies hardware and other equipment to customers located in the Dominican Republic, Mexico, Puerto Rico, St. Croix, and other areas in and around the Caribbean Sea.
     “Carve-Out Principles” means the carve-out and allocation principles, procedures and methodologies set forth on Exhibit A applied in connection with the preparation of the Unaudited Financial Statements.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§9601 et seq.), as amended, and any legally enforceable rules, regulations and standards issued thereunder, in each case as of the Closing.
     “Change of Control Transaction” means, with respect to the Guarantor, any of the following transactions (a) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Guarantor to any Person or group of Persons acting in concert as a partnership or other group, (b) the merger or consolidation of the Guarantor with or into another Person resulting in the then existing shareholders of the Guarantor (determined immediately prior to such merger or consolidation) holding fifty percent (50%) or less of the combined voting power of the then outstanding securities ordinarily having the right to vote in the election of directors or their equivalents of (i) the surviving Person of such merger or (ii) the Person resulting from any such consolidation or its ultimate parent (such percentage being determined, in the case of clauses (i) or (ii), immediately following such merger or consolidation), (c) the replacement of a majority of the supervisory board of the Guarantor over a two-year period, from the members who constituted the supervisory board at the beginning of such period, and such replacement shall not have been approved by the supervisory board of the

Guarantor as constituted at the beginning of such period, or (d) a Person or group of Persons acting in concert as a partnership or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Guarantor representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Guarantor ordinarily having the right to vote in the election of members of the supervisory board.
     “Claim Notice” means the notice defined in Section 13.8(a) hereof.
     “Cleveland Headquarters” means the leased real property occupied by the Seller or certain of its Affiliates and located at Beacon Place, 6055 Rockside Woods, Blvd., Independence, Ohio.
     “Cleveland HQ Lease” means the lease agreement governing the lease of the Cleveland Headquarters, dated as of February 26, 1996, by and between 6055 Properties Ltd., as the landlord thereunder, and AGA Gas, Inc., as the tenant thereunder, as amended by (1) the First Amendment of Lease, dated as of December 20, 1996; (2) the Second Lease Amendment, dated as of January 24, 2001; (3) the Third Lease Amendment, dated as of December 1, 2005; and (4) the Amended and Restated Third Lease Amendment, dated as of December 30, 2005.
     “Closing” means the closing defined in Section 3.1 hereof.
     “Closing Date” means the date of closing as provided in Section 3.1 hereof.
     “Closing Date Payment” means an amount equal to three hundred and ten million, dollars ($310,000,000).
     “Closing Financial Statements” has the meaning set forth in Section 6.18(a) hereof.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     “Code” means the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder.
     “Collective Bargaining Agreement” means any collective bargaining agreement and any and all other agreements, understandings, contracts, letters, side letters and contractual obligations of any kind, nature and description, oral or written, entered into between any “labor organization” (as defined in Section 2(5) of the National Labor Relations Act) and the Operating Company or its Affiliates, which cover any Business Employee.
     “Competitive Activities” has the meaning set forth in Section 6.4(a) hereof.
     “Competitive Revenues” has the meaning set forth in Section 6.4(d) hereof.

     “Condition” means a Release of a Hazardous Substance or a violation of an Environmental Law that results in an Environmental Liability.
     “Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 16, 2006, between the Guarantor and the Purchaser.
     “Consent” means any consent, approval, Order, ratification, authorization or action of, or any filing, registration or declaration with, or any notice to any Person.
     “Containers” means cylinders, dewars, lecture bottles, pallet tanks filled at cylinder filling facilities, and bulk-acetylene trailers.
     “Container Deposits and Rents” means (i) all deposits of rents made by customers under Container leases to the extent such deposits relate to the Packaged Gas Business or the Packaged Assets and (ii) all prepayments of rents made by customers under Container leases to the extent such prepayments relate to the Package Gas Business or the Packaged Assets.
     “Contest” has the meaning set forth in Section 13.10(a)(i) hereof.
     “Contracts” has the meaning set forth in the definition of “Packaged Assets” contained in this Section 1.1.
     “Copyrights” has the meaning set forth in the definition of “Intellectual Property” contained in this Section 1.1.
     “Covered Claims” has the meaning set forth in Section 4.20(e)(iii) hereof.
     “Covered Customer” has the meaning set forth in Section 6.4(b) hereof.
     “Covered Loss” has the meaning set forth in Section 13.11(a) hereof.
     “Covered Period” has the meaning set forth in Section 9.4(e)(i) hereof.
     “Credit Agreement” has the meaning set forth in Section 5.5 hereof.
     “Cryonite Business” means the Seller’s and its Affiliates’ businesses of producing, marketing, selling and supplying of industrial gases, equipment or know how in connection with pest control or pest control applications.
     “Current Fiscal Year” has the meaning set forth in Section 9.4(f) hereof.
     “Diminution in Value Losses” has the meaning set forth in Section 13.11(b) hereof.
     “Dispute” has the meaning set forth in Section 15.1(a) hereof.
     “DOJ” has the meaning set forth in Section 4.7 hereof.

     “Dollar”, “dollar” and “$” shall be references to United States dollars.
     “EBITDA” means, for any given period, the sum of (i) net income (or loss), (ii) all interest expense, (iii) all charges against income for federal, state and local taxes, (iv) all depreciation expense, (v) all amortization expense and (vi) cost sharing payments to AGA AB for reimbursement of product marketing and development, administrative support services and other non-stewardship related expenses. “EBITDA,” to the extent relating to the Packaged Gas Business, shall be determined and calculated in accordance with the Carve-Out Principles.
     “ECOVAR Business” means the Seller’s and its Affiliates’ businesses of producing, refining, marketing, selling and supplying of air gases, hydrogen or other gases (up to a capacity of 200 tons per day) from production facilities and related distribution systems that utilize membrane, adsorption, cryogenic, fuel cell, electrolytic, or other technologies. For the avoidance of doubt, ECOVAR Business includes all liquid or gaseous products that the customer consumes at the site whether directly related to the on-site production facility or not, but excludes the sale of gaseous products to customers in Containers.
     “Electronic Gases Business” means the Seller’s and its Affiliates’ businesses of manufacturing, purchasing, storing, purifying, preparing, transfilling, packaging, marketing, distributing, selling and/or supplying any products (including the sale of associated gases otherwise included in the Packaged Gas Business and related equipment), in any physical state, where such products are sold for use to manufacturers, assemblers, or testers of silicon wafers, semiconductor devices, compound semiconductor wafers, compound semiconductor devices, photovoltaic devices, photonic devices, SiGe devices, LCD’s and LED’s, optical fibers, fiber optics, or any similar materials or devices.
     “Employee Benefit and Compensation Plans” means any plan, program, arrangement or agreement that is a pension, profit-sharing, savings, retirement, employment, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Operating Company or any of its ERISA Affiliates is the owner, fiduciary, beneficiary, administrator or any combination thereof), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, whether written or oral, including, any (i) “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (ii) other employee benefit plan, agreement, program, policy, arrangement or payroll practice, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), in each such case maintained by or contributed to by the Operating Company or any of its ERISA Affiliates for the benefit of any Business Employee, whether any such Business Employee has any past, present or future right to benefits, or otherwise in respect of which the Operating Company or any of its ERISA Affiliates have any liability with respect to any Business Employee.
     “Employment Claims” has the meaning set forth in Section 4.20(e)(iii) hereof.

     “Employment Requirements” has the meaning set forth in Section 9.4(l)(i) hereof.
     “Environmental Basket Amount” has the meaning set forth in Section 13.4(a)(ii) hereof.
     “Environmental Cap” has the meaning set forth in Section 13.4(a)(ii) hereof.
     “Environmental Laws” means all applicable Laws in effect as of the Closing (except with respect to Excluded Packaged Gas Environmental Liabilities and subsection (n) of the definition of Excluded Liabilities for which Environmental Laws shall mean all applicable Laws in effect on or after the Closing) that address or are related to the pollution or protection of the environment, including animal and plant life and the protection of human health and safety as they may be affected by exposure to Hazardous Substances, including the CERCLA; the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§2601 et seq.); the Clean Air Act (42 U.S.C. §§7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§1251 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§300(f) et seq.).
     “Environmental Liabilities” means all obligations or Losses (including obligations or Losses arising out of legal notices, Actions or other assertion of obligation or liability), resulting or arising from or under (a) any Environmental Law, (b) any Release of, or potential Release of, or exposure to, any Hazardous Substance, or (c) an enforceable Order issued or imposed under or pursuant to an Environmental Law.
     “Environmental Losses” has the meaning set forth in Section 13.4(a)(ii) hereof.
     “Environmental Permit” means any Permit that is authorized or required pursuant to an Environmental Law.
     “Equipment” means tangible personal property, including all Containers, bulk tanks, furniture, appliances, fixtures, computer hardware, terminals, servers, systems and related items, data and voice telecommunications equipment, furnishings, tools, pumps, compressors, vaporizers, machinery, spare parts and similar equipment and fork lifts and motor vehicles, trailers, and other delivery or distribution equipment (including trucks and tractors), but excluding items held as inventory.
     “ERISA” has the meaning set forth in the definition of “Employee Benefit and Compensation Plans” contained in this Section 1.1.
     “ERISA Affiliate” means as to any Person, any other Person, whether or not incorporated, which together with such Person would be deemed, at any time through the Closing Date, a single employer within the meaning of Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.
     “ERISA Affiliate Liability” means any obligation, liability or expense of the Seller or the Operating Company which arises under or relates to any Employee Benefit and

Compensation Plan that is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code, COBRA or any other statute or regulation that imposes liability on a so-called “controlled group” basis with or without reference to any provision of Section 414 of the Code or Section 4001 of ERISA, including by reason of the Seller’s affiliation with any of its ERISA Affiliates or the Purchaser being deemed a successor to any ERISA Affiliate of the Seller.
     “Excepted Customers” has the meaning set forth in Section 6.4(b) hereof.
     “Excepted Representations” has the meaning set forth in Section 13.3 hereof.
     “Excluded Assets” means all tangible and intangible assets and property of the Guarantor or any of its Affiliates used with respect to the Excluded Businesses (except to the extent such assets or property constitute Packaged Assets) or that is not included in the Packaged Assets, including the following assets of the Guarantor and its Affiliates:
     (a) cash on hand or in banks, other than petty and drawer cash on hand at the Owned Real Property or Leased Real Property on the Closing Date;
     (b) accounts receivable, other than the Accounts Receivable;
     (c) copies of all Books and Records;
     (d) all Equipment owned, leased, used or held for use by the Seller or its Affiliates that does not constitute Packaged Equipment, including the Equipment listed on Schedule DEF-O;
     (e) all inventory owned, leased, used or held for use or resale by the Seller or its Affiliates in the Excluded Businesses and that does not otherwise constitute Packaged Inventory, including the Retained Inventory;
     (f) all real property (including the Retained Real Property), including all of the buildings, structures, fixtures and other Improvements located thereon and together with all appurtenances, rights, easements, licenses and permits appurtenant to or for the benefit of such real property, other than the Real Property;
     (g) all tangible personal property located upon the Retained Real Property, other than the tangible personal property listed on Schedule DEF-B;
     (h) all Intellectual Property owned, licensed, used or held for use by the Seller or its Affiliates that does not otherwise constitute Packaged Intellectual Property and does not relate exclusively to the Packaged Gas Business or the Packaged Assets, including the Intellectual Property listed on Schedule DEF-C and any Intellectual Property that relates exclusively to or is used exclusively in the Retained Wholesale Acetylene Business, subject, as applicable, to the licenses described in Section 6.11;
     (i) all contractual rights under or relating to any Contract that is not a Packaged Contract, including those set forth on Schedule DEF-D;

     (j) any rights to Tax refunds, credits or similar benefits attributable to any Taxes with respect to the Packaged Gas Business or the Packaged Assets for any Pre-Closing Tax Period;
     (k) any originals or copies of Tax Returns of the Seller or any of its Affiliates (including the Operating Company); and
     (l) all rights of the Seller under the Transaction Documents.
     “Excluded Businesses” means any businesses or operations of the Seller or any of its Affiliates, currently or formerly operated, other than the Packaged Gas Business, including the (i) Bulk Business, (ii) BOC Business, (iii) INO Therapeutics Business, (iv) ECOVAR Business, (v) Tonnage Air Gas Business, (vi) HYCO Business, (vii) Cryonite Business, (viii) Other Major Engineering Projects and Businesses, (ix) TMG Business, (x) Spectra Gases Business, (xi) LAG Methanol Business, (xii) LifeGas Business, (xiii) Hydrogen Refueling and Alternate Fuel Business, (xiv) Carbon Dioxide Dry Cleaning Business, (xv) Electronic Gases Business, (xvi) Rare Gases Business, (xvii) Liquid Helium Business, (xviii) Wholesale Dry Ice Business, (xix) Hospitality Business, (xx) Wholesale Welding Business, (xxi) Wholesale Business, (xxii) Retained Wholesale Acetylene Business and (xxiii) any business performed with the Excluded Assets.
     “Excluded Liabilities” means the following obligations, liabilities or expenses (regardless of when such obligations, liabilities or expenses accrue or become known) of the Operating Company and any of its pre-Closing Affiliates, except to the extent, in each case, any such liability, obligation or expense is included as a liability in the calculation of Net Working Capital:
     ( ) any obligation, liability or expense arising from the PG Restructuring or any Affiliate Arrangement;
     (m) any obligation, liability or expense arising from (i) any of the Excluded Businesses, and (ii) any of the Excluded Assets (for the avoidance of doubt, the parties agree that the generality of this sub-section (b) shall not be limited or affected by the fact that any of the other sub-sections of this definition of Excluded Liabilities is more specific or limited in any manner);
     (n) any indebtedness of the Seller, the Operating Company or any of their respective Affiliates (including indebtedness for borrowed money (including accrued interest)) and Liens relating thereto, in either case, incurred prior to the Closing, other than accounts payable arising from the operation of the Packaged Gas Business or the Packaged Assets and other liabilities, in either case, to the extent such accounts payable are reflected in the calculation of Net Working Capital;
     (o) any obligation, liability or expense (including any Actions) to the extent arising out of (i) the conduct of the Packaged Gas Business by the Seller, the Operating Company or any of their respective Affiliates, as applicable (or any of their predecessors) prior to the Closing Date (regardless of when such obligation, liability or expense accrues or becomes known) or (ii) the ownership or operation of the Operating Company or the Packaged Assets prior to the Closing Date (regardless of when such obligation, liability or expense accrues or becomes known);
     (p) any obligation, liability or expense to the extent arising out of (i) the manufacture, sale or lease by the Seller, the Operating Company or any of their respective Affiliates, as applicable, of any defective product or equipment prior to the Closing Date, (ii) any failure by the Seller, the Operating Company or any of their respective Affiliates to warn any Person with respect to any of its products or equipment supplied prior to the Closing Date, or (iii) the breach by the Seller, the Operating Company or any of their respective Affiliates, as applicable, of any express or implied warranty made in connection with the manufacture, sale or lease of any products or equipment prior to the Closing Date;
     (q) any obligation, liability or expense related to or arising out of (i) any Contract (or portion thereof) that does not constitute a Packaged Contract, (ii) any lease or sublease of real property other than the Real Property Leases or (iii) Packaged Contracts (including Real Property Leases) for pre-Closing time periods (regardless of when such obligation, liability or expense accrues or becomes known);
     (r) any obligation, liability or expense relating to claims of any Third Parties, whenever arising or asserted, alleging violation or infringement of any Intellectual Property rights prior to the Closing;
     (s) except as otherwise provided under Section 9, any obligation, liability or expense relating to or arising out of any (i) existing Employee Benefit and Compensation Plan (excluding, for the avoidance of doubt, in respect of any MultiEmployer Plan to the extent related to Collective Bargaining Agreements which are set forth on Schedule DEF-E), (ii) former Employee Benefit and Compensation Plan which has been terminated or frozen or (iii) ERISA Affiliate Liability;
     (t) except as otherwise provided under Section 9, any obligation, liability or expense (i) relating to any Collective Bargaining Agreement not set forth on Schedule DEF-E or (ii) incurred prior to the Closing (regardless of when such obligation, liability or expense accrues or becomes known) under any Collective Bargaining Agreement set forth on Schedule DEF-E;
     (u) except as otherwise provided under Section 9, any obligation, liability or expense relating to or arising out of (i) the employment or termination of employment of any current or former Business Employee occurring prior to the Closing, (ii) the employment practices of the Seller, the Operating Company or any of their respective Affiliates occurring prior to the Closing or (iii) compliance with or violations of any Labor Laws prior to the Closing;
     (v) any obligation, liability or expense relating to workers’ compensation claims and occupational health claims against the Seller, the Operating Company or any of their respective Affiliates, as applicable, for accidents or injuries that occurred prior to the Closing;
     (w) except as set forth in Section 12, any obligation, liability or expense of any kind or nature relating to Taxes of the Seller, the Operating Company or any of their respective Affiliates, as applicable, or, with respect to the Purchased Equity Interests or the Packaged Gas

Business, for any Pre-Closing Tax Period (including any obligation, liability or expense pursuant to any Tax Sharing Agreement (whether written or not) or by reason of being a successor-in-interest or transferee of another entity or any liability under Treasury Regulation §1.1502-6, Treasury Regulation §1.1502-78 or similar provision of state, local or foreign law) or in connection with the transactions contemplated hereby and by the PG Restructuring Terms;
     (x) except as otherwise set forth in this Agreement, all obligations, liabilities or expenses (including for any accounting, legal, investment banking, brokerage or similar fees or expenses) incurred by the Seller, the Operating Company or any of their respective Affiliates, as applicable, in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby;
     (y) any Environmental Liabilities and any other obligation, liability or expense under or relating to any Environmental Law or Hazardous Substance or otherwise relating to the environment to the extent arising out of or relating to the Excluded Businesses, or any other business currently or formerly operated other than the Packaged Gas Business; or
     (z) any Excluded Packaged Gas Environmental Liabilities.
Notwithstanding the foregoing, (x) Excluded Liabilities shall not include any liabilities under the Bulk Gas Agreement that the parties reasonably intended to be the responsibility of the Purchaser thereunder or that were assumed by operation of Law and (y) Environmental Liabilities and any other obligation, liability or expense under or relating to any Environmental Law or Hazardous Substance or otherwise relating to the environment to the extent arising out of or relating to the Real Property or the Packaged Assets shall not be deemed included among the Excluded Liabilities. For the avoidance of doubt, to the extent that any Governmental Body or any other Person requires any Contract to be novated in connection with the transactions contemplated hereby, to the extent that such novation conflicts with the terms of this Agreement, then the provisions of this Agreement shall control as between the parties hereto.
     “Excluded Packaged Gas Environmental Liabilities” means any Environmental Liabilities and any other obligation, liability or expense under or relating to any Environmental Law or Hazardous Substances or otherwise relating to the environment to the extent arising out of or relating to (i) real property formerly, but not currently, owned, leased, occupied or operated in connection with the Packaged Gas Business, (ii) real property, other than the Real Property or locations contiguous to the Real Property (but only to the extent that such contiguous real property has become contaminated by a Release from the Real Property), where waste generated, disposed or handled in connection with the Packaged Gas Business has come to be located and (iii) any other aspect of the Packaged Gas Business not relating to the Owned Real Property or the Leased Real Property or the Packaged Assets. Notwithstanding the foregoing, Excluded Packaged Gas Environmental Liabilities shall not include any liabilities under the Bulk Gas Agreement that the parties reasonably intended to be the responsibility of the Purchaser thereunder or that were assumed by operation of Law.
     “Final Allocation Schedule” has the meaning set forth in Section 2.4(a) hereof.

     “Final Closing NWC Amount” means the Net Working Capital of the Packaged Gas Business as of the Closing Date, as determined in accordance with the Working Capital Statement Principles.
     “Financing” has the meaning set forth in Section 5.5 hereof.
     “FIRPTA Affidavit” has the meaning set forth in Section 3.2(g) hereof.
     “Former Operating Company” means Airgas Merchant Gases, LLC (f/k/a Linde Gas LLC), a Delaware limited liability company, and, to the extent applicable, either or both of the “Companies” (as such term is defined in the Bulk Gas Agreement).
     “Framework Agreement” means the agreement, dated the 24th day of February 2006, by and between Airgas, Inc. and the Guarantor, as amended by the supplement, dated the 21st day of June 2006.
     “FTC” has the meaning set forth in Section 4.7 hereof.
     “FTC Preliminary Approval Date” means the date that the FTC places a proposed consent decree on the public record for comment with respect to the transactions contemplated by this Agreement; or if earlier, the date on which antitrust counsel for each party reasonably agree that either no Governmental Body will have any objections, or the proposals the parties have made to the applicable Governmental Body (after discussion with the applicable Governmental Body) are reasonably likely to resolve any objections, to the transactions contemplated by this Agreement under applicable antitrust Laws.
     “GAAP” means United States generally accepted accounting principles, as in effect from time to time.
     “Governmental Body” means (a) any United States federal, state or local or foreign government (or political subdivision thereof), (b) any agency or instrumentality of any such government (or political subdivision thereof), (c) any non-governmental regulatory or administrative authority, body or other organization (to the extent that the rules, regulations, standards, requirements, procedures and Order of such authority, body or other organization have the force of Law) and (d) any United States federal, state or local or foreign court or tribunal.
     “Guarantor” has the meaning set forth in the preamble hereto.
     “Guarantor Agent” has the meaning set forth in Section 23 hereof.
     “Guaranty” has the meaning set forth in Section 17.1 hereof.
     “Hazardous Substance” has the meaning defined in Section 101(14) of CERCLA, plus oil and petroleum (in any form or derivative), asbestos, PCBs, and any other substance defined or regulated as hazardous or other term of similar import under any Environmental Law.

     “Hospitality Business” means the businesses of filling, selling and/or supplying, and distributing CO2 and other related gases and equipment to Persons doing business in the restaurant and beverage/food service industry.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “HSR Filing” has the meaning set forth in Section 6.6(c) hereof.
     “HYCO Business” means the Seller’s and its Affiliates’ businesses of producing, refining, packaging, marketing, selling and supplying of hydrogen, carbon monoxide, synthesis gas, methanol or any other chemical gases or liquids in any quantity from production facilities and related distribution systems that utilize hydrocarbon reforming, gasification or other technologies, including the businesses of producing, refining, packaging, marketing, selling and supplying of acetylene to customers, which is delivered by a pipeline from such production facilities to the customers’ facilities.
     “Hydrogen Refueling and Alternate Fuel Business” means the Seller’s and its Affiliates’ businesses of engineering, selling, marketing, installing, and distributing hydrogen and other alternative fuel gases in any form for the transportation industry and for material handling.
     “Imprinted Containers” has the meaning set forth in Section 6.11(d) hereof.
     “Improvements” has the meaning set forth in Section 4.16(c) hereof.
     “Indemnified Party” has the meaning set forth in Section 13.8(a) hereof.
     “Indemnifying Party” has the meaning set forth in Section 13.8(a) hereof.
     “Independent Accountant” means PricewaterhouseCoopers LLP or, if such firm is not able to accept the assignment contemplated hereunder, another independent accounting firm, which in each such case shall be jointly engaged by, and mutually agreeable to, the Purchaser and the Seller and shall not be affiliated with the either the Purchaser or the Seller or have conducted business with either the Purchaser or the Seller during the previous two (2) years.
     “INO Therapeutics Business” means the businesses of INO Therapeutics, a multi-national specialty pharmaceutical company, with core competencies in development of late stage drugs and marketing of pharmaceuticals and delivery devices.
     “Intellectual Property” means all rights in any and all of the following:
     (z) patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted) (“Patents”);

     (aa) trademarks, service marks, trade dress, trade names, brand names, designs, logos, corporate names, domain names and other source indicators, whether registered or unregistered, and all registrations and applications for registration thereof, including the goodwill of the business symbolized thereby or associated therewith (“Trademarks”);
     (bb) copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights (“Copyrights”);
     (cc) trade secrets, confidential business information, technical information and other proprietary information, concepts, ideas, designs, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, technical data, quality control data and databases, reports, discoveries, inventions, modifications, extensions, improvements, research materials and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection) (“Trade Secrets”);
     (dd) computer software programs, including all source code, object code and manuals and documentation related thereto (but, for the avoidance of doubt, excluding any information transmitted by or stored within any computer software programs or any reports generated by the use of the foregoing, any of which are covered in subsection (d)) (“Software”); and
     (ee) all rights to sue at law or in equity for any infringement, misappropriation or other impairment of any of the foregoing and the right to collect damages and proceeds therefrom; provided, that such rights shall be excluded from the definition of Intellectual Property for the purposes of the licenses described in Section 6.11.
     “IP Licenses” means all licenses, sublicenses and other agreements or permissions related to Intellectual Property.
     “IRS” has the meaning set forth in Section 4.23(m).
     “knowledge of the Seller” means the actual knowledge, after due inquiry consistent with such individual’s area of responsibility, of the individuals set forth on Schedule DEF-F.
     “Labor Laws” means any and all applicable foreign and U.S.-based federal, state and local Laws relating in any manner to employment, employees and/or individuals performing work as consultants or contractors, including employment standards, employment of minors, employment discrimination, health and safety, labor relations, unions, withholding, wages and hours, overtime, employee benefits and benefit plans of any kind, workplace safety and insurance and pay equity.
     “LAG Methanol Business” means the businesses of LaPorte Methanol Company, L.P., an entity in which Guarantor has a fifteen percent (15%) indirect ownership interest, and

Lyondell Chemical Company has an eighty-five percent (85%) indirect ownership interest, and which operates a methanol plant in LaPorte, Texas.
     “Large Production Sites” has the meaning set forth in Section 13.4(a)(ii) hereof.
     “Law” means any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, binding standard, Order or code, enacted, promulgated, adopted, enforced or applied by any Governmental Body, all as in effect from time to time.
     “Leased Real Property” means the land, buildings, structures, fixtures and other Improvements leased by the Seller or the Operating Company (or any of their respective Affiliates, as applicable) and identified on Schedule DEF-G.
     “Licensed Business” has the meaning set forth in Section 6.11(a) hereof.
     “Licensee” has the meaning set forth in Section 6.11(a) hereof.
     “Liens” means any pledges, liens, conditional sales contracts, mortgages, deeds of trust, charges, transfer restrictions (other than the requirements of applicable Laws), security interests, easements, rights-of-way, servitudes, encroachments, survey defects and encumbrances relating to such property or property interest.
     “LifeGas Business” means the Seller’s and its Affiliates’ businesses in the United States of (a) selling bulk products to Medical Customers, (b) preparing, transfilling, packaging, marketing, distributing, selling and supplying industrial, medical and specialty gases in Containers or EcoCyls to Medical Customers (c) preparing, packaging, marketing, distributing, selling and supplying process chemicals (in either gas or liquid form) to Medical Customers and (d) distributing, marketing and supplying as a reseller, distributor or lessor equipment and supplies to Medical Customers (including medical equipment and related supplies).
     “Linde Severance Plan” means the severance plan maintained by the Operating Company as of the date hereof.
     “Liquid Helium Business” means the Seller’s and its Affiliates’ businesses of manufacturing, purchasing, transfilling, packaging, storing, marketing, distributing, selling and/or supplying liquid helium in any form to any customer. For the avoidance of doubt, the Liquid Helium Business includes the associated sale of liquid nitrogen and specialty or industrial gases to (a) manufacturers of, (b) service providers to operators of, and (c) operators of, magnetic resonance imaging or nuclear magnetic resonance equipment and related equipment.
     “Losses” has the meaning set forth in Section 13.2 hereof.
     “Low-End Specialty Gases” means: (1) Oxygen below grade 4.0; (2) Nitrogen below grade 5.0; (3) Argon below grade 5.0; (4) Helium below grade 5.0; (5) Hydrogen below grade 5.0; and (6) “AA” grade Acetylene.
     “Master Site License Agreements” means the two master site license agreements, each on the terms attached hereto as Exhibit C, respectively.

     “Material Contracts” means the Real Property Leases and the Packaged Contracts identified on Schedule 4.18(a).
     “Material Customers” has the meaning set forth in Section 4.19(a) hereof.
     “Material Permits” has the meaning set forth in Section 4.17 hereof.
     “Maximum Amount” has the meaning set forth in Section 13.4(a)(i) hereof.
     “Medical Customers” means hospitals, clinics, medical facilities, surgery centers, practitioners, group purchasing organizations or other Persons who use or resell products for medical or therapeutic applications or purposes.
     “Minimum Claim Amount” has the meaning set forth in Section 13.4(a)(i) hereof.
     “Minimum Financial Claim Amount” has the meaning set forth in Section 13.4(a)(i) hereof.
     “MultiEmployer Plan” has the meaning set forth in Section 4.20(a) hereof.
     “Net Working Capital” means, with respect to the Packaged Gas Business, an amount equal to (i) the sum of all Accounts Receivable, Packaged Inventory, Real Property Rent Prepayments and Prepaid Expenses and Prepaid Property Taxes, determined in accordance with the Working Capital Statement Principles less (ii) all Trade Payables, Container Deposits and Rents and Property Tax Accruals determined in accordance with the Working Capital Statement Principles; it being understood that the numerical value of the foregoing equation may be less than zero (0) if the numerical value of clause (i) is less than the numerical value of clause (ii) of this sentence.
     “New Employment Contracts” has the meaning set forth in Section 6.8(i) hereof.
     “Non-Competition Agreement” has the meaning set forth in Section 4.20(h) hereof.
     “Non-Competition Period” has the meaning set forth in Section 6.4(a) hereof.
     “Non-PGB Customer” has the meaning set forth in Section 6.4(c) hereof.
     “Objection Notice” has the meaning set forth in Section 2.3(b) hereof.
     “Off-the-Shelf Software” means off-the-shelf personal computer Software as such term is commonly understood, that is commercially available under non-discriminatory pricing terms on a retail basis for less than five hundred dollars ($500) per seat and ten thousand dollars ($10,000) in the aggregate, and used solely on personal computers.
     “Operating Company” has the meaning set forth in the recitals hereto.

     “Order” means any legally enforceable orders, judgments, injunctions, awards, decisions, decrees or writs or any executive, administrative, legislative or judicial proclamation, in each case, of any Governmental Body.
     “Ordinary Course of Business” means the ordinary course of business, consistent with past practice, of the Packaged Gas Business, as conducted by the Seller, the Operating Company and each of their respective Affiliates, as applicable.
     “Original Termination Date” has the meaning set forth in Section 14.1(d) hereof.
     “Other Major Engineering Projects and Business” means those projects carried out by the Guarantor or its Affiliates in the United States with regard to the engineering, procurement, and construction of any facility within the Guarantor’s portfolio, including specific customer engineering projects for process equipment used in gas applications installations.
     “Owned Real Property” means the real property owned by the Seller or the Operating Company (or any of their respective Affiliates, as applicable) identified on Schedule DEF-H, including all of the buildings, structures, fixtures and other Improvements owned by the Seller or the Operating Company (or any of their respective Affiliates, as applicable) located thereon.
     “Packaged Assets” means all of the rights, title and interests of the Seller, the Operating Company and, to the extent the Seller or the Operating Company have any rights therein, the Former Operating Company to all tangible and intangible assets, business and goodwill used primarily in or necessary for the operation of the Packaged Gas Business, including, but not limited to and subject to, the following:
     ( ) (x) the Owned Real Property and, subject to obtaining the necessary Consents, the Real Property Leases, together with all appurtenances, rights, easements, licenses and permits appurtenant to or for the benefit of such Owned Real Property and the Leased Real Property, and (y) the Real Property Rent Prepayments with respect to all periods from and after the Closing Date;
     (ff) petty and drawer cash on hand at any Owned Real Property or Leased Real Property on the Closing Date;
     (gg) the Packaged Equipment, as well as, to the extent transferable, all manufacturers’ warranties associated with such Packaged Equipment and all rights of the Seller, or the Operating Company or the Former Operating Company against suppliers of such Packaged Equipment, except to the extent required by the Seller or any of its Affiliates to pursue any claim the Seller or any such Affiliate may have under any such warranty relating to the period prior to the Closing or any Excluded Asset;
     (hh) the Packaged Inventory, as well as, to the extent transferable, all manufacturers’ warranties associated with such Packaged Inventory and all rights of the Seller, the Operating Company or the Former Operating Company against suppliers of such Packaged Inventory, except to the extent required by the Seller or any of its Affiliates, following the

Closing, to pursue any claim the Seller or any such Affiliate may have under any such warranty or right relating to the period prior to the Closing or any Excluded Asset;
     (ii) the Packaged Intellectual Property;
     (jj) deposits and prepaid expenses made as of and prior to the Closing, to the extent such deposits and prepaid expenses relate to the Packaged Gas Business or the Packaged Assets from and after the Closing Date (the “Prepaid Expenses”);
     (kk) all claims, causes of action and guarantee rights of the Seller, the Operating Company or the Former Operating Company, with respect to the Packaged Assets, to the extent that they arise from and after the Closing Date;
     (ll) the Collective Bargaining Agreements which are set forth on Schedule DEF-E (the “Packaged CBA’s”);
     (mm) all agreements, arrangements, contracts, leases (including operating leases), conditional sales contracts, licenses, franchises, understandings, commitments and other binding arrangements including, but not limited to, dealer, distributor, supply, power and utility contracts) (collectively, “Contracts”) to which either the Seller, the Operating Company or the Former Operating Company is a party or by or to which the Packaged Assets are bound or subject, and which relate primarily to, and to the extent they relate to, the Packaged Gas Business, including (i) those set forth on Schedule 4.18(a) and (ii) all Real Property Leases (collectively, together with the Packaged CBA’s, the “Packaged Contracts”), but for the avoidance of doubt excluding any Employee Benefit and Compensation Plans, any IP Licenses other than Packaged IP Licenses and agreements and arrangements with the Industrial Gas Suppliers Alliance;
     (nn) all Permits held by the Seller, the Operating Company or the Former Operating Company used at or necessary for the operation of the Packaged Gas Business;
     (oo) all Books and Records (except for Tax Books and Records) (provided that the Seller may retain a copy of all Books and Records);
     (pp) all accounts receivable (including any security or collateral for such accounts receivable) arising from the operation of the Packaged Gas Business or the Packaged Assets (such receivables, the “Accounts Receivable”), but only to the extent such Accounts Receivable are reflected in the calculation of Net Working Capital pursuant to this Agreement;
     (qq) the tangible personal property that is located upon the Retained Real Property and is listed on Schedule DEF-B;
     (rr) the benefit of and the right to enforce covenants and warranties (including any covenants not to compete), if any, which the Seller, the Operating Company or the Former Operating Company is entitled to enforce with respect to the Packaged Assets or the Packaged Gas Business against any current or former employee of the Packaged Gas Business; and

     (ss) all goodwill associated with the Packaged Gas Business or the Packaged Assets.
     “Packaged CBA’s” has the meaning set forth in the definition of “Packaged Assets” contained in this Section 1.1.
     “Packaged Contracts” has the meaning set forth in the definition of “Packaged Assets” contained in this Section 1.1.
     “Packaged Equipment” means all Specified Equipment, all Spare Parts, and all other types of Equipment (including Containers as determined in accordance with the principles and methodologies set forth on Schedule DEF-N) that are (a) owned, leased, used or held for use or ordered by the Seller or the Operating Company (excluding cars owned or leased by the Operating Company and provided to Business Employees who are not Transferred Employees) and (b) primarily used in or necessary for the operation of the Packaged Gas Business, including such Equipment (including applications equipment) that is located at the facilities of customers of the Packaged Gas Business. For the avoidance of doubt, “Packaged Equipment” does not include any Excluded Assets or any customer-owned assets.
     “Packaged Gas Business” means the businesses of the Seller and its Affiliates (other than BOC and its controlled Affiliates, except assets and businesses transferred by the Seller or its Affiliates to BOC or its controlled Affiliates), in each case as conducted at, based out of, related to or serviced primarily by the facilities, business and operations located at the Real Property and the Retained Real Property of (a) producing, preparing, transfilling, packaging, marketing, distributing, exporting, selling and supplying industrial, medical and specialty gases in Containers, (b) preparing, transfilling, packaging, marketing, distributing, exporting, selling and supplying process chemicals (in either gas or liquid form) in Containers and (c) distributing, marketing and supplying as a reseller, distributor or lessor, equipment, supplies and materials (including welding equipment, welding consumables, safety equipment and supplies and related products), that, in each case, are necessary for or related to the use of packaged gases, in each case, at the Real Property and the Retained Real Property as currently conducted by the Seller, the Operating Company or their respective Affiliates as of the date hereof; provided, that the “Packaged Gas Business” shall not include the Excluded Businesses or participation by the Seller and its Affiliates in the Industrial Gas Suppliers Alliance; provided, further, that any reference to “process chemicals” in the definition of any “Excluded Business” in this Agreement shall not diminish the rights of the Purchaser to the business described in clause (b) of this definition of “Packaged Gas Business,” to the extent such business comprises part of the Packaged Gas Business (it being understood that process chemicals are a product of both the Packaged Gas Business and the Excluded Businesses).
     “Packaged Intellectual Property” means all Intellectual Property owned by the Seller, the Operating Company or the Former Operating Company that relates primarily to the Packaged Gas Business or the Packaged Assets, including the Intellectual Property set forth on Schedule DEF-K (subject to the terms and conditions described therein) or any applicable Specified Packaged Software.

     “Packaged Inventory” means all inventory, work-in-process, components, finished goods, parts, supplies, raw materials and other similar items that are owned, leased, primarily used or held for use or resale by the Seller, the Operating Company or the Former Operating Company and that is primarily used in or necessary for the operation of the Packaged Gas Business, other than Retained Inventory.
     “Packaged IP Licenses” has the meaning set forth in Section 4.18(a)(vi) hereof.
     “Patents” has the meaning set forth in the definition of “Intellectual Property” contained in this Section 1.1.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Permits” means all licenses, permits, consents, waivers, authorizations, Orders, registrations and approvals of any Governmental Body currently held or being applied for by the Seller, the Operating Company or the Former Operating Company, as applicable, in connection with the Packaged Gas Business or the Packaged Assets.
     “Permitted Liens” means (a) unperfected mechanics’, carriers’, workers’, repairers’, purchase money security interests and other similar Liens arising or incurred in the Ordinary Course of Business (i) related to obligations as to which (A) there is no default on the part of the Seller or the Operating Company and (B) neither the Seller nor the Operating Company has received written notice of the commencement of foreclosure actions with respect thereto, and (ii) that are not in the aggregate substantial in amount; (b) Liens for Taxes that are not in default or delinquent or that are being contested in good faith by appropriate proceedings and that are not in the aggregate substantial in amount; and (c) Permitted Real Property Exceptions.
     “Permitted Real Property Exceptions” means such Liens that do not, individually or in the aggregate, (i) interfere significantly with the use, occupancy or operation of the Real Property as currently used, occupied and operated in connection with the Packaged Gas Business, or (ii) materially reduce the fair market value of the Real Property below the fair market value that the Real Property (as currently used, operated and occupied in connection with the Packaged Gas Business) would have had but for such encumbrances or (iii) Liens on the estate of the owner or lessor of Leased Real Property which do not significantly affect the use or operation of the Real Property as it is used or operated as of the date hereof.
     “Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, a firm, an association, an unincorporated organization, a Governmental Body and any other entity whatsoever.
     “PG Restructuring” has the meaning set forth in Section 6.19(a) hereof.
     “PG Restructuring Terms” means those transactions, and the terms therefor, set forth on Exhibit B.
     “PGB Information” has the meaning set forth in Section 6.3 hereof.

     “PGB Sales Representatives” has the meaning set forth in Section 6.5(b) hereof.
     “Post-Closing Payment Statement” has the meaning set forth in Section 2.3(a) hereof.
     “Post-Signing Returns” has the meaning set forth in Section 6.14(a) hereof.
     “Pre-Closing Covenants” has the meaning set forth in Section 13.3 hereof.
     “Pre-Closing Tax Period” means (a) any Tax period ending on or prior to the Closing Date and (b) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.
     “Prepaid Expenses” has the meaning set forth in the definition of “Packaged Assets” contained in this Section 1.1.
     “Prepaid Property Taxes” means prepaid real and personal property taxes applicable to the Packaged Assets or the Packaged Gas Business (including any payments made under an industrial district agreement or similar agreement).
     “Product Supply Agreement” has the meaning specified in Section 3.2(d) hereof.
     “Property Tax Accruals” means accruals for real and personal property taxes applicable to the Packaged Assets or the Packaged Gas Business (including any payments made under an industrial district agreement or similar agreement).
     “Proprietary Software” has the meaning set forth in Section 6.11(h) hereof.
     “Purchase Price” has the meaning set forth in Section 2.2(a) hereof.
     “Purchased Equity Interests” has the meaning set forth in the recitals hereto.
     “Purchaser” has the meaning set forth in the preamble hereto.
     “Purchaser 401(k) Plan” has the meaning set forth in Section 9.4(h) hereof.
     “Purchaser Indemnitees” has the meaning set forth in Section 13.2 hereof.
     “Purchaser Information” has the meaning set forth in Section 6.3(b) hereof.
     “Purchaser Non-Solicitation Period” has the meaning set forth in Section 6.4(b) hereof.
     “Purchaser Parties” has the meaning set forth in Section 6.1(a) hereof.
     “Purchaser Subsidiary” means any wholly-owned direct or indirect subsidiary of the Purchaser.

     “Purchaser Terminated Employee” has the meaning set forth in Section 9.3 hereof.
     “Purchaser’s Allocation Schedule” has the meaning set forth in Section 2.4(a) hereof.
     “Rare Gases Business” means the Seller’s and its Affiliates’ businesses of manufacturing, purchasing, refining, extracting, purifying, preparing, transfilling, blending, packaging, storing, distributing, selling and/or supplying, marketing, and recovering rare gases, including krypton, xenon, neon, and any mixtures containing some or all of the same.
     “Real Property” means the Owned Real Property and the Leased Real Property.
     “Real Property Leases” means the leases, subleases and other agreements pursuant to which the Seller, the Operating Company or the Former Operating Company occupies the Leased Real Property, including, for the avoidance of doubt, the Cleveland HQ Lease.
     “Real Property Rent Prepayments” means the rights in respect of all prepayments of rents made by the Seller, the Operating Company or the Former Operating Company under the Real Property Leases.
     “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, discarding or disposing into the environment.
     “Remediation” means any removal, remedial and/or response actions, as those activities are defined and used in CERCLA and other Environmental Laws and all investigations, samplings and assessments incident thereto.
     “Restrictive Covenants” has the meaning set forth in Section 6.4(e) hereof.
     “Retained Employees” means (i) all dedicated employees regularly assigned to the Retained Wholesale Acetylene Business; (ii) a manager/supervisor for each Retained Facility listed with respect to the Retained Wholesale Acetylene Business, (iii) certain employees who perform driving, filling, loading and maintenance functions at each Retained Real Property; and (iv) up to two specialty gas employees and two sales employees (in each case at Linde’s option) with respect to the Retained Wholesale Acetylene Business, with the names of the employees to be retained pursuant to subdivisions (i), (ii) and (iii), and one of the specialty gas employees described in subdivision (iv), of this definitional paragraph set forth on Schedule DEF-P. The names of the hourly employees set forth in Schedule DEF-P are subject to change prior to Closing with any such changes, and the selection by Linde of each person to be retained pursuant to subdivision (iv) hereof who is not named on Schedule DEF-P, subject to the consent of the Purchaser which consent shall not be withheld unreasonably, and with the determining factors in the Seller in making any such changes with respect to hourly employees and its designations pursuant to subdivision (iv), and Purchaser in granting or withholding consent, shall be the employees’ experience with acetylene, the retained customers and/or the specific gases to be filled.
     “Retained Inventory” means all inventory, work-in-process, components, finished goods, parts, supplies, raw materials and other similar items that are owned, leased, primarily used or held for use or resale by the Seller or the Operating Company and that is primarily used in or necessary for the operation of the Excluded Businesses.
     “Retained Real Property” means the real property owned by the Seller or the Operating Company (or any of their respective Affiliates, as applicable) identified on Schedule DEF-M, including all of the buildings, structures, fixtures and other Improvements owned by the Seller or the Operating Company (or any of their respective Affiliates, as applicable) located thereon.
     “Retained Spare Parts” means all spare parts located at the Real Property primarily used in or necessary for the Excluded Businesses.
     “Retained Wholesale Acetylene Business” means the Seller’s and its Affiliates’ businesses in each case as conducted at, based out of, related to or serviced primarily by the facilities, business and operations located at or on the Retained Real Property of manufacturing, generating, purchasing, filling or refilling, storing, preparing, purifying, packaging, marketing, selling, supplying, reselling, or distributing of acetylene gas and other industrial, medical and specialty gases, process chemicals (in either gas or liquid form) and equipment and supplies (including welding equipment, welding consumables, safety equipment and supplies and related products) and materials necessary for or related to the use of such gases, in each case, to Wholesale Acetylene Customers.
     “Retaining Party” has the meaning set forth in Section 6.19(c) hereof.
     “SEC” has the meaning set forth in Section 6.18(a) hereof.
     “Section 13.11(b) Claim” has the meaning set forth in Section 13.11(b)(i) hereof.
     “Seller” has the meaning set forth in the preamble hereto.
     “Seller 401(k) Plan” has the meaning set forth in Section 9.4(h) hereof.
     “Seller Entities” has the meaning set forth in Section 4.20(e)(iii) hereof.
     “Seller Indemnitees” has the meaning set forth in Section 13.5 hereof.
     “Seller Information” has the meaning set forth in Section 6.3(c) hereof.
     “Seller Marks” has the meaning set forth in Section 6.11(d) hereof.
     “Seller Obligations” has the meaning set forth in Section 17.1 hereof.
     “Seller’s Notice” has the meaning set forth in Section 9.4(k) hereof

     “Seller’s Remediation” has the meaning set forth in Section 13.4(c)(i) hereof.
     “Software” has the meaning set forth in the definition of “Intellectual Property” contained in this Section 1.1.
     “Spare Parts” means all spare parts located at the Real Property other than the Retained Spare Parts.
     “Specified Equipment” means the motor vehicles, tractors, cars, fork lifts, cylinder trailers, bulk-acetylene trailers, tube trailers used in filling facilities, bulk-fuel tanks used in filling facilities, bulk tanks used in filling facilities (including all related equipment and machinery such as manifolds, pumps and vaporizers) and other items set forth on Schedule 4.11(b), including leased vehicles used by Business Employees as set forth on Schedule DEF-I (which Schedule shall be updated as of the Closing Date to reflect only those leases for vehicles provided to Transferred Employees).
     “Specified Packaged Software” means all (a) management information and enterprise systems Software, (b) supply chain management Software, (c) dispatch, logistics and production Software, (d) Off-the-Shelf-Software and (e) any other Software or proprietary information, including, in each case, all source code, object code and manuals and documentation related thereto, as well as any configurations, modifications and customizations made thereto, necessary (x) to allow the Operating Company to service the customers of the Packaged Gas Business following the Closing in the same manner as such customers are served by the Packaged Gas Business as of the date hereof or (y) to effect the operation of the Packaged Gas Business at not less than the rate of operation (including, but not limited to, rate of production and sales) as of the Closing Date.
     “Spectra Gases Business” means the businesses of Spectra Gases, Inc. and its Affiliates, which includes the sales, marketing, purification, blending, filling, distribution of specialty gases and chemicals (including synthetic chemicals, isotropically labeled gases and chemicals, isotopes, calibration gases, EPA protocols, excimer laser gases, VOC mixes, rare gases and rare gas mixes, high purity gases and chemicals, deuterium and deuterated compounds, and process chemicals), as well as engineering equipment solutions including regulators and related hardware.
     “Stay Bonus Letter” has the meaning set forth in Section 9.3 hereof.
     “Straddle Period” has the meaning set forth in Section 13.10(c) hereof.
     “Stay Bonuses” has the meaning set forth in Section 9.3 hereof.
     “Subsidiary” means, with respect to any Person, any other Person whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries. For the purposes of the Transaction Documents, National Welders Supply Company, Inc. shall be deemed a Subsidiary of the Purchaser.

     “Target Net Working Capital Amount” has the meaning set forth in Section 2.3(f).
     “Tax” or “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in clause (i) above.
     “Tax Actions” has the meaning set forth in Section 6.14(d) hereof.
     “Tax Benefit” means a reduction after the Closing in the federal, state or local or foreign liability for Tax or any refund or credit of a prior liability for Tax attributable to adjustments to the income, deductions or credits resulting from any event that is the basis for an indemnification claim under Section 13.2 or 13.5 that is actually realized by the Purchaser Indemnitee or Seller Indemnitee, as the case may be.
     “Tax Returns” means any and all reports, returns, declarations, claims for refund, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
     “Tax Sharing Agreements” has the meaning set forth in Section 4.23(j) hereof.
     “Termination Fee” has the meaning set forth in Section 14.3(a) hereof.
     “Third Party” means any Person other than (i) the parties to this Agreement and (ii) their Affiliates, successors and assigns.
     “Third Party Distributor” means any Third Party that purchases bulk or packaged gas from any of the Guarantor or its Affiliates, or from others, for re-packaging or for resale.
     “Third Party Partner” means any Third Party that sells bulk or packaged gas to any Person.
     “TMG Business” means the businesses of TMG Co., LLC, an indirect wholly owned Subsidiary of the Seller, which operates a business of reselling medical and industrial gas products, both in bulk and cylinder form, and process chemicals to customers with multiple locations.
     “Tonnage Air Gas Business” means the Seller’s and its Affiliates’ businesses of producing, refining, marketing, selling and supplying of air gases in quantities greater than two hundred (200) tons per day from production facilities and related distribution systems that utilize membrane, adsorption, and/or cryogenic technologies. For the avoidance of doubt, Tonnage Air Gas Business includes all liquid or gaseous products that the customer consumes at the site whether directly related to the on-site production facility or not, but excludes the sale of gaseous products to customers in Containers.
     “Trade Payables” means trade payables accrued in the Ordinary Course of Business.
     “Trade Secrets” has the meaning set forth in the definition of “Intellectual Property” contained in this Section 1.1.
     “Trademarks” has the meaning set forth in the definition of “Intellectual Property” contained in this Section 1.1.
     “Transaction Documents” means this Agreement, the Transition Services Agreement, the Master Site License Agreements and the Product Supply Agreement.
     “Transfer Taxes” has the meaning set forth in Section 12.1 hereof.
     “Transferred Employees” has the meaning set forth in Section 9.4(d)(ii) hereof.
     “Transition Services Agreement” means the transition services agreement on the terms attached hereto as Exhibit D.
     “Treasury Regulations” means the Treasury regulations promulgated under the Code.
     “Unaudited Acetylene Statements” has the meaning set forth in Section 4.8(a) hereof.
     “Unaudited Financial Statements” has the meaning set forth in Section 4.8(a) hereof.
     “Utilize” means to use, reproduce, prepare derivative works based upon, distribute, perform, display, make, have made, sell, offer to sell, export, import and otherwise exploit.
     “Vacation Payment” has the meaning set forth in Section 9.4(f) hereof.
     “WAB Sales Representatives” has the meaning set forth in Section 6.5(a) hereof.
     “WARN” means, collectively, the Worker Adjustment and Retraining Notification Act of 1988 (and the regulations promulgated thereunder) and any applicable or similar state or local equivalent.
     “Wholesale Acetylene Customers” means a Wholesale Customer that purchases acetylene filled at the Retained Real Property.
     “Wholesale Business” means the Seller’s and its Affiliates’ businesses of selling any products or services to Wholesale Customers.

     “Wholesale Customers” means a customer or distributor that purchases products for re-packaging, re-distribution or for resale.
     “Wholesale Dry Ice Business” means the Seller’s and its Affiliates’ businesses of manufacturing, reforming, purchasing, distributing, selling or supplying carbon dioxide dry ice in any form, including pellets, blocks, slabs and snow, to Wholesale Customers.
     “Wholesale Welding Business” means BOC’s businesses of manufacturing, purchasing, distributing, selling or supplying welding hardgoods products, gas equipment, safety equipment or medical safety equipment (whether manufactured by BOC or manufactured by a third party on BOC’s behalf), to Wholesale Customers.
     “Working Capital Statement Principles” means the principles, procedures and methodologies set forth on Exhibit E that shall be applied to any determination and calculation of Net Working Capital under the terms and provisions, and for the purposes of, this Agreement. To the extent the Working Capital Statement Principles are inconsistent with GAAP, GAAP shall control. The Working Capital Statement Principles shall be consistent with the Carve-Out Principles.
     “Year-End Audited Financial Statements” has the meaning set forth in Section 6.18(a) hereof.
     “Year-End Unaudited Financial Statements” has the meaning set forth in Section 4.8(a) hereof.
     1.2 Construction. All references herein to a Section or Exhibit are to a Section or Exhibit, respectively, of or to this Agreement, unless otherwise indicated. All references herein to a Schedule are to a Schedule of the disclosure schedules attached to this Agreement, unless otherwise indicated. Disclosure of any fact or item in any Schedule shall, should the existence of such fact or item be relevant to any other Schedule, be deemed to be disclosed with respect to that other Schedule so long as the relevance of such disclosure to such other Schedule is readily apparent on its face. The headings of Sections in this Agreement are provided for convenience only and will not affect the construction or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Unless otherwise expressly provided, the words “include,” “includes” and “including” shall be construed as if followed by the phrases “without limitation” or “without being limited to.” Words such as “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section of this Agreement, unless the context clearly indicates otherwise. The terms “transactions contemplated hereby,” “transactions contemplated by this Agreement” and similar phrases shall not include the PG Restructuring. Except as otherwise noted herein and unless the context otherwise requires, references to any Affiliate of the Seller or the Operating Company shall be deemed to include a reference to the Former Operating Company for such periods of time up to the time of the Bulk Closing. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
SECTION 2
PURCHASE AND SALE OF PURCHASED
EQUITY INTERESTS
     2.1 Purchase and Sale of Purchased Equity Interests. At the Closing, and upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase and receive from the Seller, all of the Seller’s right, title and interest in and to the Purchased Equity Interests, free and clear of all Liens, other than such as may be created by or on behalf of the Purchaser.
     2.2 Purchase Price.
     (a) Closing Date Payment. The Purchaser agrees to pay to the Seller on the Closing Date an amount equal to the Closing Date Payment as payment for the Purchased Equity Interests (the amount of the Closing Date Payment, as adjusted, if at all, pursuant to Section 2.3, being referred to herein as the “Purchase Price”). The Purchase Price shall not be subject to adjustment for any applicable sales, goods and services, value added, transfer and similar Taxes incurred with respect to the transfer of the Purchased Equity Interests.
     (b) The Closing Date Payment shall be made by the Purchaser to the Seller in immediately available funds by wire transfer to such account as the Seller shall designate in writing at least three (3) Business Days prior to the Closing Date.
     2.3 Post-Closing Payment.
     (a) Delivery of Post-Closing Payment Statement. The Seller shall prepare and, by the date that is sixty (60) Business Days after the Closing Date, deliver to the Purchaser a statement (the “Post-Closing Payment Statement”) setting forth its determination of the amount of the Final Closing NWC Amount, together with a reasonable description of the determination and calculation of such amount. The Purchaser shall assist and cooperate with the Seller in the preparation of the Post-Closing Payment Statement, including by providing the Seller and its accountants reasonable access to all relevant Books and Records, facilities and employees of the Operating Company and to any other information reasonably necessary to prepare the Post-Closing Payment Statement. The Post-Closing Payment Statement shall be prepared in accordance with the Working Capital Statement Principles.
     (b) Objection to Post-Closing Payment Statement. The Purchaser may dispute the amounts set forth on the Post-Closing Payment Statement, but only on the basis that the Seller’s determination of the Final Closing NWC Amount was not determined in a manner consistent with the determination of the Target Net Working Capital Amount; provided, that the Purchaser shall have notified the Seller in writing (the “Objection Notice”) within thirty (30) Business Days after receiving the Post-Closing Payment Statement from the Seller, specifying the amount thereof in dispute and setting forth in reasonable detail the basis for the dispute, including reasonable details of its calculations.
     (c) Resolution of Disputes. The Seller shall give the Purchaser and the Purchaser’s independent public accountants reasonable access during the entire thirty (30) Business Day period specified in Section 2.3(b) to the Seller’s work papers used in the preparation of the Post-Closing Payment Statement to enable the Purchaser to exercise its rights under this Section 2.3. The Seller and the Purchaser shall attempt in good faith to resolve all of the items in dispute set out in the Objection Notice within ten (10) Business Days of receipt by the Seller of the Objection Notice. Any items in dispute not resolved within such ten (10)-Business Day period shall be referred as soon as possible thereafter by the Seller and the Purchaser to the Independent Accountant. The parties shall require the Independent Accountant (i) to act as an expert and not as an arbitrator, (ii) to determine the items in dispute that have been referred to it as soon as reasonably practicable but in any event not later than twenty (20) Business Days after the date of referral of the dispute to it, and (iii) in making its determination, to consider only the issues in dispute placed before it and to base its determination on the Working Capital Statement Principles. The Seller and the Purchaser shall provide or make available all documents and information as reasonably required by the Independent Accountant to make its determination. The determination of the Independent Accountant as to all items in the Post-Closing Payment Statement and the resulting calculation of the Final Closing NWC Amount shall be final and binding on the parties.
     (d) Independent Accountant Expenses. The fees and expenses of the Independent Accountant in acting in accordance with this Section 2.3 shall be shared equally by the Purchaser, on the one hand and the Seller, on the other hand.
     (e) Final Post-Closing Payment Statement. The Post-Closing Payment Statement and its contents shall be deemed final and binding upon the parties upon the earliest of: (i) the failure of the Purchaser to furnish an Objection Notice to the Seller within thirty (30) Business Days after receiving the Post-Closing Payment Statement from the Purchaser pursuant to Section 2.3(a), (ii) the resolution of all disputes that are the subject of an Objection Notice by the parties pursuant to Section 2.3(c), or (iii) the final determination of the Independent Accountant pursuant to Section 2.3(c).
     (f) Post-Closing Payment. On the second (2nd) Business Day after the Post-Closing Payment Statement has become final and binding in accordance with Section 2.3(e), (i) if the Final Closing NWC Amount is greater than $44,600,000 (the “Target Net Working Capital Amount”), which was determined in accordance with the Working Capital Statement Principles, then the Purchaser shall pay to the Seller the amount of such difference or (ii) if the Final Closing NWC Amount is less than the Target Net Working Capital Amount, then the Seller shall pay to the Purchaser the amount of such difference, any such payment being deemed an adjustment to the amount of the Purchase Price. Any payment so required to be made by the Purchaser or the Seller shall be by transfer of immediately available funds to an account or accounts specified in writing by the Purchaser or the Seller (as the case may be) and shall bear interest from the Closing Date through the date of payment at the prime lending rate as announced from time to time by JPMorgan Chase Bank, N.A.

     2.4 Allocation.
     (a) Within one hundred and eighty (180) days after the Closing, the Purchaser shall deliver to the Seller a statement (the “Purchaser’s Allocation Schedule”) setting forth its proposed calculation of the aggregate amount of the Purchase Price, and the liabilities taken into account in determining the amount realized for federal income tax purposes, of the Operating Company to be allocated among the assets of the Operating Company and the allocation of such aggregate amount among the assets of the Operating Company, in accordance with the requirements of Section 1060 of the Code and the Treasury regulations thereunder. Within thirty (30) days after the Seller’s receipt of the Purchaser’s Allocation Schedule, the Seller shall propose any changes to such Purchaser’s Allocation Schedule or shall indicate its concurrence therewith, which concurrence shall not be unreasonably withheld. If the Seller shall not have objected in writing to such Purchaser’s Allocation Schedule within the thirty (30)-day period, then the Purchaser’s Allocation Schedule shall become the final Allocation Schedule (the “Final Allocation Schedule”). If Seller shall propose any changes to Purchaser’s Allocation Schedule within the thirty (30)-day period, Purchaser shall thereafter have thirty (30) days to review such changes and indicate concurrence therewith, which concurrence will not be unreasonably withheld. Any issues with respect to the allocation which have not been fully resolved within the applicable period shall be negotiated by Purchaser and Seller in good faith. If the Purchaser and the Seller are unable to reach an agreement within thirty (30) days after the Purchaser’s receipt of the Seller’s written objection, the dispute shall be resolved and the Final Allocation Schedule shall be determined by the Independent Accountant. The Independent Accountant shall resolve the dispute within thirty (30) days after the item has been referred to it. The Final Allocation Schedule, as agreed to by the Purchaser and the Seller and/or as determined by the Independent Accountant according to the terms of this Section 2.4(a), shall be final and binding upon the parties. Each of the Purchaser and the Seller shall bear all fees and costs incurred by it in connection with the determination of the Final Allocation Schedule, except that the fees and expenses of the Independent Accountant in acting in accordance with this Section 2.4(a) shall be shared equally by the Purchaser and the Seller.
     (b) For all Tax purposes, the Purchaser and the Seller will report the transactions contemplated by this Agreement and the Transaction Documents in a manner consistent with the Final Allocation Schedule, and neither of such parties will take or assume any position inconsistent therewith in any Tax Return.
     (c) The parties will promptly inform one another of any challenge by any taxing authority to the Final Allocation Schedule and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.
SECTION 3
CLOSING
     3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m. Eastern Time on the date that is the fifth (5th) Business Day immediately following satisfaction or waiver of all of the conditions to Closing set forth in Section 7 and Section 8 hereof (other than those which by their nature are to be satisfied at the Closing) or at such other time, place or date as the Purchaser and the Seller may agree in writing. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.” The Closing shall be effective as of 11:59 p.m. Eastern Time on the Closing Date.
     3.2 Certain Closing Deliveries by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser or one or more of the Purchaser Subsidiaries (as designated in writing by the Purchaser no later than three (3) Business Days prior to the Closing Date) the following:
     (a) an instrument certifying the transfer, assignment and delivery by the Seller of the Purchased Equity Interests to the Purchaser, in a form and with substance reasonably satisfactory to the Seller and the Purchaser;
     (b) the officer’s certificate required by Section 7.4;
     (c) a receipt for the Closing Date Payment, duly executed by an authorized representative of the Seller;
     (d) a supply agreement, substantially in the form attached hereto as Exhibit F (the “Product Supply Agreement”), duly executed by an authorized representative of the Seller or an appropriate Affiliate of the Seller, if applicable;
     (e) each of the Master Site License Agreements, duly executed by an authorized representative of the Seller or an appropriate Affiliate of the Seller, if applicable;
     (f) the Transition Services Agreement, duly executed by an authorized representative of the Seller or an appropriate Affiliate of the Seller, if applicable;
     (g) a certificate stating that the Seller is not a “foreign person” within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2) (the “FIRPTA Affidavit”);
     (h) resignations effective as of the Closing Date from any and all directors and officers of the Operating Company;
     (i) an officer’s incumbency certificate of the Seller, dated as of the Closing Date; and
     (j) all other documents, instruments and writings required to be delivered by the Seller at or prior to the Closing pursuant to this Agreement.
     3.3 Certain Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller the following:

     (a) a receipt attesting to the Purchaser’s receipt of the instrument required to be delivered by Seller under Section 3.2(a);
     (b) the officer’s certificate required by Section 8.3;
     (c) payment of the Closing Date Payment in accordance with Section 2.2;
     (d) counterparts to the Product Supply Agreement, duly executed by an authorized representative of the Purchaser or the applicable Purchaser Subsidiary;
     (e) counterparts to each of the Master Site License Agreements, duly executed by an authorized representative of the Purchaser or the applicable Purchaser Subsidiary;
     (f) counterparts to the Transition Services Agreement, duly executed by an authorized representative of the Purchaser or the applicable Purchaser Subsidiary;
     (g) an officer’s incumbency certificate of the Purchaser, dated as of the Closing Date; and
     (h) all other documents, instruments and writings required to be delivered by the Purchaser at or prior to the Closing pursuant to this Agreement.
SECTION 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     The Seller represents and warrants to the Purchaser as follows:
     4.1 Corporate Organization of the Seller and the Guarantor.
     (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power to own, lease and operate the assets or properties owned, leased or operated by it (including, if applicable, any of the Packaged Assets), and to carry on its business (including, if applicable, any portion of the Packaged Gas Business) as now being conducted. The Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing (where such concept is applicable) in every jurisdiction where the ownership, leasing or operation of its assets or properties (including, if applicable, any of the Packaged Assets), as the case may be, or the conduct of its business (including, if applicable, any portion of the Packaged Gas Business) require such qualification or licensing other than jurisdictions where failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Business Material Adverse Effect.
     (b) The Guarantor is a corporation duly organized and validly existing under the laws of the Federal Republic of Germany.
     4.2 Organization of the Operating Company.
     (a) The Operating Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite entity power to own, lease and operate its assets or properties (including the Packaged Assets owned, leased or operated by the Operating Company) and to carry on its business (including the Packaged Gas Business (as now being conducted)). Except as set forth in Schedule 4.2(a), the Operating Company is duly qualified or licensed to do business as a foreign entity and is in good standing (where such concept is applicable) in every jurisdiction where the ownership, leasing or operation of its assets or properties (including the Packaged Assets owned, leased or operated by the Operating Company) or the conduct of its business (including the Packaged Gas Business) require such qualification or licensing, other than jurisdictions where failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Business Material Adverse Effect.
     (b) The Guarantor or the Seller has made available to the Purchaser (i) a copy of the certificate of incorporation, by-laws, regulations or other organizational or governing documents of the Operating Company, each in effect as of the date hereof, and (ii) copies of the minutes of all meetings of the stock holders, equity holders, boards of directors, governing bodies and all committees of any the foregoing, as applicable, for the Operating Company, held since its formation. The Operating Company is not in violation of its organizational documents in any material respect.
     4.3 Corporate Authority and Binding Obligation. Each of the Seller and the Guarantor has all corporate or other organizational power and authority (a) to enter into, execute and deliver each Transaction Document to which it is a party, (b) to consummate the transactions contemplated by each Transaction Document to which it is a party, including the transactions contemplated by the PG Restructuring Terms, and (c) to perform fully its obligations under each Transaction Document to which it is a party. All necessary corporate or other organizational action required to be taken by or on the part of the Seller, the Guarantor and their respective stockholders to authorize, execute, deliver and perform the Transaction Documents to which it is a party and the transactions contemplated thereby and by the PG Restructuring Terms, have been duly and properly taken, and no other corporate or other organizational action by the Seller, the Guarantor or their respective stockholders is required for the due execution, delivery or performance of this Agreement or the other Transaction Documents to which any of them is a party. This Agreement has been duly authorized, executed and delivered by each of the Seller and the Guarantor and constitutes, and each of the other Transaction Documents to which any of them are a party will be duly authorized by each of the Seller and the Guarantor and, when duly executed and delivered, will constitute, valid and binding obligations of the Seller and the Guarantor, enforceable against each of the Seller and the Guarantor in accordance with their respective terms, assuming due execution and delivery hereof and thereof by the Purchaser, and except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to or affecting the rights of creditors or creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).
     4.4 Capitalization and Ownership.
     (a) Schedule 4.4(a) sets forth a true and complete list of the authorized and outstanding equity interests, name, jurisdiction of organization and record owner of the membership interests of the Operating Company, immediately following the time of its formation. All the issued and outstanding membership interests of the Operating Company are owned of record and beneficially by the Seller and the Seller has good and valid title to such membership interests. All of the issued and outstanding membership interests of the Operating Company are duly authorized and validly issued, free and clear of any Liens and were not issued in violation of any preemptive rights, rights of first refusal or other similar rights under any provision of applicable Law, the certificate of formation, operating agreement, limited liability company agreement (or equivalent constitutive document) of the Operating Company or any Contract to which the Operating Company is subject. All of the issued and outstanding membership interests of the Operating Company have been issued in compliance with all applicable securities Laws, including the securities laws of the United States and applicable state securities or “blue sky” Laws.
     (b) Except for this Agreement and as set forth on Schedule 4.4(b), (i) there are no options, warrants, calls, rights, subscriptions, arrangements, claims, commitments (contingent or otherwise), Contracts relating to dividend or voting rights or other interests, or agreements of any character to which any of the Guarantor, the Seller, the Operating Company or any of their respective Affiliates is a party, or is otherwise subject, requiring (and there are no securities of the Operating Company outstanding which, upon conversion or exchange would require) the issuance, sale or transfer of (A) any additional shares of capital stock or any other equity securities of the Operating Company or (B) other securities of the Operating Company convertible into, exchangeable for or evidencing the right to subscribe for or purchase capital stock or any other equity securities of the Operating Company and (ii) there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any capital stock of, or other equity or voting interest in, the Operating Company. The Operating Company does not have any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or which are convertible into, exchangeable for, or evidence the right to subscribe for or acquire securities having the right to vote) with the equity holders of the Operating Company on any matter. None of the Guarantor, the Seller or the Operating Company is a party, or is otherwise subject, to (x) any voting trust or other voting agreement or any agreement restricting transfer of the Purchased Equity Interests or (y) any agreement relating to the issuance, sale, repurchase, redemption, transfer, acquisition or other disposition or the registration of the membership interests of the Operating Company, including the Purchased Equity Interests.
     (c) The Operating Company has no Subsidiaries and there are no joint ventures or other Persons in which the Operating Company owns, of record or beneficially, any direct or indirect equity or other similar interest or any right (contingent or otherwise) to acquire same.
     (d) The Operating Company was formed on September 25, 2006. Except for the businesses and assets to be transferred by the Operating Company in the PG Restructuring, the Operating Company (i) does not conduct, transact or otherwise engage (and has never conducted, transacted or otherwise engaged) in any business or operations other than the Packaged Gas Business, or (ii) does not own, lease, manage or otherwise operate (and has never owned, leased, managed or otherwise operated) any properties or assets other than the Packaged Gas Business and the Packaged Assets.

     4.5 Ownership of Purchased Equity Interests.
     As of the Closing Date, the Seller shall own beneficially and of record all of the Purchased Equity Interests as set forth in Schedule 4.5, which, as of such date, collectively shall constitute all of the issued and outstanding membership interests of the Operating Company. The Seller shall, and shall have the power to, sell, assign, transfer and deliver record and beneficial ownership to the Purchased Equity Interests to the Purchaser on the Closing Date in accordance with this Agreement, free and clear of all Liens, voting trusts and restrictions on transfer of any nature whatsoever, and except for restrictions on transfer imposed by or pursuant to securities Law or for Liens that may be created by or on behalf of the Purchaser.
     4.6 No Violation. The execution and delivery by the Seller and the Guarantor of the Transaction Documents to which they are a party and the consummation of the transactions contemplated thereby and by the PG Restructuring Terms will not (a) violate the organizational documents of the Seller, the Operating Company or the Guarantor, (b) subject to obtaining the Consents set forth on Schedule 4.7, violate any Law applicable to the Seller, the Operating Company or the Guarantor, (c) subject to obtaining the Consents set forth on Schedule 4.6(c), result in the creation of a Lien (other than a Permitted Lien) on any of the Packaged Assets, (d) except as set forth on Schedule 4.6(d), violate or result in the revocation or suspension of any Material Permit, (e) subject to obtaining the Consents set forth on Schedule 4.6(e), violate, conflict with or result in any breach of any provision of, or constitute, whether after the giving of notice or lapse of time or both, a default under any Material Contract, or (f) subject to obtaining the Consents set forth on Schedule 4.6(e), give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation of the Seller or the Operating Company under any Material Contract, excluding, in the case of the foregoing clauses (c) through (e), violations, breaches and defaults which, either individually or in the aggregate, would not have a Business Material Adverse Effect.
     4.7 Governmental Approvals. Except with respect to Environmental Laws, Environmental Permits, Environmental Liabilities and other matters related thereto (which are covered exclusively by Section 4.22), no Consent of any Governmental Body is required in connection with the execution and delivery by the Seller or the Guarantor of the Transaction Documents to which they are a party or their consummation of the transactions contemplated thereby and by the PG Restructuring Terms, or their performance of any of the provisions thereof on or after the Closing Date, except (a) the filing by the Seller with the Antitrust Division of the Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”) of a notification and report form pursuant to the HSR Act, and the expiration or termination of all waiting periods associated therewith and (b) those set forth in Schedule 4.7.
     4.8 Financial Statements.
     (a) Attached hereto as Exhibit G are (i)(A) the unaudited “carve-out” balance sheets of the Packaged Gas Business and the Retained Wholesale Acetylene Business, presented on a combined basis, as of December 31, 2006 and (B) the related unaudited “carve- out” statements of operations, cash flows and changes in stockholders’ investment for the Packaged Gas Business and the Retained Wholesale Acetylene Business, presented on a combined basis, for the twelve month period ended December 31, 2006 (the foregoing items (A) and (B) of this clause (i) being, collectively, the “Year-End Unaudited Financial Statements”) and (ii)(A) an unaudited statement of the total revenue generated by the Retained Wholesale Acetylene Business, presented on a “by plant” basis, for the twelve month period ended December 31, 2006 and (B) an unaudited statement of the total compensation expenses attributable to all direct employees of the Retained Wholesale Acetylene Business, for the period ended December 31, 2006 (the foregoing items (A) and (B) of this clause (ii) being, collectively, the “Unaudited Acetylene Statements” and, together with the Year-End Unaudited Financial Statements, the “Unaudited Financial Statements”). For the avoidance of doubt, the parties hereto agree and acknowledge that the Year-End Unaudited Financial Statements incorporate the financial results of the Retained Wholesale Acetylene Business despite the fact that it is not included in the Packaged Gas Business and will be retained by Seller or its Affiliates.
     (b) The Year-End Unaudited Financial Statements fairly present in all material respects, subject to the applicable Carve-Out Principles, the financial condition and results of operations of the Packaged Gas Business and the Retained Wholesale Acetylene Business, presented on a combined basis and subject to the final sentence of Section 4.8(a), as of the dates thereof and for the periods covered thereby.
     (c) The Unaudited Acetylene Statements have been prepared based on information recorded in the Ordinary Course of Business and fairly present in all material respects, subject to the applicable Carve-Out Principles, the total revenue generated by, and the total compensation expenses attributable to all direct employees of, the Retained Wholesale Acetylene Business as of the dates thereof and for the periods covered thereby.
For purposes of this Section 4.8 and the Unaudited Financial Statements, (a) “Packaged Gas Business” shall include those Packaged Contracts as were in effect, and the other Packaged Assets as and to the extent they existed, at the times and during the periods covered thereby, and does not reflect any Contracts entered into, or assets acquired, after the dates thereof; and (b) “Retained Wholesale Acetylene Business” shall include those Contracts of such business as were in effect, and the other assets of such business as and to the extent they existed, at the times and during the periods covered thereby, and does not reflect any Contracts entered into, or assets acquired, after the dates thereof.
     4.9 No Undisclosed Liabilities. Except as set forth in Schedule 4.9 hereto or as reflected in the Financial Statements or incurred in the Ordinary Course of Business since December 31, 2006 reflecting a net increase in liabilities (excluding liabilities included in the Final Closing NWC Amount) in an amount not in excess of five million dollars ($5,000,000), as of the Closing Date, the Operating Company will not have any direct or indirect liability of a kind required by GAAP to be set forth on a financial statement or in the notes thereto, that was not fully and adequately reflected or reserved against in the Financial Statements or described on any Schedule, that, individually or in the aggregate, constitutes a Business Material Adverse Effect.
     4.10 No Business Material Adverse Effect. Since December 31, 2006 through the date hereof, there has not been any Business Material Adverse Effect. Except as set forth in Schedule 4.10 or contemplated by the PG Restructuring, since December 31, 2006 until the date hereof, none of the Seller, the Operating Company nor any of their Affiliates (including, prior to the Bulk Closing, the Former Operating Company) has:
     (a) sold, leased, abandoned or otherwise transferred or disposed of (or contracted to sell, lease or otherwise transfer) any assets or properties of the Packaged Gas Business except dispositions (i) in the Ordinary Course of Business and (ii) of Packaged Equipment that is obsolete or in unusable condition and not necessary for the operation of the Packaged Gas Business;
     (b) suffered or incurred any damage, destruction or other casualty loss, individually or in the aggregate, in excess of six hundred thousand dollars ($600,000) to any of the Packaged Assets or Leased Real Property, normal wear and tear excepted;
     (c) other than in the Ordinary Course of Business or as required by Law, increased the rate of compensation of, or paid or agreed to pay or increased any benefit or incentive to (other than Stay Bonuses pursuant to Stay Bonus Letters paid by the Operating Company), any of the Business Employees;
     (d) taken any action, other than in the Ordinary Course of Business, to modify or change any accounting policies applicable to the Packaged Gas Business; or
     (e) taken any action that would be prohibited after the date hereof under subclauses (a), (c), (d), (k), (l), (m) or (o) of Section 6.8.
     (f) agreed, whether in writing or otherwise, to take an action described in the foregoing clauses (a) through (e).
     4.11 Packaged Assets.
     (a) Upon consummation of the PG Restructuring, except as set forth on Schedule 4.11(a)(i) and except for Permitted Liens, and subject to Section 6.19, the Operating Company shall have good title to all the tangible personal property and tangible assets comprising any part of the Packaged Assets (other than the Owned Real Property and the Leased Real Property), free and clear of all Liens, or shall have a valid lease or other right to use such personal property and tangible assets comprising any part of the Packaged Assets for the benefit of the Packaged Gas Business and such lease or other right shall constitute or otherwise be pursuant to a Packaged Contract. Except as set forth on Schedule 4.11(a)(ii), all tangible personal property and tangible assets comprising any part of the Packaged Assets (other than the Owned Real Property and the Leased Real Property) are, in all material respects, in operating condition and repair, normal wear and tear excepted, sufficient for the conduct of the Packaged Gas Business substantially as conducted as of the date hereof, other than Packaged Equipment under or out of repair in the Ordinary Course of Business. Upon consummation of the PG Restructuring, the Operating Company will own or have a valid leasehold interest in, or other right to use, all of the Packaged Assets, subject to Section 6.19, and shall not own any other material assets or properties. The Packaged Assets, together with the rights and services made available in the Transaction Documents, will constitute all of the assets (real, personal or fixed), Permits, Contracts, properties and rights that are necessary for the conduct of the Packaged Gas

Business immediately following the Closing in substantially the same manner as conducted as of the date hereof.
     (b) Set forth on Schedule 4.11(b) is a list, as of the date hereof, which list is true, correct and complete in all material respects, of all motor vehicles, tractors, cars, fork lifts, cylinder trailers, bulk-acetylene trailers, leases with respect to the leased vehicles of the Business Employees, tube trailers used in filling facilities, bulk-fuel tanks used in filling facilities and bulk tanks used in filling facilities (including all related equipment and machinery such as manifolds, pumps and vaporizers) (with a description of whether each such motor vehicle, tractor, car, fork lift, cylinder trailer, bulk-acetylene trailer, tube trailer or bulk tank is owned or leased), and similar items of equipment having a value in excess of fifty thousand dollars ($50,000) included in the Packaged Assets.
     (c) The Containers that are included in the Packaged Assets as determined in accordance with the principles and methodologies set forth on Schedule DEF-N are located at either: (i) customer locations, (ii) the docks, trucks or filling facilities of the Seller, the Operating Company or any of their respective Affiliates, (iii) cylinder depots, (iv) gas vendors or suppliers or (v) repair locations. With respect to the Containers included in the Packaged Assets taken as a whole, the practices of the Operating Company and, prior to the Bulk Closing, the Former Operating Company relating to keeping and managing records and customer contracting are reasonably consistent with industry practices. The Operating Company owns at least 1,000,000 Containers. The Containers included in the Packaged Assets, together with customer-owned Containers, are sufficient for the conduct of the Packaged Gas Business substantially as conducted during the twelve (12)-month period prior to the date hereof.
     4.12 Litigation and Proceedings.
     (a) Except (i) with respect to Environmental Laws, Environmental Permits, Environmental Liabilities and any other matters related thereto (which are covered exclusively by Section 4.22), (ii) employment and employee benefits matters (which are covered exclusively by Section 4.20), and (iii) as set forth in Schedule 4.12 hereto:
          (i) the Operating Company is not a party to, nor, to the knowledge of the Seller, is it threatened in writing with, any Action by or before any Governmental Body, in each case, that would be reasonably expected to result in the awarding of damages in excess of three hundred thousand dollars ($300,000);
          (ii) the Operating Company is not subject to any Order and there are no outstanding Orders relating to the Packaged Gas Business, the Packaged Assets or the Leased Real Property;
          (iii) none of the Seller, the Operating Company or any of their respective Affiliates is in violation of any Order relating to the Packaged Gas Business, the Packaged Assets or the Leased Real Property; and
          (iv) there are no material Actions and, to the knowledge of the Seller, there are no material Actions threatened in writing, relating to defective parts, equipment,

services or other products purchased, manufactured or shipped in the Ordinary Course of Business of the Packaged Gas Business.
     (b) The Operating Company is not, and, prior to the Bulk Closing, the Former Operating Company was not, a party to, or, to the knowledge of the Seller, threatened in writing with, any Action by or before any Governmental Body, in each case, that would be reasonably expected to result in the granting of injunctive relief that (A) would impose a significant restriction on either the Operating Company, the Packaged Gas Business, the Packaged Assets or the Purchaser’s ability, after the Closing, to own and operate such assets in substantially the same manner as conducted as of the date hereof or as they may reasonably be expected to be foreseen to be conducted or (B) challenges or seeks to enjoin or prevent any of the transactions contemplated by the Transaction Documents and the transactions contemplated by the PG Restructuring Terms.
     4.13 Accounts Receivable. All Accounts Receivable have arisen in the Ordinary Course of Business from bona fide transactions.
     4.14 Inventory. The Packaged Inventory has been purchased and maintained in the Ordinary Course of Business. After taking into account the reserves on the Financial Statements, the Packaged Inventory is usable or salable in the Ordinary Course of Business and meets accepted industry standards for quality.
     4.15 Intellectual Property.
     (a) Schedule 4.15(a) sets forth a list of the primary domestic filings and applications for Intellectual Property Utilized in the Packaged Gas Business and owned or filed by or on behalf of each of the Seller, the Operating Company and each of their respective Affiliates, as applicable. All domestic filings and applications for the Intellectual Property Utilized in the Packaged Gas Business and owned or filed by or on behalf of the Seller, the Operating Company and each of their respective Affiliates, as applicable, are valid and enforceable, except to the extent any failure to be valid and enforceable would not constitute a Business Material Adverse Effect.
     (b) Subject to Section 6.11(k), Schedule 4.15(b) sets forth a list of all IP Licenses (including agreements for material Off-the-Shelf Software) Utilized in the Packaged Gas Business. All such IP Licenses are valid, enforceable, and in full force and effect and will continue to be on identical terms immediately following the completion of the transactions contemplated by this Agreement and the transactions contemplated by the PG Restructuring Terms, subject to Section 6.19.
     (c) The Seller, the Operating Company and, prior to the Bulk Closing, the Former Operating Company have taken commercially reasonable actions to maintain and protect the Intellectual Property Utilized in the Packaged Gas Business and have taken all commercially reasonable precautions to protect the secrecy, confidentiality and value of any Trade Secret that is an element of such Intellectual Property and the proprietary nature and value of such Intellectual Property.

     (d) To the knowledge of the Seller, (i) the operation of the Packaged Gas Business as currently conducted does not infringe or otherwise violate any United States Intellectual Property of any Third Party and (ii) no Third Party is materially infringing or violating any Intellectual Property owned or exclusively licensed by the Company or by the Seller, the Operating Company or, prior to the Bulk Closing, the Former Operating Company and Utilized in the Packaged Gas Business.
     (e) No Action is pending and no written claim has been made against the Operating Company or, prior to the Bulk Closing, the Former Operating Company or, to the knowledge of the Seller, is threatened in writing, contesting the right to use, sell or license, any Intellectual Property Utilized in the Packaged Gas Business.
     (f) No present or former employee or consultant of the Seller, the Operating Company or, prior to the Bulk Closing, the Former Operating Company and no other Person owns or has made any claim to own any proprietary, financial or other interest, direct or indirect, in whole or in part, in the Intellectual Property Utilized in the Packaged Gas Business that would conflict with the rights of the Operating Company in same after the transactions contemplated by this Agreement and by the PG Restructuring Terms are consummated, subject to Section 6.19.
     (g) Other than the Delivered Applications identified on Schedule DEF-K, the Specified Packaged Software and the Proprietary Software licensed pursuant to Section 6.11(h), there is no other Software Utilized in the Packaged Gas Business that is owned by the Seller, the Operating Company or any of their Affiliates.
     (h) Upon the consummation of the transactions contemplated by this Agreement and by the PG Restructuring Terms, subject to Section 6.19, and pursuant to the terms of the Transaction Documents, except as set forth in Schedule 4.15(h), the Operating Company will have rights to all Intellectual Property (by way of its ownership of the Packaged Intellectual Property, through the various Intellectual Property licenses described in Section 6.11 or otherwise), in each case, (x) as reasonably necessary to service the customers of the Packaged Gas Business as such customers are served by the Packaged Gas Business as of the date hereof or (y) as reasonably necessary to operate the Packaged Gas Business at not less than the rate of operation (including, but not limited to, rate of production and sales) as of the Closing Date.
     4.16 Real Property. Except with respect to Environmental Laws, Environmental Permits, Environmental Liabilities and any other matters related thereto (which are covered exclusively by Section 4.22):
     (a) Ownership of Premises. Upon the consummation of the PG Restructuring, subject to Section 6.19, the Operating Company shall be the owner of good and valid fee title to the Owned Real Property, free and clear of all Liens (other than Permitted Liens). During the period in which the Seller, the Operating Company or any of their Affiliates were the owners or conducted operations on such Owned Real Property, none of them created or permitted the creation of any Liens that would render title to said Owned Real Property unmarketable as of the Closing. Except as set forth in Schedule 4.16(a), all of the land, buildings, structures and other Improvements primarily used in the conduct of the Packaged Gas Business are included in the Real Property. To the knowledge of the Seller, there are no encroachments or other facts or conditions affecting any parcel of Owned Real Property that would be revealed by an accurate survey or careful physical inspection thereof other than Permitted Real Property Exceptions.
     (b) Leased Properties. The Seller has heretofore made available to the Purchaser, true and complete copies of all Real Property Leases (including all modifications, amendments and supplements thereto). Except as set forth on Schedule 4.16(b), (i) each Real Property Lease is valid, binding and in full force and effect, and all rent and other sums and charges due and payable by the tenant thereunder are current or will be paid within the applicable notice or grace period, if any, prior to Closing, (ii) none of the Seller, the Operating Company or any of their respective Affiliates has received any written notice of any current default or termination under any Real Property Lease, (iii) no termination event or condition or uncured default on the part of the Seller, the Operating Company or any of their respective Affiliates or, to the knowledge of the Seller, the landlord, exists under any Real Property Lease, and (iv) to the knowledge of the Seller, no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a material defect or termination event or condition. Neither the Seller, the Operating Company or any of their respective Affiliates have any ownership, financial or other interest in the landlord under any Real Property Lease. Upon the consummation of the PG Restructuring, subject to Section 6.19, the Operating Company shall hold the leasehold estate under and interest in the Real Property Leases free and clear of all Liens other than Permitted Liens.
     (c) Condition and Operation of Improvements. All components of all buildings, structures and other improvements included within the Real Property (the “Improvements”), including the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in operating condition and repair, normal wear and tear excepted, sufficient for the conduct of the Packaged Gas Business substantially as conducted as of the date hereof.
     (d) No Options. Except as set forth in Schedule 4.16(d) and as set forth in the Real Property Leases, none of the Seller, the Operating Company or any of their respective Affiliates holds, and none of them is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, dispose of, or lease any of the Real Property or any portion thereof or interest therein. Except as set forth in Schedule 4.16(d), there are no leases, subleases, licenses or other agreements granting to any Person other than the Operating Company any right to the possession, use, occupancy or enjoyment of the Real Property or any portion thereof other than in the Ordinary Course of Business. None of the Seller, the Operating Company or any of their respective Affiliates in possession of the Real Property has vacated or abandoned any portion of the Real Property or given notice to any Third Party of its intent to do the same.
     (e) Condemnation. There is no pending, and none of the Seller, the Operating Company or any of their respective Affiliates has received written notice of any, and, to the knowledge of the Seller, there is no threatened or contemplated, taking or condemnation proceeding affecting any part of the Real Property or of any sale or other disposition of any part of the Real Property in lieu of condemnation.

     (f) Casualty. No portion of the Real Property has suffered any material damage by fire or other casualty which has not been repaired and/or substantially restored.
     4.17 Permits. Schedule 4.17 includes a true, correct and complete list of all Permits that are necessary for the operation of the Packaged Gas Business substantially as conducted as of the date hereof or necessary for the current use of the Packaged Assets substantially as used as of the date hereof (the “Material Permits”). Except as set forth in Schedule 4.17, and except with respect to Environmental Permits (which are covered exclusively by Section 4.22), none of the Seller, the Operating Company or any of their respective Affiliates has received written notice that any Material Permits are not in full force and effect, and no claim of which the Seller, the Operating Company or any of their respective Affiliates has received written notice is pending or, to the knowledge of the Seller, threatened in writing seeking the revocation or limitation of any such Material Permit. Each of the Seller and the Operating Company and each of their respective Affiliates, as applicable, are in compliance in all material respects with the terms of the Material Permits.
     4.18 Agreements.
     (a) Schedule 4.18(a) hereto lists all Packaged Contracts in effect on the date hereof of the following types:
          (i) Contracts containing executory obligations in an amount reasonably expected to exceed two hundred and fifty thousand dollars ($250,000) per annum (calculated on the basis of revenues for the twelve (12)-month period ending December 31, 2006);
          (ii) Contracts required to be disclosed in subclause (i) above with customers or suppliers of the Packaged Gas Business for the sharing of fees, the rebating of charges or other similar arrangements;
          (iii) Contracts containing covenants or terms that otherwise affect the Packaged Gas Business and that (A) restrict the ability of the Seller, the Operating Company (or after the Closing, the Purchaser) to compete in any line of business or with any Person in any geographical area or (B) restrict the ability of any other Person to compete with the Seller, the Operating Company or the Former Operating Company (or after the Closing, the Purchaser) in any line of business or in any geographical area (excluding any restrictive covenants entered into between the Operating Company, on the one hand, and any current or former employee of the Seller or the Operating Company, on the other hand);
          (iv) Contracts required to be disclosed in subclause (i) above containing any rights of first refusal or rights of first option, in each case, in favor of any Third Party;
          (v) Contracts required to be disclosed in subclause (i) above containing any “most favored nation” type provision;

          (vi) certain specified IP Licenses to be assigned to the Purchaser, subject to the terms and conditions set forth in Schedule 4.18(a)(vi) (the “Packaged IP Licenses”); and
          (vii) Contracts required to be disclosed in subclause (i) above containing any “take or pay” type provision in favor of the Third Party.
Except as noted on Schedule 4.18(a), prior to the Closing, true and complete copies of the Material Contracts (redacted to remove identifying information for customers), in each case, as amended, supplemented or otherwise modified to the date hereof, will be provided to the Purchaser.
     (b) Except as noted on Schedule 4.18(a), each of the Material Contracts contains the entire agreement of the parties thereto with respect to the subject matter thereof and constitutes the legal, valid and binding obligation of either the Seller or the Operating Company, is in full force and effect and is enforceable against the Seller or the Operating Company that is party thereto in accordance with its terms except as enforcement may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar Laws affecting creditors’ rights generally and (ii) general principles of equity. Neither the Seller nor the Operating Company is in material default under any Material Contract to which it is a party, nor to the knowledge of the Seller, does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder by the Seller or the Operating Company party thereto. To the knowledge of the Seller, no other party to any Material Contract is in material default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder. Except as set forth on Schedule 4.18(b), neither the Seller nor the Operating Company has received written notice that any Person intends to terminate (whether for cause or convenience) or default under any Material Contract before its stated term, if any. To the extent the Former Operating Company remains a party to any Material Contract as of the date hereof, the representations made above in this Section 4.18(b) shall apply, mutatis mutandis, to such Material Contracts at the time immediately prior to the Bulk Closing.
     4.19 Customers.
     (a) Schedule 4.19(a) lists, by dollar volume paid for the twelve (12) months ended on December 31, 2006, each of the top fifty (50) customers (as identified by customer number) of the Packaged Gas Business during such period (each such customer, a “Material Customer” and, collectively, the “Material Customers”). Except as set forth on Schedule 4.19(a), no Material Customer has, within the twelve (12) months prior to the date hereof, threatened in writing to cancel or otherwise terminate the relationship between such Material Customer and the Packaged Gas Business.
     (b) All of the books, records and other documents (whether on paper, computer diskette, tape, electronic or other storage media) relating to customers of the Packaged Gas Business have been maintained in the Ordinary Course of Business.

     4.20 Employees.
     (a) Schedule 4.20(a) lists all Employee Benefit and Compensation Plans. Schedule 4.20(a) separately identifies each Employee Benefit and Compensation Plan that (i) is a multiemployer plan as defined in Section 3(37) of ERISA (a “MultiEmployer Plan”), (ii) is a defined benefit plan subject to Title IV of ERISA, (iii) is a multiple employer plan as defined in Section 413(c) of the Code or (iv) provides for or makes available post-employment welfare benefits or coverage with an aggregate annual cost that could reasonably be expected to exceed two hundred and fifty thousand dollars ($250,000), except as may be required under COBRA, at the expense of the employee or former employee. The Seller has made available to the Purchaser, as of the date of this Agreement, the most recent estimate (if any) provided to the Operating Company by each MultiEmployer Plan set forth on Schedule 4.20(a) of the amount of contingent withdrawal liability that the Operating Company and its ERISA Affiliates would incur upon a complete withdrawal by the Operating Company and its ERISA Affiliates from such MultiEmployer Plan.
     (b) Except as set forth on Schedule 4.20(b), (i) each Employee Benefit and Compensation Plan has been established and administered, in all material respects, in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, rules and regulations, (ii) with respect to any Employee Benefit and Compensation Plan, other than routine applications for benefits, no Liens or lawsuits by any person or Governmental Body, formal complaints by any Governmental Body or material complaints by any other person have been filed or made against such Employee Benefit and Compensation Plan or the Operating Company or, prior to the Bulk Closing, the Former Operating Company or, to the knowledge of the Seller, against any other Person or party and, to the knowledge of the Seller, no such Liens, lawsuits or complaints are contemplated, have been threatened or are reasonably likely to occur and (iii) except as would not reasonably be expected to result in material liability, no individual who has performed services for the Seller, the Operating Company or any of their respective Affiliates, as applicable, with respect to the Packaged Gas Business, has been improperly excluded from participation in any Employee Benefit and Compensation Plan.
     (c) Except as set forth on Schedule 4.20(c), (i) none of the Seller, the Operating Company nor any of their Affiliates has terminated (or filed a notice of intent to terminate) an employee benefit pension plan (within the meaning of Section 3(2) of ERISA) or taken any other action with respect to any Employee Benefit and Compensation Plan that could reasonably be expected to result in a Lien on any of the assets of the Operating Company, including any Packaged Assets, under Title IV of ERISA and (ii) no Action against the Seller, the Operating Company, including any Packaged Assets, or any of their Affiliates that could result in a Lien on any of the assets of the Operating Company under Title IV of ERISA has been commenced by any Third Party or, to the knowledge of the Seller, is threatened by any Third Party.
     (d) Except as set forth on Schedule 4.20(d), the transactions contemplated by this Agreement and by the PG Restructuring Terms, and the Transaction Documents will not cause the Purchaser to incur any liability with respect to the PBGC or under the Code or ERISA or otherwise, including any MultiEmployer Plan withdrawal liability or, with respect to benefits or compensation due to Business Employees, in each case with respect to any Employee Benefit and Compensation Plan.
     (e) With respect to the Business Employees and the Packaged Gas Business, except as set forth on Schedule 4.20(e):
          (i) no Collective Bargaining Agreement exists or, since January 1, 2002 has existed or been in force or effect, between the Seller, the Operating Company or any of their respective Affiliates, as applicable, on the one hand, and any labor organization, on the other hand;
          (ii) none of the Seller, the Operating Company or any of their respective Affiliates, as applicable, has received written notice that any representation question presently exists, and no petition concerning representation under the National Labor Relations Act, as amended, is or, since January 1, 2002, has been pending or to the knowledge of the Seller, threatened;
          (iii) no claims, charges, grievances, complaints of a formal nature or presented in writing (collectively, “Covered Claims”) and no lawsuits, trials, hearings, adjudications or proceedings brought by or on behalf of employees, unions or others who are or have been performing work or services for the Seller, the Operating Company or any of their respective Affiliates, as applicable (collectively, “Employment Claims”), since January 1, 2002, have been initiated, are pending, or to the knowledge of the Seller, are threatened or have been resolved; the Seller, the Operating Company and their respective Affiliates (collectively “Seller Entities”) make the above representations with respect to Covered Claims based on (i) information known or reasonably available to the current human resources representatives or current other management personnel associated with the Seller Entities; and (ii) written documents and records maintained by or reasonably available to current human resources representatives or current other management personnel associated with the Seller Entities; the parties agree it will not be considered a breach of this Agreement if the Seller Entities inadvertently fail to set forth in Schedule 4.20(e) any Covered Claims beyond those covered by subparts (i) and (ii) of this sentence; for the avoidance of doubt, as used in this Section 4.20(e), Employment Claims are limited to matters that are or were the subject of a formal investigation or brought before any court, agency, arbitrator, mediator, judge or Governmental Body charged, in whole or in part, with oversight over employment or labor practices;
          (iv) no labor dispute, strike, picketing, public campaign or boycott, work slowdown, or work stoppage is or, since January 1, 2002, has been pending or to the knowledge of the Seller, threatened;
          (v) no Order has been rendered or issued, and no settlement or agreement has been entered into or executed, since January 1, 2002 regarding any matter set forth in this Section 4.20(e); and
          (vi) the Packaged Gas Business has been operated in compliance in all material respects with all Labor Laws.

     (f) Schedule 4.20(f)-1 contains a true and complete list of all of the Business Employees (which list shall identify each such Business Employee by his or her employee number) as of the date of this Agreement and will be revised at the Closing to contain a true and complete list of all the Business Employees (identified by employee name) as of the Closing. Schedule 4.20(f)-1 shall identify each Business Employee’s date of hire, title, salary or hourly rate of pay, bonus target for the current fiscal year, bonus actually paid or payable for the two (2) most recent fiscal years, other compensation and work location and leave status, together with any vacancies. Except as set forth on Schedule 4.20(f)-2, since the date twelve (12) months prior to and as of the date of this Agreement, no annual salary or wage rate increases have been implemented by the Seller, the Operating Company or any of their respective Affiliates with respect to the Business Employees, except for annual salary or wage rate increases, promotions and transfers made in the Ordinary Course of Business or as may be required by Law or Contract.
     (g) Seller has complied with WARN relative to any and all “employment losses” as defined in WARN that have taken place up to the Closing Date.
     (h) Prior to the date hereof, the Seller has provided, to its knowledge, to the Purchaser a copy of each “Non-Competition Agreement” in effect for each Business Employee who works in a senior executive or sales capacity and the form of agreement that is in effect, if any, for each other Business Employee. As used here, “Non-Competition Agreement” shall mean any restrictive covenant agreement that contains confidentiality provisions, non-competition provisions or non-solicitation provisions.
     4.21 Compliance with Laws. Except as set forth in Schedule 4.21, except with respect to Environmental Laws, Environmental Permits, Environmental Liabilities and any other matters related thereto (which are covered exclusively by Section 4.22) and except with respect to Business Employees, Employee Benefits and Compensation Plans and any other matters related thereto (which are covered exclusively by Section 4.20), (a) each of the Seller and the Operating Company is, in all material respects, in compliance with all Laws pertaining to the Packaged Gas Business, the Packaged Assets and the Leased Real Property and (b) none of the Seller, the Operating Company or, prior to the Bulk Closing, the Former Operating Company has received any written notice of, or been charged in writing with, any violation of any material Law pertaining to the Packaged Gas Business, the Packaged Assets, the Leased Real Property or the Operating Company.
     4.22 Environmental. Except as set forth in Schedule 4.22:
     (a) the Operating Company, the Packaged Gas Business, the Packaged Assets and the Leased Real Property are in compliance with all Environmental Laws;
     (b) each of the Seller, the Operating Company and, prior to the Bulk Closing, the Former Operating Company has obtained and, if applicable, is in compliance with all Environmental Permits necessary for the operation of the Packaged Gas Business as currently conducted by it, and there are no pending, or, to the knowledge of the Seller, threatened Actions or Orders to revoke or limit any such Environmental Permits;

     (c) there are no currently existing conditions, facts or circumstances that would reasonably be likely to cause any Environmental Permit to be revoked or adversely revised, other than the expiry of such Environmental Permits in due course, and there are no currently existing conditions, facts or circumstances that would reasonably be likely to prevent the renewal or replacement of such Environmental Permits on reasonable terms;
     (d) there are no pending Actions or Orders arising under or pursuant to any Environmental Law relating to the operation of the Packaged Gas Business, and, to the knowledge of the Seller, no such Action or Order is threatened by any Governmental Body or private party;
     (e) there is no Condition on, under or about the Owned Real Property, the Leased Real Property or the real property that is subject to the Real Property Leases for which there is a legal obligation to perform any Remediation;
     (f) all material environmental investigation and/or assessment reports relating to the Owned Real Property, the Leased Real Property or real property that is subject to the Real Property Leases that have been issued after January 1, 2005 and that are in the possession or control of either the Seller, the Operating Company or any of their respective Affiliates have been made available either to the Purchaser or its agents or representatives; and
     (g) this Section 4.22 is the exclusive representation and warranty of the Seller with respect to Environmental Laws, Environmental Liabilities, Environmental Permits and any other matters related thereto.
     4.23 Taxes. Except as set forth in Schedule 4.23:
     (a) the Operating Company has not “checked the box” under applicable Treasury Regulations to be treated as a corporation for United States federal income tax purposes;
     (b) all Tax Returns required to be filed by or with respect to the Operating Company have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect to thereto) are true, complete and correct in all respects;
     (c) the Operating Company has fully and timely paid all Taxes owed by it (whether or not shown on any Tax Return) and has made adequate provision for any Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the date hereof;
     (d) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Operating Company for any taxable period and no request for any such waiver or extension is currently pending;
     (e) no audit or other proceeding by any Governmental Body is pending or threatened with respect to any Taxes due from or with respect to the Operating Company, and no

Governmental Body has given notice of any intention to assert any deficiency or claim for additional Taxes against the Operating Company;
     (f) none of the Seller, the Operating Company or any of their respective Affiliates has received written notice of any claim from any Governmental Body in a jurisdiction where such Affiliate or the Operating Company does not file Tax Returns that such entities are or may be subject to taxation by that jurisdiction by reason of the operation of the Packaged Gas Business or otherwise;
     (g) no Tax deficiencies (including penalties and interest) of any kind have been assessed against the Operating Company, other than deficiencies that have been satisfied by payment or settlement, or withdrawn;
     (h) there are no Liens for Taxes upon the assets or properties of the Operating Company or any of its applicable Affiliates, including the Packaged Assets, except for Permitted Liens;
     (i) the Operating Company has not taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax law);
     (j) the Operating Company is not a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement, (collectively, “Tax Sharing Agreements”). The Operating Company has no liability for Taxes of any Person under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise;
     (k) the Operating Company has withheld from its employees, independent contractors, creditors, stockholders and Third Parties and timely paid to the appropriate Governmental Body proper and accurate amounts in all respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws. The Operating Company has complied in all respects with all Tax information reporting provisions of all applicable Laws;
     (l) the Operating Company has not agreed, and is not required to make, any adjustment under Section 481(a) of the Code, and no Governmental Body has proposed any such adjustment or change in accounting method;
     (m) any adjustment of Taxes of the Operating Company made by the Internal Revenue Service (the “IRS”), which adjustment is required to be reported to the appropriate state, local, or foreign Governmental Bodies, has been so reported;
     (n) the Operating Company has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, and the Operating Company is not subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Body;
     (o) none of the Packaged Assets constitute “tax exempt use property” within the meaning of Section 168(h)(1) of the Code; and
     (p) none of the Packaged Assets is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986.
     4.24 Transactions with Affiliates and Related Parties. Except as disclosed in Schedule 4.24, there are no existing Contracts, transactions or other arrangements (“Affiliate Arrangements”), between the Operating Company, on the one hand, and the Seller or any of its Affiliates (other than the Operating Company), on the other hand. Except as set forth on Schedule 4.24 or as contemplated by the PG Restructuring, and subject to the Transaction Documents, prior to the Closing, all such Affiliate Arrangements shall be terminated without any liability or obligation to the Operating Company.
     4.25 No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement (as modified by the Schedules hereto and as supplemented and amended in accordance with the terms of this Agreement), none of the Seller, the Operating Company or any of its Affiliates or any other Person makes any other express or implied representation or warranty with respect to the Packaged Gas Business, the Operating Company, the Purchased Equity Interests, the transactions contemplated by this Agreement, or with respect to any financial information or other information provided to the Purchaser, whether on behalf of the Seller, the Operating Company or any of their Affiliates or such other Persons, including as to (a) merchantability or fitness of any assets or properties for any particular use or purpose, (b) the use of the assets of the Packaged Gas Business and the operation of the Packaged Gas Business by the Purchaser after the Closing or (c) the probable success or profitability of the ownership, use or operation of the Operating Company or the Packaged Gas Business by the Purchaser after the Closing, and each of the Seller and the Operating Company disclaims any representations or warranties not contained in this Agreement, whether made by the Seller, the Operating Company or any of their Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Agreement (as modified by the Schedules, as supplemented in accordance with the terms of this Agreement), each of the Seller and the Operating Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Purchaser by any director, officer, employee, agent, consultant, or representative of the Seller, the Operating Company or any of their Affiliates).
SECTION 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser represents and warrants to the Seller as follows:

     5.1 Corporate Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. It has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.
     5.2 Corporate Authority. The Purchaser has all requisite corporate power and authority (a) to enter into, execute and deliver each applicable Transaction Document, (b) to consummate the transactions contemplated by each applicable Transaction Document, and (c) to perform fully its obligations under each applicable Transaction Document. All corporate acts and other proceedings required to be taken by or on the part of the Purchaser and its stockholders to authorize it to execute, deliver and perform the Transaction Documents and the transactions contemplated thereby have been duly and properly taken, and no other corporate action by the Purchaser or its stockholders is required for the due execution, delivery or performance of this Agreement or the other Transaction Documents. This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes, and each of the other Transaction Documents has been duly authorized by the Purchaser and when duly executed and delivered by the Purchaser will constitute, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, assuming due execution and delivery hereof and thereof by the Seller and except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to, or affecting the rights of creditors or creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).
     5.3 No Violation. Except for the Consents to be obtained under Section 4.6 and the making of all filings and notifications set forth in Schedule 5.4, the execution and delivery by the Purchaser of the Transaction Documents and its consummation of the transactions contemplated thereby will not (a) violate the certificate of incorporation or bylaws of the Purchaser, (b) violate any Law by which the Purchaser is bound or subject, (c) result in the creation of a Lien on the assets of the Purchaser or (d) violate, conflict with or result in any breach of any provision of, or constitute, whether after the giving of notice or lapse of time or both, a default under any Contract to which the Purchaser is a party, excluding, in the case of the foregoing clauses (b), (c) and (d), violations, breaches and defaults which, either individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by the Transaction Documents.
     5.4 Governmental Approvals. No Consent of any Governmental Body is required in connection with the execution and delivery by the Purchaser of the Transaction Documents or its consummation of the transactions contemplated thereby or its performance of any of the provisions thereof on or after the Closing Date, except (a) filing by the Purchaser with the DOJ and the FTC of a notification and report form pursuant to the HSR Act, and the expiration or termination of all waiting periods associated therewith and (b) where failure to obtain such Consent would not have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by the Transaction Documents to which it is or shall be a party and (c) those set forth in Schedule 5.4.

          5.5 Availability of Funds. The Purchaser has delivered a true, correct and complete copy of the $1.6 billion senior unsecured credit facility, effective as of the July 25, 2006 (the “Credit Agreement”) among the Purchaser and Bank of America, N.A., as U.S. Agent, The Bank of Nova Scotia, as Canadian Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and certain other lenders, to provide the Purchaser with debt financing of up to $1.6 billion (the “Financing”). Subject to its terms and conditions, the Financing when funded, together with the Purchaser’s cash on hand, will provide the Purchaser financing sufficient to pay the Purchase Price and to consummate the transactions contemplated hereby.
          5.6 Employee Benefits. Prior to the date of this Agreement, the Purchaser has provided to the Seller a true and complete summary of the material benefits that it currently offers to employees who are similarly situated to the Transferred Employees.
          5.7 Independent Investigation; Seller’s Representations.
     Except for the representations and warranties contained in this Agreement (as modified by the Schedules hereto and as supplemented and amended in accordance with the terms of this Agreement), the Purchaser acknowledges and agrees that neither the Seller, the Operating Company or any of their Affiliates or any other Person makes any other express or implied representation or warranty with respect to the Operating Company, the Purchased Equity Interests, the Packaged Gas Business or the transactions contemplated by this Agreement, or with respect to any financial information or other information provided to the Purchaser, whether on behalf of the Seller, the Operating Company or any of their Affiliates or such other Persons, including as to (a) merchantability or fitness of any assets or properties for any particular use or purpose, (b) the use of the assets of the Packaged Gas Business and the operation of the Packaged Gas Business by the Purchaser after the Closing or (c) the probable success or profitability of the ownership, use or operation of the Operating Company or the Packaged Gas Business by the Purchaser after the Closing, and the Seller and the Operating Company disclaims any other representations or warranties not contained in this Agreement, whether made by the Seller, the Operating Company or any of their Affiliates, officers, directors, employees, agents or representatives. The Purchaser acknowledges and agrees that, except for such representations and warranties contained therein, the Operating Company, its assets and properties and the Packaged Gas Business are being transferred on a “where is” and, as to condition, “as is” basis. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties set forth in this Agreement (as modified by the Schedules hereto and as supplemented and amended in accordance herewith). Except as set forth in this Agreement, none of the Seller, the Operating Company or any of their Affiliates or any other Person will have or be subject to any liability or indemnification obligation to the Purchaser or any other person resulting from the distribution to the Purchaser, or the Purchaser’s use of, any such information, document, or material made available to the Purchaser in the data room, management presentations or in any other form in expectation of the transactions contemplated by this Agreement. Accordingly, Purchaser represents and warrants that it is relying on no representations, warranties or disclosures by the Seller, the Operating Company or any of their Affiliates or any other Person as an inducement to enter into this Agreement or to consummate the transactions contemplated herein, other than as set forth in this Agreement.

SECTION 6
FURTHER COVENANTS
     The parties hereto hereby further covenant and agree as follows:
     6.1 Access to Information and Documents; Pre-Closing Cooperation.
     (a) From and after the date hereof until the Closing Date, subject to Section 6.1(c), the Seller shall, and shall cause the Operating Company to, give the officers, employees, representatives, financing sources, accountants and other designees of the Purchaser (collectively, the “Purchaser Parties”) reasonable access, during normal business hours following reasonable prior notice, to the Real Property, properties, written Contracts (redacted to remove identifying information for customers with unredacted copies being provided at least ten (10) days prior to the Closing Date) and other assets, books and records and officers and employees of the Seller and the Operating Company related to the Packaged Gas Business and the Packaged Assets and to reasonably furnish to the Purchaser and its aforesaid representatives such financial, technical, operating and other information of the Operating Company pertaining to the Packaged Gas Business and the Packaged Assets as shall exist and as the Purchaser shall from time to time reasonably request and shall provide such assistance as is reasonably requested by the Purchaser in connection with third party appraisers determining fair market valuations relating to tangible and intangible assets; provided, however, that each such outside representative, financing source, accountant or other designee of the Purchaser shall first execute an instrument reasonably satisfactory to the Seller to agree to be subject to a duty to maintain the confidentiality of any information so received in accordance with the terms of the Confidentiality Agreement. Such reasonable access shall not include access for the preparation of either Phase I or Phase II environmental assessments. No investigation by the Purchaser or the Purchaser Parties shall diminish or obviate any of the representations or warranties of the Seller contained in this Agreement. All requests for access to the Real Property, properties, written Contracts and other assets, books and records of the Packaged Gas Business or the Operating Company shall be made to such representatives of the Seller as the Seller shall designate, who shall respond promptly to any reasonable requests by the Purchaser and shall be solely responsible for coordinating all such requests and all access permitted hereunder, and no such access or such request for access shall be made through or by any other person. Seller shall be entitled to have a representative attend any meetings between the Purchaser or its representatives and any employee of the Operating Company.
     (b) Without limiting the generality of the foregoing, from and after the date hereof until the Closing Date, subject to Section 6.1(c), the Seller, on the one hand, and the Purchaser, on the other hand, shall use commercially reasonable efforts to cause their respective Affiliates, representatives, suppliers and service providers to cooperate in good faith with the other party to enable the orderly transition of the Packaged Gas Business. Promptly following the date hereof, the parties shall use commercially reasonable efforts to take the actions set forth on Schedule 6.1 at the times and for the purposes set forth on Schedule 6.1 and shall designate appropriate personnel and cooperate to develop processes to, and promptly following the FTC Preliminary Approval Date the Seller shall use commercially reasonable efforts to, assist the Purchaser in transitioning the functions of the Packaged Gas Business, including the following activities: (i) conducting demonstrations of business processes and systems, (ii) assisting in the transfer and implementation of the information technology applications and databases primarily used in the Packaged Gas Business, (iii) performing data extracts and file transfers, (iv) cooperating with the Purchaser to communicate at the Closing with customers and Business Employees notifying them of the transaction and resultant change in ownership of the Packaged Gas Business and other particulars associated with the transition to the Purchaser (which communications shall be mutually reasonably satisfactory to both parties), (v) developing a plan for termination or transition of benefit plans and (vi) providing information necessary to migrate payroll and benefits information; provided, that such transition activities shall be subject to the terms of a “clean team” agreement in form and substance reasonably satisfactory to both parties. The parties agree that the integration of the Packaged Gas Business with the Purchaser’s business and operations is the Purchaser’s responsibility and shall be at the risk of the Purchaser and, without diminishing their obligations under this Section 6.1, the Seller make no representation or warranty or other assurance of the success of the Purchaser’s integration activities.
     (c) Notwithstanding anything in this Section 6.1 to the contrary, (x) the access, cooperation and assistance to be provided hereunder shall not unreasonably interfere with the Seller’s and its Affiliates’ business or any of their employees’ duties to the Seller or its Affiliates and (y) the Purchaser shall not contact any non-officer employees, customers or suppliers of, or be granted access to any facilities or of, the Seller, the Operating Company, their Affiliates or the Packaged Gas Business or be provided with any customer, vendor or employee data or any other competitively sensitive information with respect to the Packaged Gas Business prior to the FTC Preliminary Approval Date; provided, that to the extent reasonably required in connection with efforts to gain antitrust clearance pursuant to Section 6.6(c), customer, sales and other necessary operating information will be made available to a “clean team” whose identity and conduct shall be determined and governed, respectively, by the terms of a customary “clean team” agreement in form and substance reasonably satisfactory to both parties; provided, further, that, in coordination with designated representatives of the Seller and subject to a “clean team” agreement in form and substance reasonably satisfactory to both parties, representatives of the Purchaser shall have access to the locations, information and personnel of the Seller and the Packaged Gas Business at the times and for the purposes set forth on Schedule 6.1.
     (d) Each party shall cause to be preserved and kept all records retained by it relating to the Operating Company for such period from and after the Closing as may be required by or needed for compliance with applicable Law. Notwithstanding the foregoing, following the Closing, the Purchaser shall, and shall cause the Operating Company to, retain all Books and Records and other documents or written information pertaining to the Packaged Gas Business, the Packaged Assets or the Operating Company in accordance with Laws and standard industry practice.
     (e) The parties acknowledge that the schedules to the form of Master Site License Agreements will require additional information and the addition of certain details to be included therein prior to execution of the Master Site License Agreements in connection with the Closing. Promptly following the date hereof, the parties shall designate appropriate personnel and cooperate to develop processes to finalize such schedules. From and after the date hereof until the Closing Date, each party shall reasonably cooperate in good faith with the other party to attempt in good faith to resolve and agree on the schedules to each Master Site License Agreement, including undertaking to inspect, survey and review each site and to identify and agree upon the information and details to be included in the schedules to carry out the intent of the parties. Notwithstanding the foregoing, the parties acknowledge and agree that the Permitted Site Activities to be included in the applicable schedule for each particular site shall be consistent with the activities currently conducted by the businesses of the Seller and its Affiliates as of the date hereof at such site. Any items in dispute with respect to such schedules not resolved as of the FTC Preliminary Approval Date shall be settled by arbitration in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall have no authority to amend or contravene this Agreement. The arbitrator shall be bound in their deliberations and decisions by the parameters set forth in this Agreement. The decision of the arbitrator, made in writing, shall be final and binding upon the parties as to the question submitted with respect to the applicable site and schedule.
     6.2 Assistance Relating to Warranty Rights. Each of the parties shall use its commercially reasonable efforts to cooperate with the other party as such other party may reasonably request in connection with any claim that such other party may desire to make against a Third Party under any warranty or other right relating to the Packaged Gas Business or the Packaged Assets.
     6.3 Confidentiality Agreements.
     (a) For a period of two (2) years from the Closing Date, the Seller shall keep, and shall cause its Affiliates and their respective employees to keep, any and all confidential and proprietary information, know-how, technical information, formulae or trade secrets to the extent relating primarily to the Packaged Gas Business, the Packaged Assets (including customer lists and related information) or the Operating Company, excluding know-how, technical information, formulae, trade secrets or similar information to the extent it is not solely related to the Packaged Gas Business, the Packaged Assets or the Operating Company or that is applicable to the industries in which the Packaged Gas Business operates generally (collectively, “PGB Information”), confidential and shall not disclose any PGB Information to any Person and shall not use any PGB Information for their own purposes or advantages unless and until such information (i) is or becomes a matter of public knowledge through no breach by the Seller or any of its Affiliates of any obligation to the Purchaser or its Affiliates, (ii) is lawfully acquired from a Third Party without restrictions of confidentiality, (iii) is independently developed by the Seller or its Affiliates without reliance on other PGB Information, or (iv) is required to be disclosed by applicable Law, subpoena or other legal process; provided, that in case of any potential disclosure under this subclause (iv), the Seller shall provide the Purchaser with prompt notice of such requirement, including copies of subpoenas or Orders requesting or ordering such PGB Information, cooperate reasonably with the Purchaser in resisting the disclosure of such PGB Information via a protective Order or other appropriate legal action. The parties acknowledge and agree that, following the consummation of the transactions contemplated hereby, the Seller and its Affiliates will continue to own and operate packaged gas and other businesses that are similar to the Packaged Gas Business. Accordingly, this Section 6.3(a) is not intended to restrict the Seller or its Affiliates from retaining, Utilizing and disclosing any know-how, technical information, formulae or trade secrets or other information which relates to the producing, refining, preparing, transfilling, packaging, marketing, distributing, exporting, extracting, purifying, recovering, preparing, blending, distributing, marketing, selling, supplying, manufacturing, purchasing, purifying, transfilling, storing or packaging of industrial and other gases and providing related services generally, whether or not such information was Utilized or developed in connection with the Packaged Gas Business, and provided that such retention, use or disclosure does not otherwise violate the Seller’s obligations hereunder. All of the Purchaser’s rights hereunder to prevent the Seller or its Affiliates from competing with the Packaged Gas Business are set forth in Section 6.4, and this Section 6.3(a) is not intended to supersede, conflict with or otherwise expand such rights. This Section 6.3 is not intended to increase or reduce the Purchaser’s rights to Intellectual Property hereunder.
     (b) For a period of two (2) years from the date hereof, the Seller shall not, and shall cause its Affiliates and their respective employees not to, use for its or their own purposes or advantages (other than in preparation for the orderly transition of operational control of the Packaged Gas Business, the Packaged Assets or the Operating Company to the Purchaser during the transition period contemplated by the Transition Services Agreement) or publish or disclose to any Third Party (other than legal and financial consultants of the Seller who are subject to a duty to the Purchaser or any of its Affiliates to maintain the confidentiality of the information) any confidential or proprietary information, know-how, technology information, analysis, compilations, studies, formulae, trade secret or other documents prepared by or obtained from the Purchaser (including legal and other professional advisors, accountants, consultants and financial advisors) in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the Transaction Documents, including business and financial information, no matter how obtained (orally, in writing or observed), or any analysis, compilations, studies and other records and documents prepared by the Seller, the Operating Company or any of their respective Affiliates (including legal and other professional advisors, accountants, consultants and financial advisors) which contain or otherwise reflect such information (collectively, “Purchaser Information”), unless and until such Purchaser Information (i) is or becomes a matter of public knowledge through no breach by the Seller, its Affiliates or their respective employees of any obligation to the Purchaser or its Affiliates, (ii) is lawfully acquired from a Third Party without restrictions of confidentiality, (iii) is independently developed by the Seller or its Affiliates without reliance on other Purchaser Information, or (iv) is required to be disclosed by applicable Law, subpoena or other legal process; provided, that in case of any potential disclosure under this subclause (iv), the Seller shall provide the Purchaser with prompt notice of such requirement, including copies of subpoenas or Orders requesting or requiring such Purchaser Information, cooperate reasonably with the Purchaser in resisting the disclosure of such Information via a protective Order or other appropriate legal action. Upon (x) the termination of this Agreement in accordance with its terms or (y) the later of the Closing and the expiration of any transition period provided under the Transition Services Agreement, if the Closing shall have occurred, the Seller shall not keep or take, and shall promptly return or destroy, any and all Purchaser Information, and shall not keep or take, and shall promptly return or destroy, any document or other thing embodying any such Purchaser Information; provided, that the Seller shall not be obligated to return any Purchaser Information that may be stored on computer back-up tapes or other electronic storage system that is commercially impracticable to access in order to facilitate the return of any such Purchaser Information in accordance with this Section 6.3(b); provided, further, that unless any such Purchaser Information retained on computer back-up tapes and other electronic storage system is subject to eventual irretrievable destruction or deletion (in which case, the obligations of the Seller under the first sentence of this Section 6.3(b) shall apply to such Purchaser Information until the time such information is so destroyed or deleted), such obligation shall apply to such

Purchaser Information indefinitely. With respect to any Purchaser Information that the Seller destroys pursuant to the foregoing sentence, the Seller shall promptly provide the Purchaser with a certificate, signed by an appropriate officer of the Seller, certifying the destruction of any such document or other thing embodying any such Purchaser Information.
     (c) For a period of two (2) years from the date hereof, the Purchaser shall not, and shall cause its Affiliates and their respective employees not to, use for its or their own purposes or advantages (other than in preparation for the orderly transition of operational control of the Packaged Gas Business, the Packaged Assets, or the Operating Company to the Purchaser during the transition period contemplated by the Transition Services Agreement) or publish or disclose to any Third Party (other than legal and financial consultants of the Purchaser who are subject to a duty to the Seller and its Affiliates to maintain the confidentiality of the information) any confidential or proprietary information, know-how, technology information, analysis, compilations, studies, formulae, trade secret or other documents that is not PGB Information prepared by or obtained from the Seller (including legal and other professional advisors, accountants, consultants and financial advisors) in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the Transaction Documents, including business and financial information, no matter how obtained (orally, in writing or observed), or any analysis, compilations, studies and other records and documents prepared by the Seller (including legal and other professional advisors, accountants, consultants and financial advisors) which contain or otherwise reflect such information (collectively, “Seller Information”), unless and until such Seller Information (i) is or becomes a matter of public knowledge through no breach by the Purchaser, its Affiliates or their respective employees of any obligation to the Seller or its Affiliates, (ii) is lawfully acquired from a Third Party without restrictions of confidentiality, (iii) is independently developed by the Purchaser or its Affiliates without reliance on other Seller Information, or (iv) is required to be disclosed by applicable Law, subpoena or other legal process; provided, that in case of any potential disclosure under this subclause (iv), the Purchaser shall provide the Seller with prompt notice of such requirement, including copies of subpoenas or Orders requesting or requiring such Seller Information, cooperate reasonably with the Seller in resisting the disclosure of such Information via a protective Order or other appropriate legal action, and shall not make disclosure pursuant thereto until the Seller have had a reasonable opportunity to resist such disclosure. Upon (x) the termination of this Agreement in accordance with its terms or (y) the later of the Closing and the expiration of any transition period provided under the Transition Services Agreement, if the Closing shall have occurred, the Purchaser shall not keep or take, and shall promptly return or destroy, any and all Seller Information, and shall not keep or take, and shall promptly return or destroy, any document or other thing embodying any such Seller Information; provided, that the Purchaser shall not be obligated to return any Seller Information that may be stored on computer back-up tapes or other electronic storage system that is commercially impracticable to access in order to facilitate the return of any such Seller Information in accordance with this Section 6.3(c); provided, further, that unless any such Seller Information retained on computer back-up tapes and other electronic storage system is subject to eventual irretrievable destruction or deletion (in which case, the obligations of the Purchaser under the first sentence of this Section 6.3(c) shall apply to such Seller Information until the time such information is so destroyed or deleted), such obligations shall apply to Seller Information indefinitely. With respect to any Seller Information that the Purchaser destroys pursuant to the foregoing sentence, the Purchaser shall promptly provide the Seller with a certificate, signed by an appropriate officer of the Purchaser, certifying the destruction of any such document or other thing embodying any such Seller Information. Until the Closing, the Purchaser shall limit distribution of Schedule 4.20(f)-1 to those employees and representatives of the Purchaser who have a legitimate need, in connection with this Agreement, to have access to the personal data on such schedule.
     (d) Upon the termination of this Agreement in accordance with its terms prior to the Closing, the Purchaser shall not keep or take, and shall promptly return or destroy, any and all PGB Information, and shall not keep or take, and shall promptly return or destroy, any document or other thing embodying any such PGB Information; provided, that the Purchaser shall not be obligated to return any PGB Information that may be stored on computer back-up tapes or other electronic storage system that is commercially impracticable to access in order to facilitate the return of any such PGB Information in accordance with this Section 6.3(d); provided, further, that unless any such PGB Information retained on computer back-up tapes and other electronic storage system is subject to eventual irretrievable destruction or deletion (in which case, the obligations of the Purchaser under the first sentence of Section 6.3(c) in connection with Seller Information shall apply indefinitely to such PGB Information until the time such information is so destroyed or deleted), such obligations shall apply to PGB Information indefinitely. With respect to any PGB Information that the Purchaser destroys pursuant to the foregoing, the Purchaser shall promptly provide the Seller with a certificate, signed by an appropriate officer of the Purchaser, certifying the destruction of any such document or other thing embodying any such PGB Information.
     6.4 Non-Competition.
     (a) Covenant not to Compete. In order that the Purchaser may have and enjoy the full benefit of the Packaged Gas Business and the Purchased Assets and as an inducement to the Purchaser to enter into this Agreement (without which inducement the Purchaser would not have entered into this Agreement), for a period of three (3) years beginning on the Closing Date (such three-year period, the “Non-Competition Period”), the Guarantor hereby agrees that the Guarantor shall not, and the Guarantor shall cause its Affiliates (including the Seller and BOC) not to, directly or indirectly, in the United States, which for the avoidance of doubt, as used in this Section 6.4, excludes Puerto Rico and the Virgin Islands, effect a sale by Guarantor or its Affiliates or enter into any contract with respect to the sale of industrial gases or Low-End Specialty Gases in Containers, or equipment, supplies and materials (including welding equipment, welding consumables, safety equipment and supplies and related products) that are primarily related to the use of industrial gases or Low-End Specialty Gases, in each case, to any Person who is not primarily a Wholesale Customer (“Competitive Activities”). For the avoidance of doubt, Competitive Activities do not include any Excluded Businesses.
     (b) Non-Solicitation of Certain Caribbean Customers of Seller. The Purchaser hereby agrees that the Purchaser shall not, and the Purchaser shall cause its Affiliates not to, directly or indirectly, for a period beginning on the Closing Date and ending six (6) months after the Purchaser ceases to supply packaged gases under the Product Supply Agreement (such period, the “Purchaser Non-Solicitation Period”), sell to, or otherwise solicit the sale to, any customer of the Caribbean Business that (x) purchased or received (or contracted or committed to purchase or receive) products (or related services or equipment) of the Packaged Gas

Business, in each case, after January 1, 2006 or (y) purchases product from the Seller or its Affiliates that is supplied under the Product Supply Agreement (each, a “Covered Customer”); provided, however, the Purchaser shall not be restricted from soliciting the sale or otherwise continuing to sell to its customers in the Caribbean region the products (or related services or equipment) they have purchased from the Purchaser or its Affiliates from January 1, 2006 until the Closing (“Excepted Customers”). At or prior to the Closing, the Seller will deliver to the Purchaser a list of the Covered Customers as of such time. If the Purchaser reasonably requests with respect to any such customer, the Seller shall provide reasonable evidence that such customer is a Covered Customer. If the Seller reasonably requests with respect to any Excepted Customer, the Purchaser shall provide reasonable evidence that such customer is an Excepted Customer. For the avoidance of doubt, this Section 6.4(b) shall not restrict the Purchaser or its Affiliates from soliciting the sale of or selling any other product or service or equipment for any reason to any Person to the extent not prohibited by the restrictions set forth in this Section 6.4(b).
     (c) General Exceptions. Notwithstanding the provisions of Section 6.4(a), the Guarantor and its Affiliates shall have the right at any time to (i) engage in any of the Excluded Businesses to the extent that such Excluded Businesses are being conducted in the ordinary course (provided, that the Guarantor and/or its Affiliates may grow and expand any Excluded Business (including via acquisitions) so long as such growth or expansion of any such Excluded Businesses is not designed to circumvent the provisions of Section 6.4(a)), (ii) engage in the Packaged Gas Business outside of the United States, (iii) engage in any new business related to the sale of industrial gases or Low-End Specialty Gases if such new business arises from technological innovations not currently in use or offered by Guarantor or its Affiliates in the United States, provided that such technological innovation does not serve the same end use as currently being served by the industrial gases or Low-End Specialty Gases businesses of the Packaged Gas Business, (iv) subject to Section 6.4(d), acquire, directly or indirectly, securities listed on any national securities exchange or traded actively in the national over-the-counter market of any Person that undertakes Competitive Activities in the United States (provided, that the Guarantor, together with its Affiliates and any member of a group in which the Guarantor or its Affiliates are a party, may not own more than ten percent (10%) of the outstanding voting power of such Person), (v) subject to Section 6.4(d), acquire (by acquisition, merger, consolidation, joint venture, or otherwise) a company or business whose operations include Competitive Activities, (vi) make sales calls or joint sales calls with a Third Party Partner or Third Party Distributor in relation to the sale of products for the Excluded Businesses, so long as such activities by the Guarantor or its Affiliates are not Competitive Activities, (vii) advise any Person, other than a Person that is party to a customer Packaged Contract (each a “Non-PGB Customer”), of the identity of the Third Party Partners or Third Party Distributors of the Guarantor or its Affiliates, and provide the details thereof, and make recommendations and referrals to Non-PGB Customers or potential Non-PGB Customers seeking packaged gas products of any of the Third Party Partners or Third Party Distributors of Guarantor or its Affiliates, (viii) publicize generally in literature, on Guarantor’s or its Affiliates’ website, or via other media the identity of the Third Party Partners or Third Party Distributors of Guarantor or its Affiliates, and provide the details thereof, (ix) offer services to Third Party Partners or Third Party Distributors of Guarantor or its Affiliates, so long as such activities by the Guarantor or its Affiliates are not Competitive Activities, (x) acquire any packaged gas product from a competitor of the Purchaser for use in any Excluded Business, (xi) without limiting any other terms of this Agreement, sell, license, or dispose of any Intellectual Property, or (xii) actively participate in any trade organizations of which the Guarantor or any of its Affiliates is a member that advocate single sourcing of bulk and packaged gas products so long as such activities by the Guarantor or its Affiliates are not Competitive Activities. The Purchaser hereby acknowledges that none of Guarantor or any of its Affiliates has any right or obligation to prevent any Third Party Partner or Third Party Distributor from offering on its own behalf and for its own account packaged gas products and related products and services to any Person. The inclusion of the foregoing activities in this Section 6.4(c) are for the avoidance of doubt and shall not be construed as any admission that such activities would or would not be prohibited by Section 6.4(a) but for this Section 6.4(c).
     (d) Specific Exceptions for Acquisitions During the Non-Competition Period. Notwithstanding anything to the contrary in this Section 6.4, during the Non-Competition Period, the Guarantor or its Affiliates may acquire, own or operate any Person, or the business of any Person, who is, directly or indirectly, engaged in Competitive Activities (such Person acquired, being referred to as an “Acquired Competitor”) by means of (i) any merger, consolidation, joint venture, or other business combination pursuant to which the business of an Acquired Competitor is combined with the business of the Guarantor or its Affiliates, (ii) the acquisition by any of the Guarantor or its Affiliates, directly or indirectly, of the capital stock of an Acquired Competitor, by way of tender or exchange offer, negotiated purchase or other means, or (iii) the acquisition by any of the Guarantor or its Affiliates, directly or indirectly, of the assets, properties, or business of an Acquired Competitor, by way of a direct or indirect purchase, exchange, joint venture, or other means, so long as (A) the total revenues for such Acquired Competitor for the four (4) full fiscal quarters immediately preceding the date that the definitive agreements for such acquisition are executed exceed $500 million or (B) without limiting the foregoing clause (A), the revenues of such Acquired Competitor’s Competitive Activities (“Competitive Revenues”), do not exceed fifty percent (50%) of the total revenues for such Acquired Competitor for the four (4) full fiscal quarters immediately preceding the date that the definitive agreements for such acquisition are executed; provided that if, under this clause (B), such Acquired Competitor’s Competitive Revenues (x) do not exceed $10 million, then the Guarantor or its Affiliates may acquire, own and operate such Acquired Competitor, and (y) subject to the foregoing clause (A), equal or exceed $10 million, then the Guarantor shall cause, and if applicable, the Guarantor shall cause its Affiliates to cause, the divestiture of such assets attributed to the Competitive Revenues as promptly as reasonably practicable and in any event not later than eighteen (18) months after the closing of such acquisition. Notwithstanding anything to the contrary contained in this Section 6.4, in the event that a Change of Control Transaction with an Acquiring Competitor occurs with the Guarantor within the Non-Competition Period, then the provisions of this Section 6.4 shall terminate and be of no further force or effect immediately upon the effectiveness of such Change of Control Transaction; provided, however, that in the event of a Change of Control Transaction with respect to the Guarantor pursuant to which the Acquiring Competitor would not otherwise be bound by the terms of this Agreement, Section 6.4(a) shall not terminate unless such Acquiring Competitor shall have agreed with the Purchaser that such Acquiring Competitor, the Seller and, in each case, any successor entity thereof continues to be bound by Sections 6.3 and 6.5 of this Agreement.

     (e) Restrictive Covenants. In the event of a breach of any of the provisions of this Section 6.4 (the “Restrictive Covenants”), the parties shall have the right and remedy without regard to any other available remedy to (i) have the Restrictive Covenants specifically enforced by any court of competent jurisdiction and (ii) have issued an injunction restraining any such breach without posting of a bond; it being agreed that any breach of any of the Restrictive Covenants would cause irreparable and material loss and damage to the other party, the amount of which cannot be readily determined and as to which it will not have an adequate remedy at law or in damages.
     (f) Blue-Penciling. It is the desire and intent of the parties that the Restrictive Covenants will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any Restrictive Covenant shall be adjudicated to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, such amendment to apply only with respect to the operation of such Restrictive Covenant in the particular jurisdiction in which such adjudication is made.
     (g) Severability of Restrictive Covenants. The parties acknowledge and agree that the Restrictive Covenants are necessary for the protection and preservation of the value and the goodwill of each party’s business, and are reasonable and valid in geographical and temporal scope and in all other respects. If any court of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.
     (h) BOC Asset Purchase Agreement Non-Competition Provision. This Section 6.4 supersedes the non-competition and other covenants (to the extent they are still in effect) to which BOC and its Affiliates had been subject pursuant to Section 7.7 of the Asset Purchase Agreement, dated as of March 31, 2004, by and between BOC and the Purchaser. Accordingly, those non-competition and other covenants are no longer in effect and each party thereto and hereto has no further obligation to any other party in connection with such non-competition and other covenants.
     6.5 Non-Solicitation.
     (a) The Purchaser hereby covenants and agrees on behalf of itself and its Affiliates that (x) from and after the date hereof until the earlier of the Closing Date or the date of termination of this Agreement, neither it nor any of its Affiliates shall, directly or indirectly, solicit or hire for employment (or make offers of employment to, or accept any business services from (including as a consultant)) any employee of the Seller or the Operating Company, (y) from and after the Closing Date until eighteen (18) months thereafter, neither it nor any of its Affiliates (including, after the Closing, the Operating Company) shall, directly or indirectly, solicit or hire for employment (or make offers of employment to, or accept any business services from, including as a consultant) any employee of the Retained Wholesale Acetylene Business that is primarily responsible for procurement of sales of the products and services of the Retained Wholesale Acetylene Business (“WAB Sales Representatives”) and (z) from and after the Closing Date until twelve (12) months thereafter, neither it nor any of its Affiliates (including, after the Closing, the Operating Company) shall, directly or indirectly, solicit or hire for employment (or make offers of employment to, or accept any business services from (including as a consultant)) any employee of the Retained Wholesale Acetylene Business that is not a WAB Sales Representative.
     (b) Subject to the provisions of Section 6.5(c), the Guarantor hereby covenants and agrees on behalf of itself and its Affiliates (including the Seller) that (x) from and after the Closing Date until eighteen (18) months thereafter, neither it nor any of its Affiliates (including the Seller) shall, directly or indirectly, solicit or hire for employment (or make offers of employment to, or accept any business services from, including as a consultant) any Transferred Employee that is primarily responsible for procurement of sales of the products and services of the Packaged Gas Business (“PGB Sales Representatives”) and (y) from and after the Closing Date until twelve (12) months thereafter, neither it nor any of its Affiliates (including the Seller) shall, directly or indirectly, solicit or hire for employment (or make offers of employment to, or accept any business services from (including as a consultant)) any Transferred Employee that is not a PGB Sales Representative.
     (c) Section 6.5(b) shall not apply (i) if any Transferred Employee has been terminated by the Purchaser or its Affiliates for any reason; provided, however, that if any Transferred Employee is terminated and is paid severance by the Purchaser or its Affiliates, then Section 6.5(b) shall apply to such employee for a period equal to the shorter of (x) twelve (12) months following the Closing and (y) the period following such termination equal to the amount of time over which such employee receives severance; provided, further, however, that the Seller or its Affiliates shall have the right to cause Section 6.5(b) to cease to apply to any terminated Transferred Employee receiving severance from the Purchaser by paying to the Purchaser in cash an amount equal to the remaining severance due the employee for the period from the hiring of such employee until the end of the severance period (if the employee is entitled to continue receiving severance after being rehired) or (ii) to up to the number set forth on Schedule 6.5(c) for each Retained Real Property of Transferred Employees who worked at each such Retained Real Property as a filler once the Purchaser ceases to operate facilities at such Retained Real Property (and, furthermore, (x) the Purchaser shall provide a notice to the Seller at least fourteen (14) days prior to ceasing to operate such facilities, which notice specifies and the names and numbers of each such Transferred Employee who worked as filler at such Retained Real Property and (y) the Purchaser will make available for interview by the Seller during reasonable business hours prior to ceasing operations at least one half of such Transferred Employees who worked as fillers at such Retained Real Property upon reasonable prior notice (and outside the presence of the Purchaser)).
     6.6 Consents and Approvals, etc.
     (a) Subject to Sections 6.6(b) and 6.6(c), the Seller and the Purchaser agree to use their commercially reasonable efforts to obtain all Consents of all Governmental Bodies and other Persons required in connection with the transactions contemplated hereby and by the PG Restructuring, including for the execution, delivery and performance of this Agreement and transfer of the Packaged Gas Business, the Packaged Assets, the Operating Company and the Purchased Equity Interests to be acquired hereunder by the Purchaser.

     (b) Notwithstanding Section 6.6(a), in connection with the PG Restructuring, the Seller agrees to use its commercially reasonable efforts to (i) obtain any and all necessary Consents of all Governmental Bodies and other Persons; provided, that to the extent any such Permit (including any Environmental Permit) is not transferable to the Operating Company, the Seller agrees to use its commercially reasonable efforts to cooperate with the Operating Company, at the Purchaser’s reasonable request and expense, to assist the Operating Company in its efforts to obtain substantially equivalent permits to such Permits used primarily in the Packaged Gas Business, and (ii) obtain the Consent of any Third Party to any Packaged Contract or Real Property Lease to facilitate the transfer, assignment or license thereof to the Operating Company, in all cases in which such Consent is required for the assignment or license, as the case may be.
     (c) Immediately following the execution of this Agreement, the Seller and the Purchaser shall use best efforts to promptly file with the FTC and DOJ the respective notification and report forms (the “HSR Filing”) required to be filed by each of them under the HSR Act with respect to the transactions contemplated by this Agreement and the PG Restructuring Terms. The HSR Filing shall be in substantial compliance with the requirements of the HSR Act. Each party shall use its best efforts to cooperate with the other party to the extent necessary to assist the party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested by the FTC or DOJ, to promptly amend the HSR Filing or furnish information requested by the FTC or DOJ to complete the HSR Filing and to keep each other fully informed on a timely basis with respect to the matters contemplated by this Section 6.6. Each party shall also use its best efforts to provide to the FTC or DOJ any information required by a request for additional information in connection with such submissions. The Purchaser shall use best efforts, including by agreeing to any divestiture, sale, disposal of, holding separate or other action limiting the freedom of action of, or ability to retain, any of Purchaser’s or its Affiliates’ (including the Operating Company’s) businesses, product lines or assets if so requested by any Governmental Body, to avoid or eliminate each and every impediment under the HSR Act or any other antitrust or competition Law that may be asserted by the FTC, DOJ or any other Governmental Body with respect to the transactions contemplated by this Agreement and the PG Restructuring Terms so as to enable the Closing to occur as soon as reasonably possible; provided, that the Purchaser shall not be obligated to agree to, to hold separate and/or to undertake one or a series of divestitures of assets or businesses of the Purchaser or of the Packaged Gas Business which represent revenues for the twelve (12) month period ending December 31, 2006, in the aggregate in excess of forty percent (40%) of the revenues of the Packaged Gas Business for the twelve (12) month period ending December 31, 2006. Without limiting the Purchaser’s obligations hereunder, none of the Guarantor, the Seller or any of their Affiliates shall, in connection with the receipt of any regulatory approval in connection with the transactions contemplated by this Agreement, proffer or agree to sell or hold separate, or agree to sell, dispose or divest, before or after the Closing Date, any assets, business or interests in any assets (including the Packaged Assets) or businesses of the Purchaser, the Operating Company or the Packaged Gas Business (or to consent to any sale, or agreement to sell, of any assets of the Packaged Gas Business).

     6.7 Rebates and Discounts; Containers.
     (a) The Purchaser agrees that it shall promptly transfer or deliver or cause to be promptly transferred or delivered, to the Seller that portion of all rebates, discounts or similar amounts that the Purchaser, the Operating Company or any of their respective Affiliates may receive after the Closing Date, if any, that relate to the operation of the Packaged Gas Business or the purchase of goods and services, in each case, by the Seller or the Operating Company on or before the Closing Date. The Seller shall promptly transfer or deliver, or cause to be promptly transferred or delivered, to the Purchaser that portion of all rebates, discounts or similar amounts that the Seller may receive after the Closing Date that relate to the purchase of goods and services by the Purchaser, the Operating Company or any of their respective Affiliates after the Closing Date.
     (b) From and after the Closing Date, the Seller shall promptly transfer or deliver, or cause to be promptly transferred or delivered, to the Operating Company, at Seller’s cost, any Containers included in the Packaged Assets and returned to the Seller or any of its Affiliates. From and after the Closing Date, the Purchaser shall promptly transfer or deliver, or cause to be promptly transferred or delivered, to the Seller, at Purchaser’s cost, any Containers not included in the Packaged Assets and returned to the Operating Company, Purchaser or any of its Affiliates.
     6.8 Conduct of the Packaged Gas Business Prior to the Closing Date. During the period from the date hereof to the Closing Date, except as (A) set forth on Schedule 6.8, (B) otherwise expressly contemplated by the Transaction Documents, (C) consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed), (D) required by applicable Law or (E) contemplated by the PG Restructuring Terms, the Seller shall, or shall cause the Operating Company or any of their respective Affiliates to, conduct the Packaged Gas Business in the Ordinary Course of Business and not in a manner inconsistent with how the Packaged Gas Business would be conducted if the Seller was not selling the Purchased Equity Interests and shall use their commercially reasonable efforts to (i) preserve the goodwill of the Packaged Gas Business, (ii) preserve relationships with customers, suppliers, licensors, distributors, landlords, employees, agents and other Persons in connection with the Packaged Gas Business, and (iii) maintain sales force activities. Without limiting the generality of the foregoing and except for the PG Restructuring, during the period from the date hereof to the Closing Date, the Seller shall not, and shall cause the Operating Company and its Affiliates not to:
     (a) sell, convey, assign, subject to any Lien or otherwise transfer any securities of the Operating Company or (ii) issue or sell any subscriptions, options, warrants, calls, preemptive rights or other rights of any kind to purchase or otherwise acquire any securities of the Operating Company, or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any securities of the Operating Company;
     (b) with respect to the Operating Company only, loan money to, or make any debt or equity investment in, any other Person;

     (c) cause or permit the Operating Company to alter or amend any of the rights, preferences or privileges of, or to redeem, purchase or otherwise acquire, any equity securities of the Operating Company;
     (d) amend, supplement or restate any certificate of formation, limited liability company agreement or any other constitutive document of the Operating Company;
     (e) cause or permit the Operating Company to purchase, lease or otherwise acquire the right to own, use or lease any property or assets for an amount in excess of two hundred fifty thousand dollars ($250,000) individually or one million dollars ($1,000,000) in the aggregate, except for purchases, leases or acquisitions of Packaged Assets in the Ordinary Course of Business;
     (f) sell, lease, license, transfer, pledge, mortgage, encumber, grant, abandon, allocate to any other business unit, or otherwise dispose of any Real Property or Packaged Asset with a value in excess of fifty thousand dollars ($50,000), except dispositions, in the Ordinary Course of Business, of Packaged Inventory and Packaged Equipment that is obsolete or in unusable condition and not necessary for the operation of the Packaged Gas Business;
     (g) cause or permit the Operating Company to engage in any hiring, employment termination or lay-off practices other than in the Ordinary Course of Business and in compliance with applicable Labor Laws;
     (h) cause or permit the Operating Company to grant any severance or termination pay to any Business Employee other than as required by a preexisting Employee Benefit or Compensation Plan;
      (i) cause or permit the Operating Company to enter into, establish, adopt or amend any (x) Collective Bargaining Agreement without reasonable advance notice by the Seller to the Purchaser and good faith consultation concerning the terms, the status of negotiations and the Seller's proposals with respect to any such Collective Bargaining Agreement, with the final decision as to the terms to be made by the individual set forth on Schedule 6.8(i), or (y) other agreement, Contract or enforceable understanding of any kind covering, involving or entered into with (A) employees of the Packaged Gas Business or (B) any contractor, consultant or other party who is or has been performing work or services for the Packaged Gas Business who is expected to receive payments exceeding two hundred thousand dollars ($200,000) per annum or with obligations extending past the Closing Date (collectively, "New Employment Contracts") without reasonable advance notice by the Seller to the Purchaser and the prior written consent of the Purchaser to the terms of any such New Employment Contracts, which consent shall not be withheld unreasonably; provided that any New Employment Contract shall clearly indicate (and Seller shall communicate to the recipient thereof) that the arrangements provided under such New Employment Contract are of a special, one-time, non-recurring nature, arising solely in connection with the transactions contemplated by this Agreement, and that no such arrangement, or any similar arrangements (including any compensation payments or increases therein) shall be payable by the Purchaser on or after the Closing

     (j) except as otherwise provided in Section 9, increase the rate of compensation of, or pay or agree to pay or increase any benefit or incentive to, any of the Business Employees, except (i) in the Ordinary Course of Business or (ii) as required by Law or an existing Packaged Contract, Collective Bargaining Agreement or Employee Benefit and Compensation Plan;
     (k) alter the procedures or policies of the Packaged Gas Business regarding the collection of Accounts Receivable, the payment of Trade Payables or the Container Rents and Deposits;
     (l) take any action, other than in the Ordinary Course of Business, to modify or change the accounting policies or procedures reflected in the Carve-Out Principles;
     (m) terminate or materially amend or modify, or assign any material rights relating to, any Real Property Lease or any Material Contract, or enter into any new Material Contract, other than in the Ordinary Course of Business;
     (n) other than as set forth in Schedule 6.8(n), make any capital expenditure or commitment pertaining to the Packaged Gas Business in excess of (x) one hundred thousand dollars ($100,000) individually or (y) one million dollars ($1,000,000) in the aggregate;
     (o) abandon or fail to renew any Real Property Leases that should be renewed in the Ordinary Course of Business;
     (p) fail to maintain any Packaged Intellectual Property;
     (q) make any changes to the information technology infrastructure of the Packaged Gas Business that would materially adversely impact the Purchaser or the transition of the Packaged Gas Business (including the Purchaser’s ability to extract, download or convert data); or
     (r) agree, directly or indirectly, whether in writing or otherwise, to do any of the foregoing.
     6.9 Exclusivity.
     (a) As an inducement to the Purchaser to enter into this Agreement, and in consideration of the time and expense which it has devoted and will devote to the transactions contemplated hereby during such period, except as between the Seller and the Purchaser pursuant to this Agreement, until the earlier of (i) the Closing Date or (ii) termination of this Agreement in accordance with Section 14.1 hereof, each of the Seller and the Guarantor shall not, and the Seller and the Guarantor shall cause the Operating Company and their respective Affiliates, officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained or acting on behalf of such party or any shareholder, director, officer or employee of such party) not to, directly or indirectly (x) initiate, solicit, encourage or entertain proposals, inquiries, indications of interest, or offers to purchase any portion of the Purchased Equity Interests or all or substantially all of the Packaged Assets or the Packaged Gas Business (an “Acquisition Proposal”), or (y) enter into any discussions, negotiations, agreements, arrangements or commitments with respect to an Acquisition Proposal with any Person who has made an Acquisition Proposal; provided, however, that the foregoing shall not restrict the Seller, the Operating Company or the Guarantor from dispositions in the Ordinary Course of Business of Packaged Inventory and of Packaged Equipment that is obsolete or in unusable condition and not necessary for the operation of the Packaged Gas Business substantially as currently conducted.
     (b) Except as otherwise agreed between the Purchaser and the Seller, until the earlier of (i) the Closing Date and (ii) termination of this Agreement in accordance with Section 14.1 hereof, the Purchaser shall not, and the Purchaser shall cause its Affiliates, not to, directly or indirectly, acquire any assets or any business, or enter into an agreement for, or announce any of, the foregoing, if in each case it would reasonably be expected to materially impair or materially delay the Purchaser’s ability to consummate the transactions contemplated hereby under applicable antitrust Law.
     (c) This Section 6.9 supersedes the exclusivity covenant to which each party is subject contained in Section B.4 of the Framework Agreement and each party shall have no further obligation to the other party in connection with such exclusivity covenant; provided, however, if this Agreement is terminated as a result of a material breach of this Agreement by either party, then any claims either party may have for any breach of such exclusivity covenant shall not be waived and shall be retained. The existence or terms of this Section 6.9(c) shall not be used as evidence to support either the continued effectiveness or the prior termination of the Framework Agreement.
     6.10 Agreements. From the date hereof through the Closing Date, the Seller shall notify the Purchaser of the receipt by the Seller, the Operating Company or any of their respective Affiliates of any written notice that a party to any Material Contract has terminated or declined to renew or intends to terminate or decline to renew any such Contract or that any party has asserted or intends to assert any material claim under any such Contract.
     6.11 Intellectual Property Licenses.
     (a) Effective on the Closing Date, the Guarantor grants to the Operating Company (the “Licensee”), subject to the terms and conditions herein, a perpetual, fully paid-up, royalty-free, non-exclusive right and license under all (subject to subsection (y)(iii) in the last sentence of this Section 6.11(a)) Intellectual Property that is both (A) owned by Guarantor or its Subsidiaries as of the Closing Date and (B) used in connection with the Packaged Gas Business as of the Closing Date, for use by the Licensee in connection with the operation of (x) the Packaged Gas Business in effect as of the Closing Date (and as such business may be expanded by the Licensee after the Closing Date) and (y) any other businesses of the Licensee as may be conducted from time to time (the “Licensed Business”). The territory for the foregoing license shall be (x) solely within the United States (excluding Puerto Rico) with respect to such Intellectual Property relating to the use of products at customer sites and other customer application technology, and (y) throughout the world, with respect to such Intellectual Property otherwise relating to the operation of the Packaged Gas Business. For the avoidance of doubt, the foregoing license shall not include (i) any Intellectual Property created, invented or acquired by the Guarantor or its Subsidiaries after the Closing, including any post-Closing improvements to pre-Closing Intellectual Property or Intellectual Property created by Third Parties prior to Closing that is acquired by the Guarantor or its Subsidiaries post-Closing; (ii) any activities or business of the Licensee other than the Licensed Business; or (iii) any (x) issued patents (which are governed solely by Section 6.11(b)), (y) Trademarks (which are governed solely by Sections 6.11(d) and (e)), or (z) Software (which is governed solely by Section 6.11(h)).
     (b) Effective on the Closing Date, the Guarantor grants to the Licensee, subject to the terms and conditions herein, a fully paid-up, royalty-free, non-exclusive right and license under:
          (i) all U.S. issued patents (including those patents set forth on Schedule 6.11(b)(i)) that are both (x) owned by the Guarantor or its Subsidiaries as of the Closing Date and (y) used in the United States in connection with the Packaged Gas Business as of the Closing Date, for use by the Licensee solely in the United States (excluding Puerto Rico) in connection with the Licensed Business, for the life of such patents;
          (ii) the U.S. patent and patent application set forth on Schedule 6.11(b)(ii), for use by the Licensee solely in the United States (excluding Puerto Rico) in connection with the Licensee’s servicing of the customers using EcoCyl as of the Closing Date, which such customers are set forth on Schedule 6.11(b)(ii), solely as necessary to allow Licensee to fulfill its obligations under existing contracts with such customers and any renewals thereof, provided that any such renewals are on term substantially similar to the contract in effect as of the Closing Date in respect of such customer’s use of EcoCyl.
For the avoidance of doubt, the foregoing licenses shall not include (i) any foreign issued patents, (ii) any U.S. or foreign issued patents (including divisionals, continuations, continuations-in-part, reissues or re-examinations) obtained or acquired by the Guarantor or its Subsidiaries after the Closing Date, including any post-Closing improvements to pre-Closing patents, or patents acquired by Third Parties prior to Closing that are acquired by the Guarantor or its Subsidiaries post-Closing (provided that, if the Guarantor or its Subsidiaries obtain a U.S. Patent after Closing with respect to any inventions, processes or technology that are reduced to practice prior to Closing and are used by any of them in connection with the operation of the Packaged Gas Business in effect as of the Closing Date, such U.S. Patent shall be included within the scope of the license in this Section 6.11(b), solely with respect to any claims (or portions thereof) embodying such pre-Closing inventions, processes or technology, but such license shall exclude any claims (or portions thereof) embodying any post-Closing inventions, processes or technology); or (iii) any activities or business of the Licensees other than the operation of the Licensed Business in the United States (excluding Puerto Rico). If the Licensee wishes to license (x) any other patents of the Guarantor or its Subsidiaries or (y) the above patents for any purposes not covered by the above license, the Purchaser may request in writing that the Guarantor grant (or cause its Subsidiaries to grant) such license to the Licensee, and the Guarantor may grant or deny such request in its sole discretion.
     (c) The Licensee may sublicense its licenses in Section 6.11(a), (b) and (h) solely to (i) Purchaser and its controlled Affiliates, (ii) their authorized customers, (iii) any other third parties in the United States (excluding Puerto Rico) in connection with the current and future operation of the Packaged Gas Business, but not for the independent use of any third party, and (iv) a purchaser of all or substantially all of the Packaged Gas Business or one or more parcels of Real Property (provided, that the scope of such sublicenses shall be consistent with the scope of the licenses described in Sections 6.11(a), (b) and (h) as applicable, and such sublicense shall not extend to any unrelated businesses or activities of the acquiring person). In each case, the Licensee will be responsible for the compliance of all sublicensees with the terms and conditions of this license, and all such sublicenses must include the same restriction on future sublicensing. Except as specifically set forth herein, the Licensee shall not directly or indirectly sublicense, provide access to or make available any of such licensed Intellectual Property (including patents) to Third Parties, including by way of secondments, service bureaus or any other such arrangement. The Licensee may assign such licenses solely in connection with a change of control, merger, reorganization, sale of all or substantially all of the Packaged Gas Business or similar extraordinary transaction; provided, that the scope of such assignment shall be consistent with the scope of the licenses described in Sections 6.11(a), (b) and (h) as applicable, and such assignment shall not extend to any unrelated businesses or activities of the acquiring person). All other assignments or sublicenses shall require the prior written consent of the Seller in its sole discretion. Any purported assignment or sublicense in violation of this Section 6.11(c) shall be null and void ab initio and of no force or effect.
     (d) The Purchaser agrees that the Licensee shall have no right after the Closing Date to use any Trademarks that are owned or licensed by the Seller or the Guarantor (such Trademarks, the “Seller Marks”) after the Closing Date, except as expressly provided herein. The Seller and the Purchaser acknowledge that certain gas Containers that are included in the Packaged Assets are stamped permanently with certain Seller Marks (such containers, the “Imprinted Containers”). Effective on the Closing Date, the Guarantor shall grant to the Licensee a non-exclusive, royalty-free, non-sublicensable, non-transferable right and license to use on Imprinted Containers:
          ( ) in perpetuity, the trademarks AGA and HOLOX (except for the trademark AGA Linde Healthcare set forth on Schedule 6.11(d)(iii), which shall be governed by the license covering such schedule), solely in the United States (excluding Puerto Rico);
          ( ) the trademark ECOCYL, solely to the extent necessary to service the customers set forth on Schedule 6.11(b)(ii), solely in the United States (excluding Puerto Rico);
          ( ) for eighteen (18) months, the trademarks LIFEGAS and LINDEGAS (each as one or two words), LG, LINDE and LINDE GAS LLC and the trademarks set forth on Schedule 6.11(d)(iii) (whether listed as “Neckring Identifications” or “Ownership Symbols” therein), solely in the United States (excluding Puerto Rico);
          ( ) in perpetuity, all other Seller Marks, including the trademarks set forth on Schedule 6.11(d)(iv) (whether listed as “Neckring Identifications” or “Ownership Symbols” therein and including for the avoidance of doubt any such trademarks that include the word “LINDE”), solely in the United States (excluding Puerto Rico).
Notwithstanding the foregoing, the above licenses in Sections 6.11(d)(iii) and 6.11(d)(iv) shall not be deemed to include any Seller Marks that the Seller or the Guarantor do not have the right to license thereunder; for any such Seller Marks, the above licenses shall be deemed to be a covenant not to sue commensurate with the scope of such license. The Purchaser and the Seller agree that, from and after the Closing Date, the parties shall exchange with each other such Containers that are in each party’s or it Affiliates’ possession (upon return by customers or otherwise) as are necessary to give each party, to the fullest extent reasonably possible, the benefit of the rights of such party and the obligations of the other party with respect to marked Containers under this Section 6.11(d) and the Container Methodology set forth in Schedule DEF-N, in the most cost effective manner. The parties shall use good faith efforts to commence the exchange as soon as reasonably practicable after the Closing Date and to complete such exchange within eighteen (18) months after the Closing Date. In connection with the foregoing, at such time as the parties reasonably agree that substantially all of the Containers that could be exchanged as provided in the preceding sentence have been exchanged, the Seller shall cause the re-marking in a reasonably cost effective manner of any of its Containers that contain the AGA or HOLOX trademark, and the Purchaser shall reimburse the Seller for the direct costs incurred in connection with such re-marking and the Seller shall provide such reasonable documentation and information as the Purchaser reasonably requests with respect to such costs.
     (e) Effective upon the Closing Date, the Guarantor grants to the Licensee a non-exclusive, royalty-free, non-sublicensable, non-transferable right and license to use for one hundred and eighty (180) days all Seller Marks that are used by the Licensee in connection with the Packaged Assets as of the Closing Date but are not permanently stamped into Imprinted Containers, including those Seller Marks listed on Schedule 6.11(e), in each case, solely in connection with their operation of the Packaged Gas Business in the ordinary course of business and in a manner consistent with past practice; provided, that the Purchaser shall take all necessary and appropriate actions (including use of a sticker, decal or name plate displaying the Purchaser’s Trademarks) to comply with all applicable Laws and to ensure that customers and other Third Parties are not confused that the Packaged Gas Business is being operated during such time by the Purchaser, and not by the Seller.
     (f) The Purchaser agrees that the Licensee shall use the Seller Marks only in connection with services maintaining substantially the same quality levels in effect as of the Closing Date and shall comply with all reasonable instructions by the Seller or the Guarantor in this regard. The Guarantor may terminate the licenses in Section 6.11(d) and (e) if the Purchaser materially breaches its obligations in this Section 6.11(f) and fails to cure such breach within thirty (30) days after notice thereof.
     (g) The Licensee shall not have any right to use the Seller Marks other than as specifically set forth in Section 6.11(d) and (e) and, among other things, the Purchaser shall not (and shall not allow the Licensee to) (i) claim any right, title or interest in or to any Seller Mark by registration or otherwise; (ii) use any Seller Mark in any marketing activity; (iii) apply any Seller Mark to any product, package or container other than as provided herein; or (iv) except to the extent expressly permitted in Section 6.11(d) or 6.11(e), use any Seller Mark as a Trademark in whole or in part. Promptly after the Closing, and in no event more than sixty (60) days thereafter, Purchaser shall use its reasonable best efforts to change all applicable corporate, trade, d/b/a and similar names and registrations of the Licensee to names and registrations that do not contain any Seller Marks. The Purchaser (on behalf of itself and the Licensee) hereby assigns to the Seller any rights it or they might acquire in or to each Seller Mark after the Closing Date, through use or otherwise, including any goodwill symbolized thereby or associated therewith. Nothing in this Section 6.11(g) shall restrict the ability of the Purchaser to transfer to a Third Party or otherwise dispose of any Imprinted Containers; provided, however, that any subsequent acquirer of any Imprinted Container shall have only such rights with respect to the Seller Marks as granted to the Purchaser pursuant to this Section 6.11 and shall be subject to all limitations imposed hereunder on the Purchaser with respect to the use or transfer of the Seller Marks. For the avoidance of doubt, the parties hereto agree that the agreements set forth in this Section 6.11 with respect to the use of Seller Marks do not authorize Purchaser or its Affiliates to use the trademarks LIFEGAS or LINDEGAS (each as one or two words), LG, LINDE GAS LLC or AGA LINDE HEALTHCARE that are on any Containers that the Purchaser or its Affiliates hold or otherwise acquire other than as a result of the transactions contemplated by this Agreement, and that any such Containers are subject to Purchaser’s exchange obligations in Section 6.11(d). For the avoidance of doubt, the parties hereto agree that the agreements set forth in this Section 6.11 with respect to the use of trademarks does not modify the parties’ rights with respect to trademarks that are on Containers that the Purchaser or its Affiliates hold or otherwise acquire other than as a result of the transactions contemplated by this Agreement.
     (h) Effective on the Closing Date, the Guarantor grants to the Licensee, subject to the terms and conditions herein, a worldwide, perpetual, non-exclusive, royalty-free right to the Guarantor’s proprietary rights, if any, in the software programs listed on Schedule 6.11(h) (collectively, the “Proprietary Software”) for use by their employees in connection with the Licensed Business. The Guarantor has no obligation to support, maintain, update or provide improvements to any Proprietary Software. For the avoidance of doubt, the Guarantor does not own rights to the source code to the third party programs included in the Proprietary Software (and has created no source code with respect thereto), and the above license does not give the Purchaser the right to access, use or modify such source code. Except as set forth in Section 4.15 or Section 6.8(q) of this Agreement, Guarantor disclaims all express and implied warranties and all covenants with respect to the Proprietary Software, including any implied warranties of title, non-infringement, merchantability, value, reliability, accuracy or fitness for a particular purpose, or freedom from errors, bugs, defects, viruses or other corruptants. The Purchaser shall be responsible for all risks of loss and/or damage to the Proprietary Software at all times after Closing. Either party may terminate this license if the other party commits a material breach and does not cure same within thirty (30) days after written notice from the non-breaching party. After termination, the Purchaser shall, at Guarantor’s option, promptly return to Guarantor or destroy all of its copies of the Proprietary Software and shall certify same to Guarantor in writing.
     (i) The Guarantor shall, and shall cause any of its Affiliates (including the Seller) to, reasonably cooperate with the Licensee or the Purchaser, or any of their respective Affiliates in order to (i) (except as set forth on Schedule 4.18(a)(vi)) transfer the Packaged IP Licenses pursuant to this Agreement (at the cost and expense of the Seller, if any) and (ii) enable such parties to obtain their own licenses (or equivalents thereof) at their own expense for the IP Licenses set forth on Schedule 4.15(b) that are not included in the Packaged IP Licenses.
     (j) The Purchaser acknowledges that (i) as between the Purchaser and the Licensee on the one hand, and the Guarantor and its Affiliates on the other hand, the Guarantor and its Affiliates own the Intellectual Property licensed to the Licensee in this Section 6.11, and the Purchaser will not (and will not allow the Licensee to) contest such ownership, (ii) the representations and warranties in Section 4.15 are the only representations and warranties with respect to such Intellectual Property and there are no representations and warranties, either express or implied, with respect to the licenses in this Section 6.11 and all Intellectual Property licensed to the Licensee therein is otherwise licensed on an “as is” basis, and (iii) the Guarantor and its Affiliates have no obligation to maintain or enforce any of such Intellectual Property. Further, for the avoidance of doubt, the Purchaser acknowledges that, except as set forth in the Transition Services Agreement, Guarantor and its Affiliates have no obligation to provide to Purchaser or the Licensee any (x) assistance, training, advice, maintenance or services of any kind with respect to the Intellectual Property licensed in this Section 6.11 or (y) physical or tangible materials in any form or media containing or embodying any of the Intellectual Property licensed in this Section 6.11 (except for any Packaged Assets (including the Imprinted Containers) physically bearing the Seller Marks referenced in Section 6.11(d), subject to the terms and conditions of this Section 6.11).
     (k) If an IP License has been inadvertently omitted from Schedule 4.15(b) and the Seller discovers such omission at any time, whether before or after Closing, the Seller will promptly notify the Purchaser, in which event, the parties shall cooperate in good faith to treat such IP License in the same manner as other similar IP Licenses under this Agreement and will amend all applicable schedules accordingly in a mutually-agreed manner. 6.12 Financing. The Purchaser shall comply with the terms of the Credit Agreement and shall use its reasonable best efforts to cause the Financing contemplated by the Credit Agreement to be available at or prior to Closing. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Credit Agreement or is insufficient to consummate the transactions contemplated hereby, the Purchaser shall use its reasonable best efforts to arrange to obtain alternative financing, including from alternative sources, as promptly as practicable following the occurrence of such event.
     6.13 Access and Cooperation. From and after the Closing Date, the parties shall take the following measures in order to facilitate the timely and cost-effective performance of Seller’s obligations pursuant to Section 13.2 with respect to any Seller’s Remediation, in each case concerning any particular Real Property site that is either Owned Real Property or Leased Real Property:
     (a) The Seller, and those Persons acting at the direction of the Seller, may enter upon and use the Real Property site, at reasonable times and with reasonable prior notice, including use of roads and driveways, for the purpose of performing Seller’s Remediation;
     (b) The Seller shall perform all Seller’s Remediation at the Real Property site in material compliance with all applicable Laws, including Environmental Laws, and in such a manner as to minimize, to the extent reasonably practicable, damage to the Real Property site (including to the Improvements, fixtures and appurtenances thereon) and the disruption of or interference with the Purchaser’s use of the Real Property site (including the Improvements, fixtures and appurtenances thereon);

     (c) The Seller shall be responsible for the reasonable cost of any repairs, replacements or damages to the Purchaser’s Improvements, fixtures and appurtenances within the Real Property site and for any other Losses to the extent caused by the act or wrongful omission of the Seller in connection with any Seller’s Remediation. The Purchaser shall be responsible for the reasonable cost of any repairs, replacements or damages to the Seller’s Improvements, fixtures and appurtenances within the Real Property site and for any other Losses to the extent caused by the act or wrongful omission of the Purchaser; and
     (d) The Seller may connect to any utility lines that serve the Real Property site, in order to provide water, electric, telephone, sanitary sewer, storm sewer and other utility services to the Seller in connection with the Seller’s Remediation; provided, that the Seller shall, with the Purchaser’s reasonable cooperation, obtain all necessary utility approvals and permits prior to making any connections; and that further, the Seller shall reimburse the Purchaser for all reasonable costs that the Purchaser incurs as a result of the Seller’s use of such utilities.
     6.14 Tax Matters. During the period from the date hereof to the Closing Date, the Operating Company shall (and Seller shall cause the Operating Company to):
     (a) prepare, in the Ordinary Course of Business and consistent with past practice (except as otherwise required by Law), and timely file all Tax Returns required to be filed by it with respect to taxable periods ending on or before the Closing Date (“Post-Signing Returns”);
     (b) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;
     (c) properly reserve (and reflect such reserve in its books and records and financial statements), in accordance with past practice and in the Ordinary Course of Business, for all Taxes payable by it for which no Post-Signing Return is due prior to the Closing Date;
     (d) promptly notify Purchaser of any federal, state, local or foreign income or franchise and any other suit, claim, action, investigation, proceeding or audit pending against or with respect to the Operating Company in respect of any Tax matter (collectively, “Tax Actions”), including Tax liabilities and refund claims, and not settle or compromise any such Tax matter or Tax Action without Purchaser’s consent (such consent not to be unreasonably withheld);
     (e) not make or revoke any election with regard to Taxes or file any amended Tax Returns;
     (f) not make any change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of Trade Payable and collection of Accounts Receivable), except as may be appropriate to conform to changes in Tax laws or regulatory accounting requirements or GAAP; and
     (g) terminate all Tax Sharing Agreements to which the Operating Company is a party such that there is no further liability thereunder.

     6.15 Litigation. From the date hereof until the Closing Date, the Seller shall promptly notify the Purchaser of any Actions of the type described in Section 4.12 that in each case from and after the date hereof are commenced or, to the knowledge of the Seller, threatened, against the Operating Company and, with respect to the Packaged Gas Business, the Seller or any of its Affiliates engaged in the Packaged Gas Business. From the date hereof to the Closing Date, each party shall promptly notify the other party of any Actions commenced or, to the knowledge of such party, threatened that, if adversely determined, would reasonably be expected to materially impair the ability of such party to consummate the transactions contemplated hereby or by the PG Restructuring Terms. In the event an Action is commenced against one of the parties or any of such party’s Affiliates and such Action relates to this Agreement or the transactions contemplated thereby or by the PG Restructuring Terms or any matter subject to indemnification hereunder, each party agrees to provide such reasonable cooperation to the other in connection with such Action to the extent reasonably requested.
     6.16 Acquisition Agreements. In the event that, from time to time, the Purchaser has suffered losses in connection with any matter with respect to which the Purchaser is not entitled to indemnification by the Seller hereunder, at the written request of the Purchaser, the Seller shall cooperate with the Purchaser to enforce for the benefit of the Purchaser, at the Purchaser’s expense and sole liability, any indemnification rights the Seller may have under any Contract pursuant to which the Seller or any of its Affiliates (including the Former Operating Company and the Operating Company) acquired, directly or indirectly, any of the Packaged Assets, to the extent indemnification with respect to such matter is available under such Contract or, at the Seller’s option, assign or cause the assignment of, such rights to the Purchaser to the extent of the applicable claim.
     6.17 Closing Conditions. Subject to Section 6.6(b), the Seller and the Purchaser agree to use their reasonable best efforts to cause all of the conditions to each of their obligations to consummate the transactions contemplated hereby to be satisfied, which shall include, in the case of the Seller, consummation of the transactions contemplated by the PG Restructuring Terms, as soon as practicable after the date of this Agreement. To the extent that, as of the Closing Date, any obligation of either party remains unsatisfied but the Closing nonetheless occurs, then each party agrees to use their reasonable best efforts to complete such obligation as promptly as practicable after the Closing Date.
     6.18 Auditor’s Consents; Audit Expenses.
     (a) The Seller shall cause to be prepared and delivered to the Purchaser as soon as reasonably practicable (i)(A) the audited “carve-out” balance sheets of the Packaged Gas Business and the Retained Wholesale Acetylene Business, presented on a consolidated basis, as of December 31, 2006 and (B) the related audited “carve-out” statements of operations, cash flows and changes in stockholders’ investment for the Packaged Gas Business and the Retained Wholesale Acetylene Business, presented on a consolidated basis, for the twelve month period ended December 31, 2006 (the foregoing items (A) and (B) of this clause (i) being, collectively, the “Year-End Audited Financial Statements”) and (ii) any additional unaudited financial information, in conjunction with the Retained Wholesale Acetylene Business, reasonably necessary to permit the Purchaser (in connection with its compliance with the requirements of Article 11 of Regulation S-X and Form 8-K of the Securities and Exchange Commission

(“SEC”)) to reflect the fact that the Purchaser is not acquiring the Retained Wholesale Acetylene Business pursuant to this Agreement (such additional financial information, together with the Year-End Audited Financial Statements, the “Closing Financial Statements”). The Purchaser may, by written notice to the Seller, cease the preparation of any or all of the Closing Financial Statements, but shall pay all costs and expenses incurred for which it is obligated to reimburse the Seller pursuant to Section 6.18(c).
     (b) After the Closing for a period of up to one (1) year, upon the request and at the expense of the Purchaser, the Seller shall make a request of its independent auditors of the Packaged Gas Business to provide any auditor’s consent that is required to be included in any filing with the SEC that includes or incorporates by reference the Closing Financial Statements within the time period reasonably requested by the Purchaser or any of its Affiliates (each, an “Auditor’s Consent”). In addition, in connection with any SEC filing required to be made by the Purchaser or any of its Affiliates (or any SEC review of such filing) containing any portion of the Closing Financial Statements, the Seller shall (and shall use commercially reasonable efforts to cause its independent auditors to) provide such reasonable assistance as may be required by the Purchaser in connection with meeting the requirements of Rule 3-05 and Article 11 of Regulation S-X and Form 8-K of the SEC and shall permit the Purchaser and its authorized representatives to have reasonable access, during normal business hours and upon reasonable advance notice, to the properties, books and records of the Seller, the Operating Company and their Affiliates relating to the Packaged Gas Business, the Packaged Assets and, to the extent necessary, the Retained Wholesale Acetylene Business and its assets, in each case, solely for, and only as shall be necessary for, the purpose of preparing any such SEC filing or responding to SEC questions, comments or requests relating to such SEC filing; provided, however, that prior to providing any such access or information, the Purchaser shall enter into a confidentiality agreement relating thereto with the Guarantor on terms reasonably satisfactory to the Guarantor. For the avoidance of doubt, the Seller shall not have any obligation to commence any Action or pay any consideration, fees or expenses or to provide any financial inducements in connection with their performance of their obligations under this Section 6.18. This Section 6.18(b) shall terminate and be of no further force or effect on the third (3rd) anniversary of the Closing.
     (c) The Seller shall keep the Purchaser reasonably informed as to the progress of preparing the Closing Financial Statements referred to in this Section 6.18 and shall consult with and cause its accountants to consult with the Purchaser and the Purchaser’s accountants from time to time as reasonably requested by the Purchaser on the content and timing of the delivery of such financial statements. The Purchaser shall reimburse the Seller for the fees and expenses of the independent auditor incurred in connection with the preparation and audit, as applicable, of the Closing Financial Statements and all other fees and expenses of third parties otherwise incurred in complying with this Section 6.18 within ten (10) Business Days of receipt of an invoice from the Seller therefor. The Seller shall provide a copy of the engagement letter between it or any of its Affiliates and the independent auditors of the Packaged Gas Business relating to such preparation and audit.
     6.19 PG Restructuring.
     (a) Prior to the Closing, the Seller shall use reasonable best efforts to cause the transactions described in the PG Restructuring Terms (the “PG Restructuring”) not yet

completed as of the date of this Agreement to be consummated. In furtherance of the foregoing, promptly after the date hereof, the parties will initiate discussion on, and cooperate to develop, a process for implementing the PG Restructuring as it relates to the Packaged Gas Business in a manner that is reasonably acceptable to both parties; provided, that the Seller shall not be required to disclose any non-Packaged Gas related information to the Purchaser except to the extent that such information is reasonably required by the Purchaser with respect to the Packaged Assets (including mixed assets) or its rights hereunder to determine that the PG Restructuring is being completed in a reasonably satisfactory manner, subject to appropriate safeguards to protect confidential or competitively sensitive information.
     (b) Notwithstanding Section 6.19(a), from and after the Closing Date, upon the reasonable request of the Purchaser, the Seller shall execute, acknowledge and deliver any instruments of assignment, transfer and conveyance and other instruments as the Purchaser shall reasonably request and as shall be necessary to assign, transfer and convey to and vest in the Operating Company all rights, title and interests of the Seller or any of its Affiliates in the Packaged Assets that were not otherwise so transferred or conveyed to, or held by, the Operating Company prior to the Closing Date. After the Closing, each party hereto shall take all actions reasonably necessary to convey, transfer, sell and assign to the Operating Company, and to vest in the Operating Company good and valid title to, any Packaged Assets that the Operating Company does not own, lease, license or otherwise have the right to possess and use as of the Closing, and to convey, transfer, sell and assign to the Seller or its Affiliates, and to vest in the Seller and its Affiliates good and valid title to, assets that are Excluded Assets that were owned by the Operating Company as of the Closing, and to execute and deliver such instruments of conveyance and transfer and take such other actions in order to effectively consummate the transactions contemplated by the PG Restructuring.
     (c) With respect to the transactions contemplated by the PG Restructuring, to the extent that any rights, obligations, liabilities, assets or Contracts (including any leases or subleases) are not assignable without the Consent of another Person, neither this Agreement nor any instrument shall constitute an assignment or an attempted assignment of such right, obligation, liability, asset or Contract if such assignment or attempted assignment would constitute a breach thereof. If, after the Seller uses its reasonable best efforts to obtain any such Consent, such Consent is not obtained, the applicable party (the “Retaining Party”) shall retain the right, obligation, liability, asset or Contract; provided, that this Section 6.19(c) shall not limit the Seller’s obligations under Section 13.2.
     (d) To the extent any right, obligation, liability, asset or Contract that is not transferred, assigned or licensed as of the Closing due to a failure to obtain the necessary Consent, lack of sufficient time to complete such action or otherwise, the parties agree to cooperate in any reasonable and lawful arrangements designed to provide to the Seller or its Affiliates, on the one hand, or to the Purchaser or the Operating Company, on the other hand, as applicable (such party, the “Benefiting Party”), the same or similar benefits and liabilities under any such right, obligation, liability, asset or Contract that is not transferred, assigned or licensed as of the Closing as would have been obtained by such party if such right, obligation, liability, asset or Contract had been assigned or licensed, as the case may be, to the Benefiting Party, including the subcontracting thereof to the Benefiting Party and enforcement for the benefit of the Benefiting Party, at the Seller’s expense and reasonable request, of any and all rights of the

Retaining Party against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.
     (e) The Purchaser shall promptly transfer or deliver, or cause to be promptly transferred or delivered, to the Seller any Accounts Receivable, monies and other payments that the Purchaser or the Operating Company or any of their respective Affiliates may receive on or after the Closing Date that relate to (i) the Excluded Businesses, the Excluded Assets, Contracts that are not Packaged Contracts and other Contracts not assigned by the Operating Company and administered in accordance with this Section 6.19, or (ii) the operation of the Packaged Gas Business (including with respect to any Packaged Assets or Packaged Contracts) prior to the Closing Date (to the extent such amounts were not included as a current asset in Net Working Capital as calculated for the Final Closing NWC Amount). The Seller shall promptly transfer or deliver, or cause to be promptly transferred or delivered, to the Purchaser any Accounts Receivable, monies and other payments that the Seller or any of its Affiliates may receive on or after the Closing Date that relate to (i) the Packaged Gas Businesses, the Packaged Assets, the Packaged Contracts and other Contracts not assigned to the Operating Company and administered in accordance with this Section 6.19, or (ii) the operation of the Packaged Gas Business (including with respect to any Packaged Assets or Packaged Contracts) after the Closing Date.
     (f) Prior to the Closing, the Seller and the Guarantor shall transfer to the Seller and/or their respective Affiliates (other than the Operating Company) the sponsorship, and related obligations, assets, liabilities or expenses, whether actual or contingent, prior to, on or after the Closing Date, of any (i) Employee Benefit and Compensation Plan (excluding in respect of any MultiEmployer Plan related to Collective Bargaining Agreements which are set forth on Schedule DEF-E) and (ii) any similar plan, program, arrangement or agreement that would be an Employee Benefit and Compensation Plan but for the fact that such plan, program, arrangement or agreement has been terminated. The Seller shall provide the Purchaser reasonable evidence of such transfer, including, copies of all documents necessary to effectuate such transfer of sponsorship and related obligation.
     (g) The parties acknowledge that certain of the Packaged Assets may have remained in or owned by the Former Operating Company and have not been transferred out as contemplated by the Restructuring contemplated by the Bulk Gas Agreement. To the extent any Packaged Assets are in or owned by the Former Operating Company at the Closing, such assets shall be deemed to be held by the Operating Company for all purposes hereunder.
SECTION 7
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER
     The obligation of the Purchaser to proceed with the Closing hereunder is subject to the satisfaction of the following conditions on the Closing Date (or, except with respect to Section 7.6(b), the Original Termination Date, if applicable in accordance with Section 14.1(d)), any of which may be waived by the Purchaser by executing a written instrument at or prior to the Closing, and subject to Section 14.1(d):
     7.1 Representations and Warranties. The representations and warranties of the

Seller set forth in this Agreement shall be true and correct (without giving effect to any materiality, Business Material Adverse Effect or similar qualifiers set forth therein other than in the first sentence of Section 4.10, as of the date of this Agreement and as of the Closing Date (or the Original Termination Date, as applicable) with the same force and effect as if made as of the Closing Date (or the Original Termination Date, as applicable) (other than such representations and warranties that are made as of another date, which representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct, taken in the aggregate, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
     7.2 Covenants and Agreements. All the covenants and agreements contained in this Agreement to be complied with and performed by the Seller on or before the Closing Date (or the Original Termination Date, as applicable) shall have been complied with and performed in all material respects.
     7.3 No Business Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Business Material Adverse Effect.
     7.4 Officer’s Certificate. The Purchaser shall have received certificates of an appropriate officer of the Seller to the effect of Sections 7.1, 7.2 and 7.3 hereof.
     7.5 Litigation.
     (a) No Action by or before any Governmental Body of competent jurisdiction shall have been instituted that has a reasonable likelihood of success and (i) that would have a material adverse effect on the Purchaser’s or Seller’s ability to consummate the transactions contemplated by this Agreement or (ii) that seeks to prohibit or materially limit the ownership or operation by the Purchaser of the Packaged Gas Business or the Packaged Assets.
     (b) No Action by any Person shall have been instituted that has a reasonable likelihood of success and would be reasonably likely to have a Business Material Adverse Effect.
     (c) There shall not be any Law in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement, the PG Restructuring and the other Transaction Documents.
     7.6 Regulatory Consents.
     (a) There shall have been received all material Consents of Governmental Bodies necessary for the consummation of the transactions contemplated by the PG Restructuring Terms (it being understood that consents from Governmental Bodies in their capacity as parties to customer Contracts shall be governed by Section 7.7 and not by this Section 7.6(a)), and all conditions contained in any such Consents required to have been satisfied prior to consummation by the Purchaser of the transactions contemplated by this Agreement, the PG Restructuring and the other Transaction Documents shall have been satisfied.
     (b) The waiting period under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

     7.7 PG Restructuring. The PG Restructuring transactions shall have been consummated, other than (x) the failure to obtain by the Closing Date (or the Original Termination Date, as applicable) consents to the assignment of no more than five percent (5%) of Contracts to be assigned out of the Operating Company pursuant to the PG Restructuring; provided, that such Contracts shall be subject to Section 6.19, or (y) the failure of transfers contemplated thereby to have occurred that, in the aggregate, do not have a material impact on the Purchaser and its Affiliates or on the ownership or operation of the Packaged Gas Business or the Operating Company.
SECTION 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER
     The obligation of the Seller to proceed with the Closing hereunder is subject to the satisfaction of the following conditions on the Closing Date (except as set forth below), any of which may be waived by the Seller by executing a written instrument at or prior to the Closing, and subject to Section 14.1(d):
     8.1 Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct (without giving effect to any materiality or similar qualifiers set forth therein), as of the date of this Agreement and as of the Closing Date with the same force and effect as if made as of the Closing Date (other than such representations and warranties that are made as of another date, which representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct, taken in the aggregate, has not had, and would not reasonably be expected to have the effect of materially impairing or delaying the Purchaser’s obligations under this Agreement or the other Transaction Documents or the consummation of the transactions contemplated by this Agreement and by the other Transaction Documents.
     8.2 Covenants and Agreements. All the covenants and agreements contained in this Agreement to be complied with and performed by the Purchaser on or before the Closing Date shall have been complied with and performed in all material respects.
     8.3 Officer’s Certificate. The Seller shall have received certificates of an appropriate officer of the Purchaser to the effect of Sections 8.1 and 8.2 hereof.
     8.4 Regulatory Consents.
     (a) There shall have been received all material consents of Governmental Bodies necessary for the consummation of the transactions contemplated by the PGB Restructuring Terms (it being understood that consents from Governmental Bodies in their capacity as parties to customer Contracts shall be governed by Section 8.5 and not by this Section 8.4(a)); provided, however that the requirement that the condition in this Section 8.4(a) shall be satisfied shall expire upon the day that is ninety (90) days from the date hereof.
     (b) The waiting period under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

     8.5 PG Restructuring. The PG Restructuring transactions shall have been consummated, other than (x) the failure to obtain by Closing consents to the assignment of no more than five percent (5%) of Contracts that are to be assigned out of the Operating Company pursuant to the PG Restructuring; provided, that such Contracts shall be subject to Section 6.19, and (y) the failure of transfers contemplated thereby to have occurred that, in the aggregate, do not have a material impact on the Seller and its Affiliates; provided, however, that the requirement that the condition in this Section 8.5 shall be satisfied shall expire upon the day that is ninety (90) days after the date hereof.
SECTION 9
EMPLOYEES
     9.1 Employees at Closing; Notice. As of the Closing Date, the Operating Company will not have any employment, consulting or similar arrangement with any employee other than the Transferred Employees. The Purchaser shall notify the Seller in writing (by email or telecopy to the Seller’s Director of Human Resources) as to each Transferred Employee whose employment with the Operating Company is terminated (whether initiated by the Operating Company or by the Transferred Employee) within one (1) year following the Closing Date.
     9.2 Treatment of Annual Bonuses. With respect to annual bonuses or sales commissions, as applicable, that are unpaid as of the Closing Date but that would otherwise be payable under the applicable Employee Benefit and Compensation Plans in respect of the portion of calendar year 2007 through the Closing Date to Transferred Employees who would have been eligible to receive any such bonus or commission assuming such Transferred Employees had remained employed by an Affiliate of the Seller through December 31, 2007 or such other applicable duration as required under the terms of the applicable Employee Benefit and Compensation Plan (each a “2007 Bonus”): (a) on the Closing Date, the Seller shall provide the Purchaser with Schedule 9.2, which schedule shall set forth the name of each Transferred Employee who is entitled to receive a 2007 Bonus payment and the target amount thereof; (b) as soon as reasonably practicable following the Closing, the Seller shall pay to the Operating Company an amount equal to the pro rated portion of the 2007 Bonuses, which will be calculated by multiplying the total amount of the 2007 Bonuses (based on annualized performance through the Closing Date, if necessary or appropriate to determine such amount) that would be payable under the Seller’s applicable bonus and commission plans by a fraction, the numerator of which is equal to the number of days between and including January 1, 2007 and the Closing Date, and the denominator of which is equal to 365; and (c) promptly following such payments, the Purchaser shall cause the Operating Company to pay to each Transferred Employee an amount equal to such Transferred Employee’s pro rated portion of the 2007 Bonuses, which will be calculated by multiplying the total amount of such Transferred Employee’s 2007 Bonus (as determined above) under the Seller’s applicable bonus and commission plans by a fraction, the numerator of which is equal to the number of days between and including January 1, 2007 and the Closing Date, and the denominator of which is equal to 365. Immediately prior to the Closing, the Operating Company shall, to the extent not previously paid, pay all bonuses in respect of 2006 to the Business Employees.

     9.3 Stay Bonus Arrangements. The Seller and the Purchaser will jointly cause the Operating Company to enter into agreements (the “Stay Bonus Letter”), providing stay bonuses (the “Stay Bonuses”) to those Business Employees and Retained Employees selected by the Seller consistent with the methodology previously communicated to the Purchaser, and the Purchaser shall, with respect to the Transferred Employees, cause the Operating Company to honor such Stay Bonus Letters and pay such Stay Bonuses; provided, however, that in the event any such employees’ employment terminates, Seller shall be permitted to provide the same Stay Bonus Letters to such employee’s replacement so long as such replacement employee obtained his or her position through internal promotions or transfers. The amount of the Stay Bonus that will be provided to each such Business Employee and Retained Employee will be in such amounts as determined by the Seller consistent with the methodologies previously communicated to the Purchaser, except that the aggregate amount of Stay Bonuses to Retained Employees shall not exceed one hundred and fifty thousand dollars ($150,000) and the aggregate amount of all Stay Bonuses shall not exceed seven million dollars ($7,000,000). Each Transferred Employee will receive payment of his or her respective stay bonus from the applicable Company or the Operating Company in two equal payments, with (x) the first payment scheduled for the earlier of the Closing Date and December 31, 2007 and (y) the second payment scheduled for the earlier of three (3) months after the Closing Date and March 31, 2008. For any Business Employee whose employment is terminated prior to the Closing Date without cause, the Seller shall incur the costs of paying the applicable Stay Bonus (to the extent the Stay Bonus is not forfeited pursuant to the terms of the applicable Stay Bonus Letter). For any Transferred Employee whose employment is terminated after the Closing Date but before the scheduled payment date without cause (a “Purchaser Terminated Employee”), the Purchaser shall incur the costs of paying the applicable Stay Bonus (to the extent the Stay Bonus is not forfeited pursuant to the terms of the applicable Stay Bonus Letter). For all other Transferred Employees not described in the previous two sentences, the Purchaser shall cause the Operating Company to pay the applicable Stay Bonus (to the extent the Stay Bonus is not forfeited pursuant to the terms of the applicable Stay Bonus Letter), and the Seller shall reimburse the Purchaser for fifty percent (50%) of all such Stay Bonuses promptly following payment thereof, plus an additional five hundred thousand dollars ($500,000).
     9.4 Other Employee Matters.
     (a) Pre-Closing Employee Benefits. The Seller shall cause the Operating Company or any of its applicable Affiliates to continue employee benefits to all Business Employees from the date hereof until the Closing Date.
     (b) Business and Retained Employees.
               (i) As soon as reasonably practicable after the FTC Preliminary Approval Date, but not later than forty-five (45) days prior to the Closing, the Seller shall deliver to the Purchaser a true and complete list of all Business Employees and shall allow the Purchaser to inspect the personnel files and other documentation relating to the Business Employees. As soon as reasonably practicable after the delivery of such list, the Purchaser and the Seller shall cooperate to arrange for meetings with Seller’s managers and the Business Employees at which the Purchaser will have an opportunity to describe its expectations regarding the integration of the Packaged Gas Business with its existing operations. Seller shall provide to

Purchaser, not later than twenty (20) days prior to the Closing, a true and complete updated Schedule DEF-P, with Purchaser to provide its consent(s) to any changes or additions to such designations subsequent to the execution of this Agreement, no later than ten (10) days prior to the closing, in accordance with of the definition of “Retained Employee” in this Agreement.
               (ii) After the FTC Preliminary Approval Date, but not later than forty-five (45) Business Days prior to the Closing, the Seller will make the Business Employees available for interview by the Purchaser during reasonable business hours following reasonable prior notice (and outside the presence of the Seller).
               (iii) From the date of execution hereof until the Closing, the Seller and its Affiliates shall not make any offer to any Business Employees to induce or otherwise encourage such Business Employees to become or remain employed by the Seller or its Affiliates after the Closing.
     (c) Employee Information. Subject to applicable Law, the Seller shall provide, on the Closing Date, complete personnel files for each Transferred Employee.
     (d) Transferred Employees. Business Employees who are employed by the Operating Company (or are on approved leave) immediately prior to the Closing shall be referred to as “Transferred Employees”. To the extent permitted by applicable law, a list of Business Employees on an approved leave, the date such approved leave is expected to end (if available) and the reason for such approved leave will be provided on the updated Schedule 4.20(f)-2.
     (e) Employee Benefits.
               (i) The Purchaser or its Subsidiaries shall extend, on the Closing Date, the Purchaser’s then-existing employee welfare benefit plans (including severance and long- and short-term disability coverage) and employee pension benefit plans, both as defined in Section 3 of ERISA, to the Transferred Employees employed by the Operating Company on reasonably comparable terms on which similarly situated employees of the Purchaser participate in such plans; provided, that (A) Transferred Employees who were not eligible to participate in a comparable plan of the Seller as of the Closing Date shall be subject to each applicable Purchaser’s plans’ eligibility waiting period (but will nonetheless receive credit for all service periods with the Operating Company as described in the following sentence) and (B) with respect to Transferred Employees who are receiving payments or benefits under a short-term disability program immediately prior to the Closing Date, the Purchaser or its Subsidiaries shall continue such payments (but not benefits) at the same levels after the Closing Date. For all purposes of such employee benefit plans (including severance), programs and arrangements, including eligibility, participation, vesting and benefit accrual (other than for benefit accrual for any defined benefit pension plan), the Purchaser shall credit Transferred Employees for prior service with the Seller and its Affiliates and to the extent the Seller and its Affiliates recognized such service, except to the extent such credit would result in duplication of benefits for the same period of service. For the period commencing on the Closing Date and ending one year following the Closing Date (the “Covered Period”), the Purchaser shall cause each Transferred Employee to receive the same annual base salary or hourly wage (it being understood that policies regarding pay rates for, and availability of, shift premiums, overtime pay, differential pay may vary so long as Transferred Employees are not treated differently than other similarly situated employees of the Purchaser) and substantially comparable aggregate incentive compensation opportunity (excluding equity-based compensation) as was applicable immediately prior to the Closing.
               (ii) At Closing, the Seller will cease to cover Transferred Employees under the Linde Severance Plan. Prior to the Closing, the Purchaser shall adopt (and maintain during the Covered Period) an amendment to the Purchaser Severance Plan (the “Amended Purchaser Severance Plan”) in the form attached as Exhibit H.
               (iii) Effective as of the Closing Date, the Purchaser shall (a) cause its group health plans to cover all Transferred Employees and dependents of such Transferred Employees who are covered under an Employee Benefit and Compensation Plan that is a group health plan as of the Closing Date and to be responsible (in accordance with the Purchaser’s employee welfare benefit plans and employee pension benefit plans) for expenses incurred by such Transferred Employees and dependents on or after the Closing Date, (b) waive proof of insurability requirements for initial extension of both basic and optional benefit coverage under its group health plans or other group insurance welfare benefit plans, (c) credit deductible payments and co-insurance payments made in the year of the Closing by such Transferred Employees and their dependents under the Seller’s group health plans for expenses incurred prior to the Closing Date towards deductibles and stop losses in effect for its group health plans for the year of the Closing, (d) waive all pre-existing condition clauses in its group health plans for such Transferred Employees and their dependents, solely to the extent such preexisting conditions were waived under the Seller’s group health plan and (e) waive eligibility waiting periods for such Transferred Employees and their dependents for any employee benefit plans maintained by the Purchaser as of the Closing Date. For purposes of the preceding sentence, “group health plan” shall have the meaning proscribed in Section 5000(b)(1) of the Code.
               (iv) Immediately upon the Closing, the Transferred Employees shall cease to participate (as an active employee) in any Employee Benefit and Compensation Plans sponsored or adopted by the Seller or its Affiliates.
     (f) Vacation. On or as promptly as practicable after the Closing Date but in no event later than fifteen (15) days after the Closing Date, the Seller shall pay to the Purchaser, in respect of all accrued and unused vacation for each Transferred Employee with respect to the Seller’s fiscal year that includes the Closing Date (the “Current Fiscal Year”), an amount equal to the product of (i) the number of accrued, but unused, vacation days for such Transferred Employee, multiplied by (ii) for such Transferred Employee, the daily eight (8)-hour rate of base salary (or hourly rate of pay, as applicable) that the Seller disclosed to the Purchaser pursuant to Section 4.20(f) (updated for any increase in base salary or hourly rate of pay) as payable to such Transferred Employee immediately prior to the Closing, (each such payment being referred to as a “Vacation Payment”) (provided that the foregoing shall not apply to the extent any liability for such accrued vacation was included in the calculation of the Final Closing NWC Amount). The Purchaser shall, on and after the Closing, cause the Operating Company to either (x) allow each Transferred Employee who has vacation accrued with respect to the Current Fiscal Year, but unused as of the Closing Date, to use such vacation during the balance of the year in which the

Closing Date occurs in accordance with the Employee Benefit and Compensation Plans that are vacation policies or (y) in the event that a Transferred Employee does not use all of his or her accrued but unused vacation as provided in the foregoing clause (x) by the close of business on December 31 of the year of the Closing, the Purchaser shall pay each such Transferred Employee an amount equal to the portion of the Vacation Payment attributable to such remaining accrued but unused vacation days, in each such case to the extent that the Purchaser has received a Vacation Payment with respect to such Transferred Employee. The Seller shall directly pay or cause to be paid to the Transferred Employees, on or as promptly as practicable after the Closing Date, but in no event later than fifteen (15) days after the applicable Business Employee becomes a Transferred Employee, any accrued vacation in respect of (i) any fiscal year prior to the Current Fiscal Year and, (ii) if required by Law, any accrued vacation in respect of the Current Fiscal Year (in which case the Seller would not make a Vacation Payment to the Purchaser with respect to such employee) and the Purchaser would not have any obligations pursuant to the preceding sentence.
     (g) COBRA The Seller shall be responsible for providing such continuation coverage, within the meaning of COBRA, as is required pursuant to COBRA in respect of any Business Employee or “qualified beneficiary” (as defined in COBRA) who incurs a “qualifying event” prior to the Closing. The Purchaser and the Operating Company shall be responsible for providing such continuation coverage as is required under COBRA in respect of any Transferred Employee or qualified beneficiary of a Transferred Employee, in either case, who incurs a qualifying event after the Closing Date.
     (h) U.S. Tax-Qualified Plans. The Seller agrees to permit each Transferred Employee to effect a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balances under any Employee Benefit and Compensation Plan of the Seller and its Affiliates (other than the Operating Company) that is a defined contribution plan intended to qualify under Section 401(a) of the Code including a qualified cash or deferred arrangement under Section 401(k) of the Code (the “Seller 401(k) Plan”) if such rollover is elected in accordance with applicable Law by such Transferred Employee. The Purchaser agrees to cause its defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Purchaser 401(k) Plan”) to accept a direct rollover to the Purchaser 401(k) Plan of such Transferred Employee’s account balances under the Seller 401(k) Plan if such rollover is elected in accordance with applicable Law by such Transferred Employee, including the rollover of such Transferred Employee’s loan balances outstanding under the Seller 401(k) Plan
     (i) Cooperation. After the FTC Preliminary Approval Date, upon the Purchaser providing reasonable notice to the Seller, the Seller shall permit the Purchaser a reasonable opportunity to meet with the Business Employees during the Seller’s and applicable Business Employee’s normal business hours. Such opportunity shall be in accordance with applicable Laws and for the sole purpose of informing such Employees about the terms and conditions of employment with the Purchaser, including information about the Purchaser’s benefit plans. All contact with such Business Employees initiated by the Purchaser will be done at the Business Employee’s principal employment location or another mutually agreed upon location and the Purchaser’s representative may, in the sole discretion of the Seller, be accompanied by at least one Seller representative during such contact (any costs associated with such Seller representative to be borne by the Seller). Any meetings held by the Purchaser with Business Employee outside of the Seller’s and applicable Business Employee’s normal business hours shall be conducted solely on a voluntary basis, and the Seller shall have no liability or obligation with respect thereto.
     (j) WARN. The Seller shall provide to the Purchaser, no later than five (5) days prior to the Closing Date, a list of all employees or former employees of the Seller who have suffered an “employment loss” (as defined in WARN) during the ninety (90)-calendar-day period on or preceding the Closing Date at each “single site of employment” (as defined in WARN) and the date of such employment loss and applicable site of employment for each such person. The Purchaser shall be responsible for any obligation or liability under WARN with respect to “employment losses” which take place on and after the Closing Date. The Seller shall be responsible for any obligation under WARN with respect to “employment losses” which take place prior to the Closing Date. The Seller agrees to cause the Operating Company and any of its applicable Affiliates to not terminate, other than for cause, more than fifteen (15) employees at each “single site of employment” (as defined in WARN) and forty (40) Business Employees in the aggregate within the ninety (90)-calendar day period on or prior to the Closing Date.
     (k) Collective Bargaining Agreements. From and after the Closing, the Purchaser shall cause the Operating Company and any of its applicable Affiliates to honor and be bound by all Collective Bargaining Agreements listed on Schedule DEF-E. If, as a result of, or at any time after, the Closing, the Seller or any current or future ERISA Affiliate incurs a complete or partial withdrawal from a MultiEmployer Plan set forth on Schedule 4.20(a), and if any portion of the resulting Seller liability is attributable in whole or part to contribution history related to contributions made prior to the Closing Date under a Packaged CBA (including with respect to Retained Employees employed at the Retained Real Property in connection with the operation of the Retained Wholesale Acetylene Business or any Transferred Employee), then the Purchaser agrees to indemnify the Seller and such ERISA Affiliates for liability. The Seller shall notify the Purchaser in writing (“Seller’s Notice”) within sixty (60) days of its receipt of any written notice of assessment of withdrawal liability by a MultiEmployer Plan that the Seller claims to be covered by this Section 9.4(k); provided, however, that any delay by the Seller in giving such notice shall not reduce the Seller’s right to indemnification under this Section 9.4(k) except and only to the extent that the Purchaser is actually prejudiced by such delay. The Seller’s Notice shall include, to the extent available, a copy of the assessment and any associated calculations or determinations by the MultiEmployer Plan, along with information supporting the application of this Section 9.4(k) to such assessment. The Purchaser and the Seller shall cooperate in good faith, at the Purchaser’s expense, in disputing the propriety or amount of any such assessment, if warranted. The determination of the Purchaser’s payment obligations under the second sentence of this Section 9.4(k) with respect to such assessment shall be made by an independent actuary selected by mutual agreement of the Seller and the Purchaser; provided, that if the Seller and the Purchaser cannot agree on such actuary within thirty (30) days after the date of Seller’s Notice, the Seller and the Purchaser shall, no later than thirty (30) days after the date of Seller’s Notice, each designate an actuary, and such designated actuaries shall within ten (10) Business Days select a third, independent actuary to make such determination. The Purchaser shall pay its share of such withdrawal liability in either a single-lump sum payment or in installments, consistent with the Seller’s or its ERISA Affiliate’s method of payment of its withdrawal liability to the MultiEmployer Plan, with each payment by the Purchaser to the Seller to be made no later than thirty (30) days prior to the due date of the Seller’s or its ERISA Affiliate’s applicable payment of withdrawal liability to the MultiEmployer Plan (or, if later, ten (10) Business Days after the date on which the independent actuary determines the Purchaser’s share of the liability hereunder).
     (l) Employment Requirements.
          (i) To the extent permitted by Law, on or after the Closing Date, the Purchaser shall be permitted to cause the Business Employees to submit to the Employment Requirements. As used herein, “Employment Requirements” means the following: (A) drug testing requirements for new employees in accordance with the Purchaser’s drug and alcohol policies, including any pre-employment medical drug and alcohol testing and other requirements established by the U.S. Department of Transportation, (B) completion of the Purchaser’s employment application, (C) background checks of the type administered by the Purchaser to similarly situated employees of the Purchaser and in accordance with its existing hiring policies and (D) strength and/or agility testing of the type administered by the Purchaser to similarly situated employees of the Purchaser (whose job duties require certain amounts of physical strength and agility) and in accordance with its existing hiring policies and practices.
          (ii) To the extent any Business Employee fails to satisfy the Employment Requirements as provided in Section 9.4(l)(i), and the Operating Company terminates the employment of such Business Employee as a result thereof, the Operating Company shall bear all of the costs and expenses related to such termination, including severance costs and Employment Claims (and indemnify the Seller for any such costs and expenses; provided, however, that the Seller shall reimburse the Operating Company for fifty percent (50%) of all severance costs payable with respect to such terminations that occur within the ninety (90)-day period immediately following the Closing and represent no more than one percent (1%) of the Business Employees. The Seller’s reimbursement obligation shall not be reduced or otherwise eliminated in the event that more than one percent (1%) of Business Employees are terminated as result of a failure to satisfy the Employment Requirements. Notwithstanding anything to the contrary in this Agreement (and subject to applicable Law), Seller and its Affiliates may employ, or offer employment to, any such terminated Business Employee to mitigate its portion of the severance-related costs so long as it also reimburses Purchaser for its portion of severance related costs and expenses.
SECTION 10
BROKERAGE
     The Seller, on the one hand, and the Purchaser, on the other hand, shall indemnify and hold harmless the other against and in respect of any liability, cost or expense resulting from any agreement, arrangement or understanding made by such party with any third party for brokerage or finders’ fees or other commissions in connection with this Agreement or the transactions contemplated hereby.

SECTION 11
EXPENSES
     Except as otherwise provided herein or therein, each party hereto shall bear all expenses incurred by it in connection with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including all compensation and expenses of their respective counsel, actuaries, financial advisors and accountants, whether or not the Closing shall have occurred (except that such costs and expenses incurred by the Operating Company or any of its Affiliates prior to the Closing shall be borne by the Seller).
SECTION 12
TRANSFER TAXES AND RECORDING EXPENSES
     12.1 Transfer and Recording Taxes. The Seller shall pay all sales, use, value added, transfer, stamp, registration, recording, documentary, excise, real property transfer or gains, or similar Taxes (“Transfer Taxes”) incurred as a result of the transactions contemplated by the PG Restructuring and the Seller, on the one hand, and the Purchaser, on the other hand, agree to each pay one-half of the Transfer Taxes incurred as a result of the other transactions contemplated by this Agreement. The parties shall jointly file all required change of ownership and similar statements. At the Closing, the Seller, on the one hand, and the Purchaser, on the other hand, shall deliver to each other such properly completed resale exemption certificates and other similar certificates or instruments, in form and substance reasonably acceptable to both parties, as are necessary to claim available exemptions from the payment of sales, transfer, use or other similar Taxes under applicable Law.
     12.2 Real and Personal Property Taxes. In the event of any adjustment to real and personal property tax amounts applicable to any of the assets of the Operating Company (including payments under an industrial district agreement or similar agreement) as a result of an audit by any Governmental Body for any period other than the period in which the Closing occurs, the benefits of any such adjustment shall be for the account of and paid to the Seller and for the period in which the Closing occurs shall be prorated between the Seller and the Purchaser based on the amount of time elapsed during such period prior to the Closing and after the Closing, respectively.
SECTION 13
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
     13.1 Survival of Representations and Warranties. The representations, warranties, covenants and agreements contained in this Agreement and the other Transaction Documents shall survive the Closing for the periods specified in Section 13.3, but shall be subject to all limitations and other provisions relating thereto contained in this Agreement. Such representations, warranties, covenants and agreements contained herein are exclusive, and the parties hereto confirm that they have not relied upon any other representations, warranties, covenants and agreements as an inducement to enter into this Agreement or otherwise.

     13.2 Indemnification of the Purchaser. From and after the Closing, subject to the provisions of this Section 13, the Seller agrees to defend, indemnify and hold harmless the Purchaser and its respective Affiliates and their respective officers, directors, agents, employees and representatives and the respective successors and permitted assigns of each of the foregoing (collectively, the “Purchaser Indemnitees”), against and in respect of any costs, damages (at law or in equity), fines, penalties, settlement awards, losses, expenses, claims, obligations or other liabilities (including reasonable legal, expert witness and other expenses incurred in investigating and defending or enforcing any claims or Actions) (collectively, “Losses”), incurred or suffered by the Purchaser Indemnitees arising out of or resulting from:
          (a) a breach of any of the representations or warranties made by the Seller in Section 4 of this Agreement or in the certificate delivered pursuant to Section 7.4;
          (b) a breach of any of the covenants or agreements made or to be performed by the Seller or Guarantor pursuant to this Agreement;
          (c) any Condition (including any Condition listed on Schedule 13.2(c)) on, in, under or migrating from the Owned Real Property or Leased Real Property existing prior to or as of the Closing Date for which there is an affirmative legal obligation of Seller or Purchaser under any Environmental Law to perform Remediation or to correct a violation of Environmental Law;
          (d) any violation of Environmental Law in respect of the operation of the Packaged Gas Business occurring prior to, or as of the Closing Date;
          (e) any failure to comply with the “bulk sales” laws applicable to the transactions contemplated by this Agreement or the Transaction Documents; or
          (f) the Excluded Liabilities.
     The obligations of the Seller hereunder shall bind the successors and assigns of the Seller, including any acquiror of all or substantially all of its assets.. For all purposes of this Section 13.2, a breach of the Seller’s representations and warranties, except with respect to the representations and warranties contained in the first sentence of Section 4.10, shall be determined without regard to any limitation or qualification as to “materiality”, “material”, “materially” or “Business Material Adverse Effect” set forth in such representation or warranty. For the avoidance of doubt, the term “Material” in the definition names of “Business Material Adverse Effect”, “Material Contracts”, “Material Customers” and “Material Permits” shall not be disregarded (i.e., “Material Contracts” shall not be deemed “Contracts”).
     13.3 Duration of Indemnification of the Purchaser. The Seller’s obligations to defend, indemnify and hold harmless the Purchaser Indemnitees under Section 13.2 shall apply only to any Claim Notice (as hereinafter defined) given pursuant to Section 13.8 within the following periods:

Section 13.2(a)	Eighteen (18) months after the Closing Date, except that the Seller’s indemnification obligation with respect to a breach of any representation or warranty contained in (i) Section 4.22 shall survive for forty-eight (48) months after the Closing Date, (ii) the third sentence of Section 4.11(c) shall survive for nine (9) months after the Closing Date, and (iii) Sections 4.1, 4.2, 4.3, 4.4, 4.5, the first sentence of Section 4.11 and 4.23 (the “Excepted Representations”) shall survive until the expiration of the applicable statute of limitations.

Section 13.2(b)	Eighteen (18) months after the Closing Date with respect to covenants and agreements of the Seller that by their terms are to be performed in full prior to or on the Closing Date (“Pre-Closing Covenants”). The applicable statute of limitations with respect to covenants and agreements of the Seller that by their terms are to be performed or completed after the Closing Date.

Section 13.2(c)	Forty-eight (48) months after the Closing Date.

Section 13.2(d)	Forty-eight (48) months after the Closing Date.

Section 13.2(e)-(f)	No time limit; provided, that the Seller’s indemnification obligation with respect to any claims in respect of Taxes shall only survive until the expiration of the applicable statute of limitations.
     13.4 Limitations on Indemnification of the Purchaser.
               (a) (i) The Seller’s obligations to defend, indemnify and hold harmless the Purchaser Indemnitees under Section 13.2(a) shall apply only after the Purchaser Indemnitees have suffered Losses under Sections 13.2(a) (except for those in respect of the Excepted Representations) in excess of an aggregate of three million two hundred thousand dollars ($3,200,000), after which the Seller shall only be obligated to indemnify for Losses in excess of such amount (the “Basket Amount”); provided, that in calculating whether the Basket Amount has been obtained, only Losses in excess of seventy five thousand dollars ($75,000) (or ten million dollars ($10,000,000) in respect of the representations and warranties in Sections 4.8 and 4.9) in respect of any breach or breaches arising out of the same or a series of related facts, circumstances, events or conditions, shall be considered. The Seller will be obligated only to indemnify and hold harmless the Purchaser Indemnitees under Sections 13.2(a) (except for those based upon, arising out of or otherwise in respect of the Excepted Representations) (A) for Losses in excess of seventy five thousand dollars ($75,000) in respect of any breach or breaches arising out of the same or a series of related facts, circumstances, events or conditions (the “Minimum Claim Amount”), (B) for losses in excess of ten million dollars ($10,000,000) in respect of any breach or breaches arising out of the same or a series of related facts, circumstances, events or conditions in respect of the representations and warranties in Sections 4.8 and 4.9 (the “Minimum Financial Claim Amount”) and

(C) up to an aggregate amount not to exceed twenty percent (20%) of the Purchase Price (the “Maximum Amount”). Notwithstanding the foregoing provisions of this Section 13.4(a), with respect to Sections 13.2(b) through (f), the Purchaser shall be entitled to receive indemnification payments without regard to whether the aggregate amount of all other indemnification payments shall have exceeded, in the aggregate, the Basket Amount or shall have exceeded, in the aggregate, the Maximum Amount. Any claim which is within the description of Section 13.2(a) and which is also within the description of any of Sections 13.2(b) through 13.2(f), shall be deemed to be asserted and treated hereunder for all purposes as a claim arising out of Sections 13.2(b) through 13.2(f), as appropriate, as long as such claim has been initially asserted as such. In addition, any claim brought pursuant to Section 13.2(a) asserting a breach of Section 4.22 shall be deemed asserted and treated for all purposes hereunder pursuant to Section 13.4(a)(ii) below.
               (ii) In addition to any other limitation on Seller’s obligations under Section 13.2, notwithstanding any provision of this Agreement to the contrary, the Seller shall have no duty to defend, indemnify or hold harmless the Purchaser Indemnitees regarding any Losses indemnified pursuant to Sections 13.2(a) (as relating to a breach of Section 4.22), (c) or (d) (provided, that any claim that is within the description of Sections 13.2(a) (as relating to a breach of Section 4.22), (c) or (d) which is also within the description of Section 13.2(f) shall be deemed to be asserted and treated hereunder for all purposes as a claim under Section 13.2(f)) (“Environmental Losses”): (A) for which an appropriate Claim Notice has not been provided by Purchaser by the date forty-eight (48) months following the Closing, (B) which do not, in the aggregate, exceed one million dollars ($1,000,000) (the “Environmental Basket Amount”); provided, however, to the extent that Environmental Losses do exceed the Environmental Basket Amount, five hundred thousand dollars ($500,000) of Environmental Losses attributable to achieving the Environmental Basket Amount shall be subject to indemnification, (C) which relate to any specific Real Property site to the extent Environmental Losses regarding each such specific Real Property site do not, in the aggregate, exceed fifty thousand dollars ($50,000), except that, with respect to the Real Property sites identified on Schedule 13.4(a) (the “Large Production Sites”), such amount shall be one hundred and seventy-five thousand dollars ($175,000), or (D) which exceed, in the aggregate, thirty million dollars ($30,000,000)(the “Environmental Cap”); provided, however, that the Environmental Basket Amount and Environmental Cap shall not apply to claims brought pursuant to Section 13.2(c) with respect to the matter(s) identified on Schedule 13.2(c).
          (b) For purposes of Section 13.4(a), in computing individual or aggregate amounts of such claims, the amount of each claim shall be deemed to be an amount net of any adjustments to the Purchase Price pursuant to Section 2.3 to the extent that such adjustments specifically compensate the Purchaser and its Affiliates with respect to such claims.

          (c) Remediation of Particular Matters. The Seller’s obligation to indemnify the Purchaser Indemnitees pursuant to Section 13.2 shall be subject to and limited by the following conditions:
               (i) Seller’s Remediation. The Seller shall have the right but not the obligation to conduct and control the management of any Remediation that is subject to indemnification pursuant to this Agreement (any such Remediation for which the Seller makes such an election, a “Seller’s Remediation”). In furtherance of this right, prior to initiating any Remediation regarding which the Purchaser may seek indemnification pursuant to Section 13.2 hereof, the Purchaser shall notify the Seller of such Environmental Liability and its intention to undertake such Remediation. The Seller shall, within thirty (30) days of the Seller’s receipt of such notice (or reasonable shorter period, in the case of an emergency Remediation), indicate to the Purchaser that (i) it intends to undertake said Remediation or (ii) that more information is needed from the Purchaser before the Seller can reasonably determine that the Purchaser’s claim would be subject to indemnification pursuant to this Agreement. The Purchaser shall promptly respond to such requests for information (to the extent such information is reasonably available to the Purchaser) and, within thirty (30) days after the Seller’s receipt of such information, the Seller shall notify the Purchaser as to whether it shall undertake such Remediation. Prior to a determination by the Seller that they shall undertake such actions pursuant to this Section 13.4(c)(i), the Purchaser shall take only those actions necessary to comply with applicable Environmental Law or to address Conditions that pose an immediate and acute health risk.
               (ii) Purchaser’s Remediation. Without any limitation to Section 13.4(c)(iv), in undertaking any Remediation for which the Purchaser shall seek indemnification pursuant to Section 13.2 of this Agreement, the Purchaser shall: (A) utilize only such actions which (1) are necessary to resolve and discharge the Environmental Liability in question, and (2) employ the most cost-effective means available that is consistent with good business practice and the use of the property immediately prior to the Closing Date and is acceptable to the relevant Governmental Body; (B) initiate and diligently pursue until completion all such actions in compliance with all applicable Law, including all Environmental Law; (C) not cause, through its own action or inaction, any undue delay in obtaining written notice from the appropriate Governmental Body that no further investigation or remediation is necessary with respect to the matter in question; and (D) provide copies to the Seller of all material correspondence and reports prior to the Purchaser undertaking any Remediation work at a Real Property site. In particular, the Purchaser shall provide to the Seller, for the Seller’s review and comment, the Purchaser’s proposed Remediation plan, which shall include the data, evaluations, reports and other information upon which the Purchaser relied in preparing its proposed Remediation plan. The Seller shall provide comments to the Purchaser on the proposed Remediation plan, which the Purchaser shall not unreasonably reject, within sixty (60) days (or, in the event that submission of the Remediation plan is required in less than sixty (60) days under applicable Environmental Law, then within a reasonable time prior to the submission of the Remediation plan, provided that the Purchaser shall use commercially reasonable efforts to obtain an extension of time for submission of such plan) of the receipt thereof, after which the Purchaser shall provide the final Remediation plan to the Seller for the Seller’s approval, which approval may not be unreasonably withheld or delayed.
               (iii) Remediation of Leased Real Property. In the event that an Action is commenced against the Purchaser after the Closing relating to an Environmental Liability on a Leased Real Property:
               (A) If such Environmental Liability is not identified as having arisen in connection with the Seller’s or any of its Affiliates’ conduct of the Packaged Gas Business, the Purchaser shall first demand indemnification from the lessor of the Leased Real Property for any liability relating to the Environmental Liability. The Purchaser shall thereafter seek in good faith to obtain such indemnification from such lessor; provided, however, that if such lessor refuses or fails to assume the defense of the matter and to indemnify the Purchaser for all losses related to the matter, the Purchaser may require the Seller to provide such indemnification as would otherwise be available under this Section 13. In such applicable circumstances, the Purchaser shall assign to the Seller all rights it has under the lease and at Law to recover from the lessor any losses relating to the Environmental Liability in question.
               (B) If such Environmental Liability is identified as having arisen in connection with the Seller’s or any of its Affiliates’ conduct of the Packaged Gas Business, all of the otherwise applicable obligations of the Seller with respect to indemnification of the Purchaser for such matters under this Section 13 shall apply.
               (iv) Mitigation of Indemnified Environmental Losses.
               (A) the Purchaser agrees to cooperate with the Seller and to take all commercially reasonable actions to avoid and minimize Losses under or relating to Environmental Laws or Hazardous Substances that would otherwise be subject to Seller’s obligations under this Section 13, including (1) not undertaking, or soliciting or importuning any Governmental Body to require, any Remediation or invasive environmental investigation unless affirmatively required to do so by Environmental Laws or other applicable Laws and (2) agreeing to the imposition of reasonable deed or use restrictions or institutional or engineering controls to the extent that the foregoing facilitate the cost-effective Remediation of any relevant property and do not materially interfere with the conduct of the operations at the property as conducted as of the Closing Date. Notwithstanding the foregoing, the performance of a reasonable voluntary invasive environmental investigation at a relevant Real Property that (x) is performed in good faith at the request of a bona fide and unrelated prospective purchaser of the relevant Real Property or the operations performed at the relevant Real Property, (y) is completed prior to the second (2nd) anniversary of the Closing Date, and (z) none of Purchaser and its Affiliates urged or importuned in any way the prospective purchaser’s request for or performance of such invasive environmental investigation shall not constitute a breach of the obligations imposed under Section 13.4(c)(iv)(A)(1) of this Agreement.
                    (B) In addition to any other limitations on Seller’s obligations that may apply, with respect to any claim that any of the Purchaser Indemnitees may assert under or relating to Environmental Laws or Hazardous Substances, the Seller shall have no obligation with respect to such claim to the extent the Losses: (1) arise out of any breach of the Purchaser’s covenants under this Section 13.4(c)(iv), (2) arise out of any Remediation using a cleanup or remedial standard or method that is more stringent or costly than necessary for the continued use of any property or facility as it was last used by the Seller prior to the Closing Date under Environmental Laws applicable as of the Closing Date, (3) are ordinary costs of any post-Closing operation, construction, demolition or renovation of any properties or facilities owned, leased or operated by any Purchaser Indemnitee, and (4) result from any change in Environmental Laws or other applicable Laws after the Closing Date.
     13.5 Indemnification of the Seller. Subject to the provisions of this Section 13 and subject to the terms of any subsequent agreement entered into between the Guarantor and/or its Affiliates and the Purchaser, the Purchaser agrees to defend, indemnify and hold harmless the Seller and its Affiliates and their respective officers, directors, agents, employees and representatives and the respective successors and assigns of each of the foregoing (the “Seller Indemnitees”), regardless of any investigation made at any time by or on behalf of any Seller Indemnitee or any information any Seller Indemnitee may have, against and in respect of any Losses incurred by the Seller Indemnitees arising out of or resulting from:
          (a) a breach of any of the representations or warranties made by the Purchaser in Section 5 of this Agreement or in the certificate delivered pursuant to Section 8.3;
          (b) a breach of any of the covenants or agreements made or to be performed by the Purchaser or its successors pursuant to this Agreement;
          (c) to the extent not subject to the Seller’s duty to indemnify the Purchaser pursuant to Section 13.2, any Action brought or claim made by a Third Party resulting from the use of Seller Marks by the Purchaser or the Operating Company after the Closing;
          (d) to the extent not subject to Seller’s duty to indemnify Purchaser pursuant to Section 13.2, any liability or obligation including under or relating to Environmental Laws or Hazardous Substances (other than Excluded Liabilities) of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, or any claim, demand or condition asserted with respect to the operation of the Packaged Gas Business or the Operating Company by the Purchaser or the Operating Company arising out of events occurring after the Closing Date or the Purchaser’s or any of its Affiliates’ ownership, control or operation of the Operating Company and the Packaged Assets after the Closing;

          (e) to the extent not subject to the Seller’s duty to indemnify the Purchaser pursuant to Section 13.2, Losses arising on or after the Closing Date under the Packaged Contracts and the Real Property Leases other than liabilities, obligations and expenses arising out of or relating to any breach or default by the Seller, the Operating Company or any of their respective Affiliates prior to the Closing of any of their respective obligations under the Contracts or Real Property Leases; or
          (f) to the extent not subject to the Seller’s duty to indemnify the Purchaser pursuant to Section 13.2, Losses (including any Environmental Liabilities and any Actions) related to or arising out of the Purchaser’s, the Operating Company’s, or any of their Affiliates’ (or any of their successors’) conduct of the Packaged Gas Business after the Closing Date or the Purchaser’s or any of its Affiliates’ ownership, control or operation of the Operating Company and the Packaged Assets after the Closing.
     The obligations of the Purchaser hereunder shall bind the successors and assigns of the Purchaser, including any acquiror of all or substantially all of its assets.
     For all purposes of this Section 13.5, a breach of the Purchaser’s representations and warranties shall be determined without regard to any limitation or qualification as to “materiality”, “material”, “materially” or “material adverse effect” set forth in such representation or warranty. For the avoidance of doubt, the term “Material” in the definition names of “Business Material Adverse Effect”, “Material Contracts”, “Material Customers” and “Material Permits” shall not be disregarded (i.e., “Material Contracts” shall not be deemed “Contracts”).
     13.6 Duration of Indemnification of the Seller. The Purchaser’s respective obligations to defend, hold harmless and indemnify the Seller Indemnitees under Section 13.5 shall apply only to any Claim Notice given pursuant to Section 13.8 within the following periods:

Section 13.5(a)	Eighteen (18) months after the Closing Date, except that the Purchaser’s indemnification obligation with respect to a breach of any representation or warranty contained in Sections 5.1 or 5.2 shall survive until the expiration of the applicable statute of limitations.

Section 13.5(b)	Eighteen (18) months after the Closing Date with respect to covenants and agreements of the Purchaser that by their terms are to be performed in full prior to or on the Closing Date. The applicable statute of limitations with respect to covenants and agreements of the Purchaser that by their terms are to be performed or completed after the Closing Date.

Section 13.5(c)-(f)	No time limit; provided, that the Purchaser’s indemnification obligation with respect to any claims in respect of Taxes shall survive until the expiration of the applicable statute of limitations.

     13.7 Limitation on Indemnification of the Seller. The Purchaser’s obligation to defend, indemnify and hold harmless the Seller Indemnitees under Section 13.5(a) shall apply only after the Seller Indemnitees have suffered Losses under Section 13.5(a) in excess of the Basket Amount, after which the Purchasers shall only be obligated to indemnify Losses in excess of such amount; provided, that in calculating whether the Basket Amount has been obtained, only Losses in excess of seventy five thousand dollars ($75,000) in respect of any breach or breaches arising out of the same or a series of related facts, circumstances, events or conditions shall be considered. The Purchaser will be obligated only to indemnify and hold harmless Seller Indemnitees under Sections 13.5(a) (except for those based upon, arising out of or otherwise in respect of Section 5.1 or 5.2) (a) for Losses in excess of the Minimum Claim Amount and (b) up to an aggregate amount equal to the Maximum Amount. Notwithstanding the foregoing provisions of this Section 13.7, with respect to Sections 13.5(c) through (f) only, the Seller shall be entitled to receive indemnification payments without regard to the individual or aggregate amount thereof and without regard to whether the aggregate amount of all other indemnification payments shall have exceeded, in the aggregate, the Basket Amount or shall have exceeded, in the aggregate, the Maximum Amount. Any claim which is within the description of Section 13.5(a) which is also within the description of either of Sections 13.5(b) and 13.5(c), shall be deemed to be asserted and treated hereunder for all purposes as a claim arising out of Sections 13.5(b) and 13.5(c), as appropriate, as long as such claim has been initially asserted as such.
     13.8 Procedure for Indemnification. The procedure for indemnification with respect to claims under Section 13.2 and Section 13.5 shall be as follows:
          (a) The party claiming indemnification (the “Indemnified Party”) shall give written notice to the party from whom it is seeking indemnification (the “Indemnifying Party”), of any claim for indemnification or any other Action or Tax Action promptly after receiving notice or becoming aware thereof (a “Claim Notice”), and such notice shall specify in reasonable detail (i) the factual basis for such claim, (ii) the amount of the claim to the extent that it can be reasonably estimated and (iii) the provision of this Agreement under which such indemnification is claimed and a reasonable description of the basis under this Agreement for such claim; provided, however, that, without limiting Section 13.3, any delay by the Indemnified Party in giving such notice shall not reduce the Indemnified Party’s right to indemnification under this Agreement except and only to the extent that the Indemnifying Party is actually prejudiced by such delay.
          (b) If such notice from the Indemnified Party pertains to a claim or demand by a Third Party, then the Indemnifying Party shall have sixty (60) days (or, if applicable, until the substantial completion of discovery in connection with the Action) following receipt of such notice (so long as the Indemnified Party has cooperated with the Indemnifying Party and complied with this Section 13.8) to (i) make such investigation of the claim or demand as the Indemnifying Party deems necessary or desirable and (ii) notify the Indemnified Party of whether or not the Indemnifying Party desires to defend the Indemnified Party against such claim or demand at its sole cost and expense (subject to the limits contained in this Section 13); provided, however, that the Indemnifying Party shall not have the right to defend or direct the defense of any such claim, suit or demand unless (x) such claim, suit or demand does not seek remedies in addition to monetary damages that are reasonably likely to be awarded, (y) the counsel selected by the Indemnifying Party is reasonably satisfactory to the Indemnified Party, and (z) the Indemnified Party is given the opportunity, at its option, to participate at its own cost and expense and with counsel of its own choosing. During such sixty (60)-day (or longer, if applicable) period, the Indemnified Party shall make such filings, including motions for continuance (and answers if a motion for continuance has not been granted), as may be necessary to preserve the parties’ positions and rights with respect to such claim or demand and if the Indemnifying Party desires to assume the defense of such action it shall first acknowledge that it is fully responsible for Losses incurred by the Indemnified Party relating to such Action and shall reimburse the Indemnified Party for all reasonable costs and expenses incurred prior to the date that the Indemnifying Party assumed the defense of such Action.
          (c) During the sixty (60)-day (or longer, if applicable) period under Section 13.8(b) and thereafter, if the Indemnifying Party elects to defend the Indemnified Party against such third party claim or demand in accordance with Section 13.8(b), the Indemnified Party shall cooperate with the Indemnifying Party and its counsel with respect to any such claim or demand, including by making available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Upon confirmation by the Indemnifying Party of its desire to assume the defense of such claim or demand on the terms set forth above, the Indemnifying Party shall not be liable to the Indemnified Party for any legal fees and expenses subsequently incurred by the Indemnified Party; provided, however, that if, in the reasonable opinion of outside counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable legal fees and expenses of one separate counsel to the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense, it may do so at its sole cost and expense. The Indemnifying Party shall keep the Indemnified Party reasonably informed of all material developments and furnish copies to the Indemnified Party of all material papers filed with a court or sent to or from the opposing party or parties. The Indemnified Party shall not settle, compromise, discharge or otherwise admit to any liability for any claim or demand without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not settle, compromise, discharge or otherwise admit to any liability for any claim or demand without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless such settlement fully and finally releases the Indemnified Party from all claims and involves only the payment of money.
          (d) If the Indemnifying Party elects not to defend the Indemnified Party against such third party claim or demand, the Indemnified Party shall have the right to defend the claim or demand through appropriate proceedings and shall have the sole power to direct and control such defense. The Indemnifying Party shall have the right, at its sole cost and expense, to participate and consult in the defense thereof with counsel of their own choosing and the Indemnified Party shall consider in good faith the reasonable suggestions, comments and concerns of the Indemnifying Party. No such participation shall be deemed an admission that the Indemnifying Party is liable for such claim or demand or that the Indemnified Party is entitled to indemnification hereunder in connection therewith.

Notwithstanding the foregoing but subject to the proviso to this sentence, the Seller shall retain and assume the defense of all third party claims with respect to any Action relating to any Excluded Business, at its expense and with counsel of its choice; provided, that the Seller shall not have the right to defend or direct the defense of any Action that relates to an Excluded Business unless such claim, suit or demand does not seek remedies in addition to monetary damages that are reasonably likely to be awarded. The Purchaser shall cooperate with the Seller and its counsel with respect to any such claim or demand with respect to any Excluded Business by providing, at the Seller’s expense, reasonable access to the Real Property, properties, written Contracts and other assets, books and records and officers of the Operating Company and making available to the Seller, at the Seller’s expense, all witnesses, pertinent records, materials and information in the possession of the Purchaser or its Affiliates or under their control relating thereto as is reasonably required by the Seller, or to the extent that the defense of any Action relating to the any Excluded Business is not assumed by the Seller then the Seller shall provide such similar cooperation and access as set forth above to the Purchaser in connection with the defense of such Action relating to any Excluded Business. The Seller shall keep the Purchaser reasonably informed of all material developments and furnish copies to the Indemnified Party of all material papers filed with a court or sent to or from the opposing party or parties. No Indemnified Party shall pay or permit to be paid, any part of a third party claim relating to any Action relating to any Excluded Business without the prior written consent of the Seller (which consent will not be unreasonably withheld or delayed), unless the failure to do so would be in violation of any applicable Law or Order. The Seller shall not settle, compromise, discharge or otherwise admit to any liability for any claim or demand relating to any Action that relates to an Excluded Business without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed), unless such settlement fully and finally releases the Operating Company and any other related Indemnified Party from all claims and involves only the payment of money by the Seller. Without limiting the foregoing, from and after the Closing, with respect to any Third Party Claim or any Action relating to any Excluded Business, the Indemnified Party shall, and shall cause its Affiliates to, at the Indemnifying Party’s expense (i) furnish to the Indemnifying Party such information as the Indemnifying Party shall reasonably request and (ii) make available to the Indemnifying Party their employees whose assistance, testimony or presence is reasonably requested by the Indemnifying Party to assist the Indemnifying Party in evaluating, defending or prosecuting any such Claims, Litigation or Liability, including the presence and testimony of such persons as witnesses in hearings or trials for such purposes. With respect to any Action relating to any Excluded Business, the Purchaser and its Affiliates hereby acknowledge and agree that from and after the Closing, subject to the terms hereof, the Seller shall have the right to continue prosecuting and defending such Action that relates to any Excluded Business in the name of the Operating Company and the parties shall cooperate with each other to place the Seller as the real party in interest in such Action that relates to an Excluded Business. Without limiting the rights of the Purchaser to be indemnified in connection with such Action, any claims or counterclaims of the Indemnified Party in connection with any Action that relates to an Excluded Business shall be for the benefit of, and controlled by, the Indemnifying Party, and the Indemnified Party shall turn over and make available to the Indemnifying Party any proceeds, settlement payments or other amounts recovered in connection therewith. With respect to any Third Party Claim or Action that relates to an Excluded Business, the Purchaser shall cause the Indemnified Parties (including the Operating Company) to act within the reasonable direction of the Indemnifying Party and to execute and deliver all such agreements, filings, pleadings, affidavits, instruments and other documents and take and do all such other actions and things as may be reasonably requested by the Indemnifying Party in order to vest, perfect, confirm, maintain, preserve, protect and enforce its rights under this Section 13. The parties agree that they have a common interest in defending against any Third Party Claims or Action that relates to an Excluded Business and further agree that communications between and among attorneys for such parties in furtherance of such common interest shall be subject to the joint defense privilege.
     13.9 Payment Limitation. Payments by any Indemnifying Party shall be limited to the amount of any loss or damage that remains after deducting therefrom any (i) Tax Benefit to the Indemnified Party, (ii) any insurance proceeds relating thereto actually received by the Indemnified Party (net of the amount of any insurance deductible or similar amounts deducted therefrom or self-insured retentions assumed by the Indemnified Party), and (iii) any indemnity, contribution or other similar payment relating thereto actually received by the Indemnified Party; provided, that in the case of subsections (ii) and (iii) of this Section 13.9, the Indemnified Party shall use commercially reasonable efforts to pursue or otherwise seek to obtain any insurance proceeds under any insurance policy (other than self-insurance or retrospective policies) or any indemnity, contribution or other similar payment but that the Indemnified Party shall have no obligation to engage in any litigation in connection therewith); provided, however, that the Purchaser Indemnified Parties shall have no obligation to make any claim under any insurance policy or seek to obtain any indemnity or similar payment in respect of Losses related to any Excluded Liability. If an Indemnified Party receives such insurance proceeds or indemnity, contribution or other similar payments for which it has received indemnification, such party shall pay over to the Indemnifying Party the amount of such insurance proceeds or indemnity, contribution or other similar payments when received. In computing the amount of any Tax Benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any indemnified loss; provided, that if a Tax Benefit is not realized in the taxable period during which an Indemnifying Party makes an indemnification payment or the Indemnified Party incurs or pays any loss, the parties hereto shall thereafter make payments to one another at the end of each subsequent taxable period to reflect the net Tax Benefits realized by the parties hereto in each such subsequent taxable period.
     13.10 Tax Matters.
          (a) Tax Audits and Contests; Cooperation.
          (i) After the Closing Date, except as provided in (ii) and (iii) of this Section 13.10(a), the Purchaser shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Operating Company (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a “Contest”).
          (ii) In the case of a Contest after the Closing Date that relates solely to Taxes for which the Purchaser is indemnified under Section 13.2(a), the Seller shall control the conduct of such Contest, but the Purchaser shall have the right to participate in such Contest at its own expense, and the Seller shall not be able to settle, compromise and/or concede any portion of such Contest that is reasonably likely to affect the Tax liability of the Operating Company for any taxable year (or portion thereof) beginning after the Closing Date without the reasonable consent of the Purchaser, which consent shall not be unreasonably withheld or delayed; provided, that if the Seller fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by the Seller of notice of such Contest, the Purchaser shall have the right to assume control of such Contest and shall be able to settle, compromise and/or concede such Contest in its sole discretion.
      (iii) In the case of a Contest after the Closing Date that relates both to Taxes for which the Purchaser is indemnified under Section 13.2(a) and Taxes for which the Purchaser is not indemnified under Section 13.2(a), the Purchaser shall control the conduct of such Contest, but the Seller shall have the right to participate in such Contest at its own expense, and the Purchaser shall not settle, compromise and/or concede such Contest without the consent of the Seller, which consent shall not be unreasonably withheld or delayed.
      (iv) In the case of a Tax that is contested in accordance with the provisions of this Section 13.10, payment of such contested Tax will not be considered due earlier than the date a “final determination” to such effect is made by such Governmental Body or a court. For this purpose, a “final determination” shall mean a settlement, compromise, or other agreement with the relevant Governmental Body, whether contained in an IRS Form 870 or other comparable form, or otherwise, such as a closing agreement with the relevant Governmental Body, an agreement contained in IRS Form 870-AD or other comparable form, an agreement that constitutes a “determination” under Section 1313(a)(4) of the Code, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.
      (v) The Seller and the Purchaser agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Operating Company and the Packaged Gas Business as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest. The Seller and the Purchaser shall reasonably cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to Operating Company (or its income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 13.10(a)(v). Any information obtained under this Section 13.10(a)(v) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.
      (vi) Each of the Purchaser and the Operating Company, on the one hand, and the Seller, on the other hand, shall (a) use their reasonable best efforts to properly retain and maintain the tax and accounting records of the Operating Company or any of its Affiliates that relate to Pre-Closing Tax Periods for six (6) years and shall thereafter provide each other with written notice prior to any destruction, abandonment or disposition of all or any portions of such records, (b) transfer such records to each other upon written request prior to any such destruction, abandonment or disposition and (c) allow each other and their Affiliates and their respective agents and representatives, at times and dates reasonably and mutually acceptable to the parties, to from time to time inspect and review such records as they may deem necessary or appropriate; provided, however, that in all cases, such activities are to be conducted during normal business hours and at the reviewing party’s sole expense. Any information obtained under this Section 13.10(a)(vi) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.
          (b) Preparation of Tax Returns and Payment of Taxes.
          (i) In the case of Tax Returns that are filed with respect to a taxable period that ends on or prior to the Closing Date, the Seller shall prepare such Tax Return in a manner consistent with past practice, except as otherwise required by Law.
          (ii) In the case of Tax Returns that are filed with respect to Straddle Periods (as defined in Section 13.10(c)), the Purchaser shall prepare such Tax Return in a manner consistent with past practice, except as otherwise required by law. For the avoidance of doubt, the Seller shall be responsible for any Pre-Closing Taxes due in respect of such Straddle Period Tax Returns. The Purchaser shall notify the Seller of any amounts due from Seller in respect of any such Tax Return no later than ten (10) Business Days prior to the date on which such Tax Return is due, and Seller shall remit such payment to Purchaser no later than five (5) Business Days prior to the date such Tax Return is due.
     (c) Straddle Periods. For purposes of this Agreement, in the case of any Taxes of the Operating Company that are payable with respect to any Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes that constitutes Pre-Closing Taxes shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis with respect to the business or assets of the Operating Company or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 13.10(c) shall be computed by reference to the level of such items on the Closing Date. The parties hereto will, to the extent permitted by applicable law, elect with the relevant Governmental Body to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.
     13.11 Exceptions.
          (a) The Seller shall have no liability under any provisions of this Agreement for any losses and damages to the extent that such losses and damages are caused by actions taken by the Purchaser and its Affiliates after the Closing Date. In connection with calculating the amount of Losses that a Purchaser Indemnitee is entitled to recover under Section 13.2 (other than a Loss arising out of or resulting from a willful breach of any of the covenants or agreements set forth in this Agreement) (a “Covered Loss”), no party shall be liable for consequential, special, indirect, incidental, punitive, lost profit or other expectancy damages (including any damages computed or determined on the basis of a diminution in value or using any multiple of any financial measure, including earnings, EBITDA, book value or any similar item that may have been used in arriving at the Purchase Price or that may be reflective of the Purchase Price), except (i) to the extent consequential, special, indirect, incidental, punitive, lost profit or other expectancy damages are awarded to a third party against an Indemnified Party in circumstances in which such Indemnified Party is entitled to indemnification hereunder or (ii) in accordance with Section 13.11(b).
          (b) Notwithstanding the other provisions of this Section 13.11, in calculating the amount of Losses that a Purchaser Indemnitee is entitled to recover with respect to Covered Losses, the Purchaser shall be entitled to receive the amount of such Losses determined by the diminution in value of the Packaged Gas Business (“Diminution in Value Losses”), but subject to the following:
     (i) No claim under Section 13.2 for Covered Losses that are not available under Section 13.11(a) (without giving effect to clause (ii) thereof) but are available under Section 13.11(b) (a “Section 13.11(b) Claim”) shall be available, and no such Covered Losses shall be recoverable, if and to the extent the Seller can demonstrate that the value of the Packaged Gas Business at Closing, based on, among other things, the multiples of EBITDA set forth in the Framework Agreement, are equal to or in excess of the Purchase Price paid by the Purchaser (it being understood that the Purchaser shall provide all information reasonably requested by the Seller to establish such value);
     (ii) No Section 13.11(b) Claim in connection with a claim hereunder shall be able to be made with respect to any individual claim, or series of related claims, and no such Losses relating thereto shall be recoverable, unless and until the Purchaser Indemnitees have suffered Diminution in Value Losses in respect of any individual claim or series of related claims in excess of seven million five hundred thousand dollars ($7,500,000) and in excess of thirty five million dollars ($35,000,000) in the aggregate (it being understood that in calculating whether such thirty five million dollar ($35,000,000) amount has been met, only claims meeting the foregoing seven million five hundred thousand dollar ($7,500,000) limit shall be included), after which, subject to the other terms of this Agreement, the Seller shall be obligated to indemnify the Purchaser Indemnitees for all of such amount (it being understood that amounts counted toward any basket contained in one provision of this Agreement may be counted toward any other applicable basket amount contained in any other provision of this Agreement);

     (iii) The Purchaser and the Purchaser Indemnitees shall each (i) use its reasonable best efforts to mitigate the amount of any Diminution in Value Loss, including by making reasonable best efforts to mitigate or resolve any related claim, liability or Loss and (ii) provide the Seller a reasonable opportunity to remedy or reduce such Losses; provided, that any failure to so mitigate shall not, in and of itself, result in a loss of the right to bring the related indemnifiable claim but shall be considered in determining the amount of indemnifiable Losses to which a party is entitled hereunder; and
     (iv) In the event a Purchaser Indemnitee commences an Action to recover Diminution in Value Losses in connection with a Section 13.11(b) Claim and it is determined by a court of competent jurisdiction that such claim did not have a good faith or reasonable basis or to have been otherwise frivolous, then the Purchaser Indemnitee shall pay the Seller an amount equal to three (3) times the reasonable costs and expenses the Seller incurred in connection with such Action.
     13.12 Exclusive Remedy. The parties hereby acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement, including under or relating to any Environmental Laws or Hazardous Substances, shall be pursuant to the indemnification provisions set forth in this Section 13 (other than with respect to the Transaction Documents and the remedies provided for therein and other than claims of, or causes of action arising from, fraud). In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (x) in the case of the Purchaser, that the Purchaser may have against the Seller and the Guarantor and its Affiliates and (y) in the case of the Seller, that the Seller may have against the Purchaser (in both cases, other than with respect to the other Transaction Documents and the remedies provided for therein and other than claims of, or causes of action arising from, fraud) in connection with the transactions contemplated hereby other than the remedies expressly provided in this Section 13.
     13.13 Mitigation. The parties shall cooperate with each other with respect to resolving any claim under this Section 13, and shall use commercially reasonable efforts to mitigate any related liability or Loss with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim, liability or Loss; provided, that any failure to so mitigate shall not, in and of itself, result in a loss of the right to bring the related indemnifiable claim but shall be considered in determining the amount of indemnifiable Losses to which a party is entitled hereunder.
     13.14 Additional Limitations on Indemnification.
     (a) Notwithstanding anything in the Bulk Gas Agreement to the contrary, for the avoidance of doubt, from and after the Closing, none of the Seller, the Guarantor or any of their Affiliates shall have any obligation to indemnify any Purchaser Indemnitee thereunder for any Loss to the extent arising out of or resulting from the Packaged Gas Business, including the ownership or operation of the Packaged Assets, the Packaged Contracts and the Real Property Leases, any product, equipment or service manufactured, offered, sold, leased or licensed in connection therewith, Environmental Liabilities related to the Packaged Gas Business, the

Packaged Assets, the Real Property Leases or the Real Property, the Packaged Intellectual Property and the Business Employees, it being understood that indemnification and allocation of liabilities with respect thereto are exclusively set forth in this Agreement. This Section 13.14(a) shall not limit the Seller’s indemnification obligations under this Agreement.
     (b) Notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt, from and after the Closing, none of the Seller, the Guarantor or any of their Affiliates shall have any obligation to indemnify any Purchaser Indemnitee hereunder for any Loss to the extent arising out of or resulting from the Bulk Gas Business, including the ownership or operation of the Bulk Assets, the Bulk Contracts and the Real Property Leases, any product, equipment or service manufactured, offered, sold, leased or licensed in connection therewith, Environmental Liabilities related to the Bulk Gas Business, the Bulk Assets, the Real Property Leases or the Real Property, the Bulk Intellectual Property and the Business Employees, it being understood that indemnification and allocation of liabilities with respect thereto are exclusively set forth in the Bulk Gas Agreement. This Section 13.14(b) shall not limit the Seller’s indemnification obligations under the Bulk Gas Agreement. For the purposes of this provision, capitalized terms used in this Section 13.14(b) shall have the meaning ascribed to them in the Bulk Gas Agreement.
     (c) Notwithstanding anything in the Bulk Gas Agreement or herein to the contrary but subject to Section 13.14(a) and (b), if applicable, a claim for indemnification of Losses may be made under this Agreement and the Bulk Gas Agreement, except that any such claim shall count toward any applicable threshold, deductible, basket or cap, including those contained in Sections 13.4, 13.7 and 13.11 hereunder and under the Bulk Gas Agreement, in only one agreement and not both.
SECTION 14
TERMINATION OF AGREEMENT
     14.1 Events of Termination. This Agreement and the transactions contemplated hereby may be terminated or abandoned at any time prior to the Closing Date as follows:
     (a) upon the written agreement of the Seller and the Purchaser;
     (b) at the election of the Purchaser, if (i) the Seller has breached any representation or warranty contained in this Agreement such that the condition to the Closing set forth in Section 7.1 would not be satisfied or (ii) the Seller has breached any covenant or agreement contained in this Agreement such that the condition to the Closing set forth in Section 7.2 would not be satisfied, which breach is, in either case, not cured by the date that is thirty (30) days after written notice of such breach is given by the Purchaser to the Seller;
     (c) at the election of the Seller, if (i) the Purchaser has breached any representation or warranty contained in this Agreement such that the condition to the Closing set forth in Section 8.1 would not be satisfied or (ii) the Purchaser has breached any covenant or agreement contained in this Agreement such that the condition to the Closing set forth in

Section 8.2 would not be satisfied, which breach is, in either case, not cured by the date that is thirty (30) days after written notice of such breach is given by the Seller to the Purchaser; or
     (d) upon written notice by either the Seller or the Purchaser, if the Closing Date shall not have occurred before the date which is one hundred and eighty (180) days after the date hereof (the “Original Termination Date”) or such later date in accordance with the succeeding proviso, for any reason other than (i) the failure of the party seeking to terminate this Agreement to perform its obligations hereunder or (ii) a breach of a representation or warranty by the party seeking to terminate this Agreement, which, in either case, would give the other party the right to terminate this Agreement; provided, that in the event that as of the Original Termination Date all of the conditions to closing set forth in Sections 7 and 8 (other than the conditions to closing set forth in Sections 7.6(b) and 8.4) have been satisfied (as certified as appropriate by each party) then, at the election of the Purchaser, the Original Termination Date shall be extended by the Purchaser by a period of up to forty two (42) additional days (such extension to be exercised by written notice to such effect specifying the period (in increments of seven (7) days) of extension and delivered to the Seller no later than five (5) Business Days prior to the Original Termination Date) and all conditions to Closing (other than the conditions to closing set forth in Sections 7.6(b)) contained in Section 7 shall be deemed to be satisfied and forever waived in connection with any subsequent Closing, except to the extent that the subsequent failure of any condition following the Original Termination Date that was so deemed to have been satisfied and waived has resulted from, or been caused by, the intentional breach by the Seller or the Purchaser, as applicable, of any of their respective covenants as contained in this Agreement or to the extent that any condition certified to by the Seller or the Purchaser, as applicable was not satisfied as of the Original Closing Date notwithstanding the delivery of a certificate to that effect.
     14.2 Consequences of Termination.
     (a) If this Agreement shall be terminated pursuant to Section 14.1, this Agreement shall thereafter become void and no party shall have any further obligation to the other hereunder, except as set forth in Sections 10, 11, this Section 14.2 and Section 14.3; provided, however, that (i) if the Seller shall have the right to terminate this Agreement pursuant to Section 14.1(c), or (ii) if the Purchaser shall have the right to terminate this Agreement pursuant to Section 14.1(b), it is expressly understood and agreed that, the terminating party’s right to pursue all legal remedies for any willful breach of this Agreement occurring prior to such termination shall survive such termination unimpaired.
     (b) Upon any termination of this Agreement, each of the parties agrees on behalf of itself and its Affiliates that, from and after such termination date until the second (2nd) anniversary thereof, neither it nor any of its Affiliates shall, directly or indirectly, solicit or hire for employment (or make offers of employment to, or accept any business services from (including as a consultant)) any employee of the other party or its Affiliates; provided, that the restrictions under this subsection (b) shall not apply to any party who terminates this Agreement pursuant to Section 14.1(b) or (c), as applicable.
     14.3 Special Termination Fee and Rights upon Termination.

     (a) Notwithstanding anything to the contrary contained in this Agreement, in the event that this Agreement is terminated prior to the Closing (other than if terminated by the Purchaser due to a breach by the Seller pursuant to Section 14.1(b) in circumstances where the Purchaser is not in material breach of this Agreement, then the Purchaser shall pay to the Seller an amount equal to eleven million dollars ($11,000,000) (the “Termination Fee”); provided, that the amount of the Termination Fee shall be increased (i) by an amount equal to one million and five hundred thousand dollars ($1,500,000) for each seven (7)-day period during the first twenty one (21)-day period after the Original Termination Date that the Original Termination Date is extended in accordance with Section 14.1(d) and (ii) by an amount equal to two million dollars ($2,000,000) for each seven (7)-day period during the second twenty one (21)-day period (immediately following the first twenty one (21)-day period after the Original Termination Date described in the foregoing clause (i) that the Original Termination Date is extended in accordance with Section 14.1(d) (in each case, such increase shall be prorated based on the number of days elapsed during such seven (7)-day period prior to the termination date).
     (b) The termination fees payable in accordance with Section 14.3(a) shall be paid simultaneously with the termination of this Agreement and shall be paid in immediately available funds to an account designated in writing by the Seller. The termination fee payable in accordance with Section 14.3(a) shall be payable in the circumstances provided above, whether or not the Purchaser has breached or otherwise failed to comply with this Agreement, and shall not be an exclusive remedy in the event of any such breach or failure to comply.
SECTION 15
CONSENT TO JURISDICTION; SERVICE OF PROCESS;
DISPUTE RESOLUTION; WAIVER OF JURY TRIAL
     15.1 General Disputes.
     (a) The Seller, on the one hand, and the Purchaser, on the other hand, shall attempt in good faith to resolve any dispute, controversy or claim between them arising out of or relating to this Agreement, including any dispute over the breach, termination, interpretation, or validity hereof (the “Dispute”). Each party may request through written notice that the Dispute be referred to senior executives of the parties who have authority to resolve the Dispute. The executives shall attempt to resolve the Dispute by agreement within thirty (30) days of such notice. In attempting to resolve the Dispute the parties shall not be waiving and shall not be deemed to have waived any rights which they may have under this Agreement or otherwise as a result of the resolution of a Dispute pursuant to this Section 15.1.
     (b) If the parties to the Dispute are unable to resolve the Dispute as provided in Section 15.1(a), then the Dispute shall be resolved in accordance with this Section 15.1(b) unless the parties otherwise agree to an alternative dispute resolution procedure. All Actions arising out of or relating to the Transaction Documents shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York; provided, further that to the extent that any Action has an indispensable party that is not subject to jurisdiction in the State of

New York, such Action will be heard and determined in a court with jurisdiction over such Person. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
     (c) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.1(c).
SECTION 16
ENFORCEMENT OF CERTAIN PROVISIONS AND SPECIFIC PERFORMANCE
     16.1 Enforcement of Certain Provisions. If any of the covenants contained in this Agreement or any part thereof, is hereafter construed to be invalid or unenforceable under any Law, the same shall not affect the remainder of the covenant or covenants, which shall be given full force and effect, without regard to the invalid portions. If any of the covenants contained in this Agreement or any part thereof, is held by a court of competent jurisdiction to be unenforceable because of the duration of such provision or the geographic area covered thereby or for any other reason, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision or otherwise modify the terms of any such covenant and, in its reduced form, said provision shall then be enforceable; provided, however, that any such reduction or modification shall apply only with respect to the operation of such Section in the jurisdiction of such court.
     16.2 Specific Performance. The parties hereto agree that, prior to Closing, irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties, prior to Closing, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

SECTION 17
GUARANTY
     17.1 Guaranty. The Guarantor absolutely, unconditionally and irrevocably guarantees to the Purchaser the full, complete and timely compliance with and performance of all agreements, covenants and obligations of the Seller under this Agreement and the other Transaction Documents (the “Seller Obligations”) and shall take any and all action necessary to cause the Seller to perform the Seller Obligations (collectively, the “Guaranty”). The Guaranty shall be deemed to include, the Guarantor’s obligation to satisfy any and all present and future payment obligations of the Seller arising in connection with this Agreement and the other Transaction Documents, in each case, when and to the extent that, any of the same shall become due and payable or performance of or compliance with any of the same shall be required. The Guaranty constitutes an absolute, unconditional, irrevocable and continuing guarantee of payment and performance and the Guarantor shall be liable for any breach of any of the Seller Obligations. The Guaranty shall remain in full and effect and shall be binding on the Guarantor and its successor and assigns until all Seller Obligations have been satisfied in full.
     17.2 No Impairment. The Guarantor’s obligations under the Guaranty shall not be subject to any reduction, limitation, impairment or termination for any reason (other than by indefeasible payment and performance in full of the Seller Obligations) and shall not be subject to any defense, counterclaim, set-off or deduction and shall remain in full force and effect without regard to, and shall not be released, impaired or discharged by any circumstance or condition (whether or not the Guarantor shall have any knowledge or notice thereof) whatsoever that might constitute a legal or equitable discharge or defense in any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to Guarantor or Seller or their respective properties or their creditors or any action taken by any trustee or receiver or by any court in any such proceeding.
     17.3 Waiver. The Guarantor unconditionally waives: (a) all notices and demands that may be required by Law or otherwise to preserve any rights against the Guarantor under the Guaranty, including notice of the acceptance of this Agreement or the Guaranty and (b) right of diligence, presentment, demand, notice of dishonor, protest, filing of any claim, notice of nonpayment and all other notices and demands.
SECTION 18
BULK SALES LAW
     The Purchaser hereby waives compliance by the Seller with the provisions of the bulk sales Law of any state, including with respect to Tax.
SECTION 19
PUBLIC ANNOUNCEMENTS
     Prior to the Closing Date, no press release or other public announcement, or communication with any news media, shall be made by or on behalf of any party hereto concerning this Agreement or the transactions contemplated hereby without providing prior written notice thereof to the other party, except as may be required by applicable Law or the regulations or listing rules of any securities exchange. The parties shall cooperate as to the timing and contents of any such press release, public announcement or communication.
SECTION 20
NOTICES
     All notices and all other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by registered or certified mail, postage prepaid (return receipt requested), sent by facsimile (receipt of which is confirmed) or sent by a nationally recognized overnight courier to a party at the following address (or at such other address for a party as shall be specified by like notice):
If to the Seller or the Guarantor:
Linde AG
Leopoldstrasse 252
80807 Munich
Germany
Facsimile: +49 89 35757-1115
Attention: Georg Denoke
with a copy to each of:
Linde Gas Inc.
6055 Rockside Woods Blvd.
Independence, Ohio 44131
Facsimile: (216) 642-6715
Attention: Mark D. Weller, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Facsimile: (212) 455-2502
Attention: Peter S. Malloy, Esq.
If to the Purchaser:
Airgas, Inc.
259 North Radnor-Chester Road
Suite 100
Radnor, Pennsylvania 19087-5283
Facsimile: (610) 687-3187
Attention: Dean A. Bertolino, Esq.

with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Facsimile: (212) 757-3990
Attention: Robert B. Schumer, Esq.
     Each such notice or other communication shall be effective at the time of receipt if delivered personally or sent by facsimile (with receipt confirmed) or nationally recognized overnight courier (with receipt confirmed), or three (3) Business Days after being mailed, registered or certified mail, postage prepaid, return receipt requested.
SECTION 21
EXTENSIONS AND WAIVERS
     This Agreement may not be amended, supplemented or otherwise modified in any respect except by an instrument in writing of even or subsequent date hereto duly executed by the parties hereto. The parties hereto may not (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any documents delivered pursuant to this Agreement or (c) waive compliance with or modify any of the covenants or agreements contained in this Agreement and waive or modify performance of any of the obligations of any of the parties hereto, except by an instrument in writing signed by the parties purporting to be bound thereby.
SECTION 22
ENTIRE AGREEMENT
     This Agreement, including the Schedules and Exhibits attached hereto which are hereby incorporated by reference contain all the terms agreed upon among the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications, whether oral or written with respect to such subject matter.
SECTION 23
GOVERNING LAW; SERVICE OF PROCESS ON GUARANTOR
     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW OR CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
     BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, THE GUARANTOR (I) IRREVOCABLY DESIGNATES AND APPOINTS CT CORPORATION SYSTEM (THE “GUARANTOR AGENT”) AS ITS AUTHORIZED AGENT UPON WHICH PROCESS MAY BE SERVED IN ANY SUIT OR PROCEEDING ARISING OUT OF OR

RELATING TO THIS AGREEMENT AND (II) AGREES THAT SERVICE OF PROCESS UPON THE GUARANTOR AGENT SHALL BE DEEMED, IN EVERY RESPECT, EFFECTIVE SERVICE OF PROCESS UPON THE GUARANTOR IN ANY SUCH SUIT OR PROCEEDING. THE GUARANTOR FURTHER AGREES, AT ITS OWN EXPENSE, TO TAKE ANY AND ALL ACTION, INCLUDING THE EXECUTION AND FILING OF ANY AND ALL SUCH DOCUMENTS AND INSTRUMENTS, AS MAY BE NECESSARY TO CONTINUE SUCH DESIGNATION AND APPOINTMENT OF THE GUARANTOR AGENT IN FULL FORCE AND EFFECT. THE FOREGOING SHALL NOT LIMIT THE RIGHTS OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
SECTION 24
TRANSFERABILITY; NO THIRD PARTY BENEFICIARIES
     The respective rights and obligations of each party hereto shall not be assignable by such party without the written consent of the other party, except that any party without such consent may assign its rights and obligations under this Agreement to (a) any one or more Subsidiary of such party or (b) any successor in the event of a merger, consolidation, sale of all or substantially all of its assets, liquidation or dissolution (provided any such assignee pursuant to the foregoing clause (a) or (b) executes and delivers to such other party an agreement satisfactory in form and substance to such other party under which such assignee assumes and agrees to perform and discharge all the obligations and liabilities of the assigning party), but any such permitted assignment shall not relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees. Nothing herein express or implied is intended to confer upon any Person, other than the parties hereto and their respective successors and permitted assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Any attempted or purported assignment in violation of this Section 24 shall be null and void.
SECTION 25
SEVERABILITY
     If any provision hereof or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
SECTION 26
COUNTERPARTS
     This Agreement may be executed in any number of counterparts with the same effect as if the signatures to each such counterpart were upon the same instrument.
[Signatures follow on next page]

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its duly authorized representative in its name and on its behalf as of the date first above written.

SELLER:

LINDE GAS INC.

By: /s/ Patrick F. Murphy Name: Patrick F. Murphy Title: President

PURCHASER:

AIRGAS, INC.

By: /s/ Leslie J. Graff Name: Leslie J. Graff Title: Sr. Vice President

For purposes of Sections 6.4, 6.5, 6.6, 6.9,
6.11, 6.19, 17 and 23 of this Agreement only:

GUARANTOR:

LINDE AKTIENGESELLSCHAFT

By: /s/ Aldo Belloni Name: Aldo Belloni Title: Member of the Executive Board

By: /s/ George Denoke Name: George Denoke Title: CFO
[Packaged Gas Business Equity Purchase Agreement]